Registration No. 333-175768

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-6

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. 2
Post-Effective Amendment
and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment 1

Principal National Life Insurance Company Variable Life Separate Account
(Exact Name of Registrant)

Principal National Life Insurance Company
(Name of Depositor)

Principal Financial Group, 711 High Street, Des Moines, Iowa 50392
(Address of Depositor’s Principal Executive Offices)

(515) 248-3842
(Depositor’s Telephone Number, including Area Code)

Charles M. Schneider
Principal National Life Insurance Company
The Principal Financial Group
Des Moines, Iowa 50392-0300
Telephone Number, Including Area Code: (515) 246-5688

(Name and Address of Agent for Service)
Please send copies of all communications to:
John W. Blouch, Esq.
Drinker Biddle & Reath, LLP
1500 K Street, N.W.
Washington, DC 20005-1209

Principal Variable Universal Life Income III
(Title of Securities Being Registered)

Pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Registrant hereby declares that an indefinite number of its Principal Variable Universal Life Income III insurance policies are being registered under the Securities Act of 1933.
(Amount of Securities Being Registered)

As soon as practicable after the effective date of this Registration Statement
(Approximate Date of Proposed Public Offering)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRINCIPAL VARIABLE UNIVERSAL LIFE INCOME IIISM

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
(the “Policy”)

Issued by Principal National Life Insurance Company (the “Company”) through its

Principal National Life Insurance Company Variable Life Separate Account

This prospectus is dated December 13, 2011.

This prospectus describes an individual-flexible premium variable universal life insurance policy offered by the
Company.

As in the case of other life insurance policies, it may not be in Your best interest to buy this Policy as a replacement for, or in addition to, existing insurance coverage. The Policy involves investment risk, including possible loss of principal.

This prospectus provides information that You should know before buying a Policy. It is accompanied by current prospectuses for the Underlying Mutual Funds that are available as investment options under the Policy. Please read these prospectuses carefully and keep them for future reference.

The Securities and Exchange Commission (“SEC”) has not approved or disapproved this security or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Not all the contract provisions, benefits, programs, features, and investment options described in this prospectus are available or approved for use in every state. This prospectus offers a Policy which may not be available in all states and is not an offer to sell or solicitation of an offer to buy the Policy in states in which the offer or solicitation may not be lawfully made. No person is authorized to give any information or to make any representation in connection with this Policy other than those contained in this prospectus.

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SUMMARY: BENEFITS AND RISKS

This is a brief summary of the Policy’s features. More detailed information follows later in this prospectus.

POLICY BENEFITS

Death Benefits and Proceeds
The Company guarantees to pay a death benefit for as long as the Policy is in force. The death proceeds are paid to the beneficiary(ies) when the Insured dies. Death proceeds are calculated as of the date of death of the Insured. The amount of the death proceeds is:
· the death benefit plus interest (as explained in DEATH BENEFITS AND POLICY VALUES — Death Proceeds);
· minus Loan Indebtedness;
· minus any overdue Monthly Policy Charges (Overdue Monthly Policy Charges arise when a Policy is in a grace period and the Net Surrender Value is insufficient to cover the sum of the cost of insurance and of additional benefits provided by any rider plus other policy charges).

Death proceeds are paid in cash or applied under a benefit payment option.

The Policy provides for three death benefit options. A death benefit option is elected on the application. We will issue the Policy with Death Benefit Option 1 if You do not elect a death benefit option on the application. Subject to certain conditions, the death benefit option may be changed after the Policy has been issued.

Premium Payment Flexibility
You may choose the amount and frequency of premium payments (subject to certain limitations).

Policy Values
The Policy Value reflects Your premium payments, partial surrenders, policy loans, unpaid loan interest, policy expenses, interest credited to the Fixed Accounts, and/or the investment experience of the Divisions. There is no guaranteed minimum Division value.

Policy Loans
A loan may be taken using the Policy as collateral. The maximum loan amount is 90% of the Net Surrender Value.

Full Surrender
The Policy may be surrendered and any Net Surrender Value paid to the Owner. If the full surrender is within ten years of the Policy Date or a Face Amount increase, a surrender charge is imposed.

Partial Surrender
On or after the first policy anniversary, a Policy may be partially surrendered and the proceeds paid to the Owner.
The surrender charge does not apply to partial surrenders.

Adjustment Options
The Face Amount may be increased or decreased unless the Policy is in a grace period or if Monthly Policy Charges are being waived under a rider.

Face Amount Increase
The minimum amount of an increase is $50,000 ($10,000 for special underwriting programs) and is subject to Our underwriting guidelines in effect at the time the increase is requested.

Face Amount Decrease
On or after the first policy anniversary, a decrease in Face Amount may be requested if the request does not decrease the Face Amount below $100,000. Cumulative Face Amount decreases in Policy Years two through five cannot exceed 35% of the Initial Face Amount.

Maturity Proceeds
If the Insured is living on the Maturity Date, We will pay the Owner an amount equal to the Net Surrender Value unless the Extended Coverage Rider is in effect. Maturity proceeds are paid in cash lump sum or applied under a

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benefit payment option. The Policy terminates on the Maturity Date unless extended by the Extended Coverage
Rider.

POLICY RISKS

Risks of Poor Investment Performance
Your Policy Value will fluctuate depending on the investment performance of the Divisions to which You allocate Your premium payments. Poor investment performance could diminish Your entire Policy Value and death benefit.

Positive investment performance does not guarantee that Your Policy Value will equal the total of Your premium payments after deducting applicable Policy and rider charges. Certain Policy and rider charges are higher during earlier Policy Years than during subsequent Policy Years. This has a more negative impact on Policy Value during earlier Policy Years, making the Policy not suitable as a short-term savings vehicle.

Policy Termination (Lapse)
Surrender charges apply in the first ten Policy Years (and the first ten Policy Years after a face increase) and reduce the Policy Value available to collect policy charges. A Policy will enter a grace period and is at risk of terminating
(meaning You will no longer have any life insurance coverage) if the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge, unless (i) during the first ten Policy Years, the no-lapse guarantee test is met or
(ii) after the first ten Policy Years, the Policy has the Death Benefit Guarantee Rider and its terms are met. A policy may be at risk of terminating due to insufficient premium payments, poor investment results, partial surrenders, or
Loan Indebtedness. If a Policy is at risk of terminating, We will notify You that the Policy will terminate without value unless You make a required premium payment by the end of the grace period. A Policy may be reinstated within three years after it has lapsed, subject to certain conditions.

Limitations on Access to Surrender Value
Unscheduled Partial Surrenders
· Two unscheduled partial surrenders may be made in a Policy Year. The total of the amount(s) surrendered may not be greater than 75% of the Net Surrender Value (as of the date of the request for the first unscheduled partial surrender in that Policy Year).
· The Face Amount may be reduced by the amount of the unscheduled partial surrender.

Scheduled Partial Surrenders
· Partial surrenders may be scheduled on a monthly, quarterly, semiannual, or annual basis.
· Each scheduled partial surrender may not be greater than 90% of the Net Surrender Value (as of the date of the scheduled partial surrender).
· The Face Amount may be reduced by the amount of the scheduled partial surrender.

Full Surrenders
If the full surrender is within ten years of the Policy Date or a Face Amount increase, a surrender charge is imposed.
Surrender charges are calculated based on the number of years the Policy was in force.

Adverse Tax Consequences
Termination of the Policy for any reason other than death of the Insured may have adverse tax consequences. If the amount received by the Owner plus any Loan Indebtedness exceeds the premiums paid into the Policy, then the excess generally will be treated as taxable income.

Distributions from a Modified Endowment Contract during the life of the Insured are taxed as if the Policy is a deferred annuity, therefore partial surrenders and loans may be taxable as ordinary income to the extent there are earnings in the Policy.

In certain employer-sponsored life insurance arrangements, participants may be required to report for income tax purposes, one or more of the following:
· the value each year of the life insurance protection provided;
· an amount equal to any employer-paid premiums; or
· some or all of the amount by which the current value exceeds the employer’s interest in the Policy.

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Participants should consult with the sponsor or the administrator of the plan, and/or with their personal tax or legal adviser, to determine the tax consequences, if any, of their employer-sponsored life insurance arrangements.

Federal estate taxes and state and local estate, inheritance and other taxes may become due depending on applicable law and Your circumstances or the circumstances of the Policy’s beneficiary(ies) if You or the Insured dies.

There are other tax issues to consider when You own a life insurance policy. These are described in more detail in
TAX ISSUES RELATED TO THE POLICY.

Risks of Underlying Mutual Funds
A comprehensive discussion of the risks of each Underlying Mutual Fund may be found in the Underlying Mutual
Fund’s prospectus. As with all mutual funds, as the value of an Underlying Mutual Fund’s assets rise or fall, the fund’s share price changes. If You sell Your Units in a Division (each of which invests in an Underlying Mutual Fund)
when their value is less than the price You paid, You will lose money.

Equity Funds
The biggest risk is that the fund’s returns may vary, and You could lose money. The equity funds are each designed for long-term investors who can accept the risks of investing in a portfolio with significant common stock holdings.
Common stocks tend to be more volatile than other investment choices. The value of an Underlying Mutual Fund’s portfolio may decrease if the value of an individual company in the portfolio decreases. The value of an Underlying
Mutual Fund’s portfolio could also decrease if the stock market goes down.

Income Funds
A fundamental risk of fixed-income securities is that their value will fall if interest rates rise. Since the value of a fixed-
income portfolio will generally decrease when interest rates rise, the Underlying Mutual Fund’s share price may likewise decrease. Another fundamental risk associated with fixed-income securities is credit risk, which is the risk that an issuer will be unable to make principal and interest payments when due.

International Funds
The international Underlying Mutual Funds have significant exposure to foreign markets. As a result, their returns and price per share may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in a particular country.

Fund of Funds
A fund of funds is subject to the particular risks of the underlying funds in the proportions in which the fund of funds invests in them, and its share prices will fluctuate as the prices of underlying funds shares rise or fall with changing market conditions. In addition, a fund of funds indirectly bears its pro rata share of the management fees incurred by the underlying funds thus the cost of investing in a fund of funds will generally be higher than the cost of investing in a fund that invests directly in individual stocks and bonds.

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SUMMARY: FEE TABLES

The following tables describe the fees and expenses that You will pay when buying, owning, and surrendering the
Policy. The first table describes the fees and expenses that You will pay at the time that You buy, surrender the
Policy, or transfer cash value between investment options.

Transaction Fees
Charge	When Charge is Deducted	Amount Deducted
Sales Charge	upon receipt of premium

Maximum		5.00% of premium paid up to Target Premium(1)

Current		4.25% of premium paid up to Target
Premium(1)(2)
Taxes (federal, state and local)	upon receipt of premium

Maximum		3.25% of premium paid

Current		3.25% of premium paid
Surrender Charge(3)	from surrender proceeds
(full surrender of Policy)

Maximum		$55.83 per $1,000 of Face Amount

Minimum		$6.30 per $1,000 of Face Amount

Current Charge for Representative Insured		$15.81 per $1,000 of Face Amount
(The representative insured is a 40-year
old male in Policy Year one)
Transfer Fee for Unscheduled	upon each unscheduled Division
Division Transfer(4)	transfer after the first
unscheduled Division transfer in
a Policy Year

Maximum		$25 per unscheduled transfer

Current		none
Illustration Fee	upon each illustration after the first
illustration in a Policy Year
Maximum		$25.00

Current		None

Optional Insurance Benefits
Accelerated Benefits Rider (processing fee)	at the time of death benefit
advance

Maximum		$150 administrative fee

Current		None
Death Benefit Advance Rider (processing	at the time of death benefit
fee)	advance
Maximum		$150 administrative fee

Current		None

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Transaction Fees
Charge	When Charge is Deducted	Amount Deducted
Life Paid-Up Rider	on the date rider benefit begins

Maximum		13.50% of Policy Value

Current
(if Policy is issued with the guideline		3.50% of Policy Value
premium/ cash value corridor test)(5)

Current		7.50% of Policy Value
(if the Policy is issued with the cash value
accumulation test)(5)
Surrender Value Enhancement Rider	upon receipt of premium

Maximum		3.00% of premium paid in excess of Target
Premium

Current		3.00% of premium paid in excess of Target
Premium

The following table describes the fees and expenses that You will pay periodically during the time that You own the
Policy, not including Underlying Mutual Fund fees and expenses.

Periodic Charges Other Than Underlying Mutual Fund Operating Expenses
Charge	When Charge is Deducted	Amount Deducted
Cost of Insurance(3)	monthly

Maximum		$83.33 per $1,000 of Net Amount At Risk(6)

Minimum		$0.01 per $1,000 of Net Amount At Risk(6)

Current Charge for Representative Insured		$0.10 per $1,000 of Net Amount At Risk(6)
(The representative Insured is a 40 year-old
male with a risk classification of preferred
non-tobacco in Policy Year one)
Asset Based Charge	monthly

Maximum		0.15% of Net Policy Value (annualized charge)

Current		0.15% of Net Policy Value (annualized charge)
Monthly Administration Charge	monthly

Maximum		$25.00 per month

Current		$25.00 per month(7)

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Periodic Charges Other Than Underlying Mutual Fund Operating Expenses
Charge	When Charge is Deducted	Amount Deducted
Monthly Policy Issue Charge(3)	monthly

Maximum		$1.09 per $1,000 of Face Amount

Minimum		$0.04 per $1,000 of Face Amount

Current Charge for Representative Insured		$0.11 per $1,000 of Face Amount
(The representative Insured is a 40 year-old
male with a risk classification of preferred
non-tobacco in Policy Year one)
Net Policy Loan Charge(8)	annually (accrued daily)

Maximum		1.50% of Loan Indebtedness per year(9)

Current		1.50% of Loan Indebtedness per year(9)
Optional Insurance Benefits(10)
Accelerated Benefit Rider (annual interest	annually, if You have a death
charge)	benefit advance (accrued daily)
Maximum		5.50% of death proceeds advance per year

Current		5.50% of death proceeds advance per year(9)

Death Benefit Advance Rider (annual	annually, if You have a death
interest charge)	benefit advance (accrued daily)

Maximum		18% of death proceeds advanced per year(11)

Current		5.50% of death proceeds advance per year(9)

Salary Increase Rider(12)	monthly
Maximum		$0.13 per $1,000 of rider benefit in excess of
$30,000
Current		$0.13 per $1,000 of rider benefit in excess of
$30,000
Waiver of Monthly Policy Charges Rider(3)	monthly

Maximum		$0.51 per $1,000 of Net Amount At Risk(6)

Minimum		$0.01 per $1,000 of Net Amount At Risk(6)

Current Charge for Representative Insured		$0.02 per $1,000 of Net Amount At Risk(6)
(The representative Insured is a 40-year-old
male with a risk classification of preferred
non-tobacco in Policy Year one)

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Periodic Charges Other Than Underlying Mutual Fund Operating Expenses
Charge	When Charge is Deducted	Amount Deducted
Waiver of Specified Premium Rider(3)	monthly

Maximum		$0.94 per $100 of Planned Periodic Premium

Minimum		$0.15 per $100 of Planned Periodic Premium

Current Charge for Representative Insured		$0.40 per $100 of Planned Periodic Premium
(The representative Insured is a 40-year-old
male with a risk classification of preferred
non-tobacco in Policy Year one)

The following table shows the minimum and maximum total operating expenses charged by any of the Underlying
Mutual Funds that You may pay periodically during the time that You own the Policy. More detail concerning the fees and expenses of each Underlying Mutual Fund is contained in its prospectus.

Annual Underlying Mutual Fund Operating Expenses as of
December 31, 2010	Minimum	Maximum
Total annual Underlying Mutual Fund operating expenses (expenses that are
deducted from Underlying Mutual Fund assets, including management fees,	0.27%	1.39%
distribution and/or service (12b-1) fees and other expenses)

(1)	Premium paid up to Target Premium. Sales charge on premium paid in excess of Target Premium is less. See CHARGES AND
DEDUCTIONS - Premium Expense Charge for more detail.
(2)	This charge reduces to 3.00% after the first Policy Year.
(3)	This charge varies based on individual characteristics. The charge shown in the table may not be representative of the charge that You will pay. To obtain more information about the charge that would apply to You, contact Your registered representative or call 1-800-247-9988 and request personalized illustrations.
(4)	Please note that in addition to the fees shown, restrictions may be imposed by federal regulators, state regulators and/ or sponsors of the
Underlying Mutual Funds. For more information regarding transfers, see GENERAL DESCRIPTION OF THE POLICY - Policy Limitations.
(5)	For more information regarding the guideline premium/cash value corridor test and the cash value accumulation test, see DEATH BENEFITS
AND POLICY VALUES - IRS Definition of Life Insurance.
(6)	See GLOSSARY for definition.
(7)	This charge decreases to $10 per month after the first Policy Year.
(8)	The difference between the interest charged on the Loan Indebtedness and the interest credited to the Loan Account.
(9)	This charge decreases after Policy Year ten.
(10)	Rates shown assume Insured’s risk class is standard or better. For more information, see CHARGES AND DEDUCTIONS – Optional
Insurance Benefits Charges; also, see GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits.
(11) The maximum rate shown in the table represents the highest maximum rate allowed under any state’s laws applicable to the amount advanced in excess of the Net Policy Value. The rate shown may not be representative of the charge a particular Owner may pay as the maximum rate is determined by state law and the maximum rate may be lower based on the state in which the Policy is written. The current rate shown in the table represents the policy loan interest rate applicable to the amount advanced up to and equal to the Net Policy Value.
(12) See GENERAL DESCRIPTION OF THE POLICY - Optional Insurance Benefits for more information on how the rider benefit is determined.

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GLOSSARY
Adjustment – change to Your Policy resulting from an increase or decrease in Face Amount or a change in: tobacco status; death benefit option; risk classification or riders.

Adjustment Date – the Monthly Date on or next following the Company’s approval of a requested Adjustment.

Attained Age – is the Insured’s age on the birthday nearest to the Policy Date, plus the number of complete Policy
Years that have elapsed since the Policy Date.

Business Day – any date that the New York Stock Exchange (“NYSE”) is open for trading and trading is not restricted.

Death Benefit Guarantee Premium Requirement – The amount of premium required to be paid in order to maintain the protections of the death benefit guarantee rider.

Division – a part of the Separate Account which invests in shares of a corresponding mutual fund. The value of an investment in a Division is variable and is not guaranteed.

Dollar Cost Averaging – a program in which premiums are systematically transferred from one account or Division, typically the Fixed Account or money market Division, into other Division(s).

DCA (Dollar Cost Averaging) Duration – the length of time over which the entire Fixed DCA Account value is transferred to the Fixed Account and/or Divisions.

Effective Date – the date on which all requirements, including initial premium, for issuance of a Policy have been satisfied.

Face Amount – the amount used to determine the death benefit.

Fixed Account – the portion of the Policy Value that is held in Our General Account.

Fixed DCA Account – a Fixed Account to which Net Premiums may be allocated and from which a portion of the
Policy Value is transferred on a monthly basis over the DCA Duration.

General Account – assets of the Company other than those allocated to any of Our Separate Accounts.

Initial Face Amount – is the original Face Amount that was in effect on the Policy Date.

Insured – the person named as the “insured” on the most recent application for the Policy. The Insured may or may not be the Owner.

Loan Account – That portion of the Policy Value held in the General Account that reflects the Loan Indebtedness.

Loan Indebtedness – the amount of any outstanding policy loan(s) and unpaid loan interest.

Maturity Date – the policy anniversary nearest the Insured’s 121st birthday.

Maximum Premium Expense Charge – the maximum charge deducted from premium payments to cover a sales charge and taxes (federal, state and local).

Monthly Date – the day of the month which is the same day as the Policy Date.
Example: If the Policy Date is September 5, 2007, the first Monthly Date is October 5, 2007.

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Monthly Policy Charge – the amount subtracted from the Policy Value on each Monthly Date equal to the sum of the cost of insurance and of additional benefits provided by any rider plus the monthly administration charge, monthly policy issue charge, and asset based charge in effect on the Monthly Date.

Net Amount At Risk – the amount upon which cost of insurance charges are based. It is the result of:
· the death benefit (as described in the Policy) at the beginning of the policy month, divided by 1.0016516;
minus
· the Policy Value at the beginning of the policy month calculated as if the Monthly Policy charge was zero.

Net Policy Value – the Policy Value minus any Loan Indebtedness.

Net Premium – the gross premium less the deductions for the Premium Expense Charge. It is the amount of premium allocated to the Divisions, Fixed Account and/or Fixed DCA Account.

Net Surrender Value – Surrender Value minus any Loan Indebtedness.

No-Lapse Guarantee Monthly Premium – a premium which is required to be paid in order to guarantee the Policy will not terminate in the first ten years.

Notice – any form of communication received in Our home office which provides the information We need which may be in writing or another manner that We approve in advance.

Owner – the person, including joint Owner, who owns all the rights and privileges of this Policy.

Planned Periodic Premium – the premium in the amount and frequency You plan to pay.

Policy Date – the date from which Monthly Dates, Policy Years and policy anniversaries are determined; the Policy
Date may not be in the future and will never be the 29th, 30th, or 31st of any month.

Policy Value – the sum of the values in the Divisions, the Fixed Account, the Fixed DCA Account, and the Loan
Account.

Policy Year – the one-year period beginning on the Policy Date and ending one day before the policy anniversary and each subsequent one year period beginning on a policy anniversary.

Example: If the Policy Date is November 21, 2008, the first Policy Year ends on November 20, 2009. The first policy anniversary falls on November 21, 2009.

Premium Expense Charge – the charge deducted from premium payments to cover a sales charge and state, local and federal taxes.

Prorated Basis – is the proportion that the value of a particular Division, the Fixed Account or the Fixed DCA
Account bears to the total value of all Divisions, the Fixed Account and the Fixed DCA Account.

Separate Account – the Principal National Life Insurance Company Variable Life Separate Account, an account established by Us which has Divisions to which Net Premiums may be allocated under the Policy.

Surrender Value – Policy Value minus any surrender charge.

Target Premium – a premium amount which is used to determine the Premium Expense Charge under a Policy. The
Target Premium is not required to be paid and can be calculated by using the rates in Appendix C.

Underlying Mutual Fund – a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.

Unit – the accounting measure used to calculate the value of each Division.

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Valuation Period – the period begins at the close of normal trading on the New York Stock Exchange (“NYSE”), generally 4:00 p.m. E.T. on each Business Day, and ends at the close of normal trading of the NYSE on the next
Business Day.

We, Us, Our – Principal National Life Insurance Company. We are also referred to throughout this prospectus as the
Company.

Written Request – actual delivery to the Company at Our home office of a written Notice or request, signed and dated, on a form We supply or approve.

Your Notices may be mailed to Us at:
Principal National Life Insurance Company
P.O. Box 9296
Des Moines, Iowa 50306-9296
Phone: 1-800-247-9988

You, Your – the Owner of the Policy.

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CORPORATE ORGANIZATION AND OPERATION

The Company

The Company is a stock life insurance company. Its home office is located at: 711 High Street, Des Moines, Iowa
50392. It is authorized to transact life insurance business in the District of Columbia and in every state, except New
York. The Company is a wholly owned subsidiary of Principal Financial Services, Inc., which in turn is a wholly owned subsidiary of Principal Financial Group, Inc.

The Company believes that, consistent with well established industry and SEC practice, the periodic reporting requirements of the Securities and Exchange Act of 1934 do not apply to it as the depositor of one or more variable insurance product separate accounts. If such requirements are deemed to apply to it as such a depositor, the
Company intends to rely on the exemption from such requirements provided by Rule 12h-7 under that Act.

General Account
Our general obligations and any guaranteed benefits under the Policy are supported by Our General Account and are subject to the Company’s claims-paying ability. A Policy Owner should look to the financial strength of the
Company for its claims-paying ability. Assets in the General Account are not segregated for the exclusive benefit of any particular Policy or obligation. General Account assets are also available to the insurer’s general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about the Company’s financial strength, You may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of the funds.

Principal National Life Insurance Company Variable Life Separate Account
The Company’s board of directors established the Separate Account under Iowa law on November 28, 2007. It is registered as a unit investment trust with the SEC. This registration does not involve SEC supervision of the investments or investment policies of the Separate Account.

The income, gains, and losses, whether or not realized, credited to or charged against the Separate Account reflect the Separate Account’s own investment experience and not the investment experience of the Company’s other assets. Assets of the Separate Account may not be used to pay any liabilities of the Company other than those arising from the policies funded by the Separate Account. The Company is obligated to pay all amounts promised to
Owners under the Policy.

The Company does not guarantee the investment results of the Separate Account.

The Funds
The assets of each Division of the Separate Account invest in a corresponding Underlying Mutual Fund. The
Company purchases and sells fund shares for the Separate Account at their net asset value. The assets of each
Division are separate from the others. A Division’s performance has no effect on the investment performance of any other Division.

The funds are NOT available to the general public directly. The funds are available only as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies and qualified plans.
Some of the funds have been established by investment advisers that manage publicly traded mutual funds having similar names and investment objectives. While some of the funds may be similar to, and may in fact be modeled after publicly traded mutual funds, You should understand that the funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of any Underlying Mutual Fund may differ substantially from the investment performance of a publicly traded mutual fund.

The funds are mutual funds registered under the Investment Company Act of 1940 as open-end management investment companies. A full description of the funds, their investment objectives, policies and restrictions, charges and expenses and other operational information is contained in the attached prospectuses (which should be read carefully before investing). Additional copies of these documents are available without charge from a registered representative or by contacting Our home office at 1-800-247-9988.

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The TABLE OF SEPARATE ACCOUNT DIVISIONS contains a brief summary of the investment objectives of, and advisor and sub-advisor(s), if applicable, for each Division.

There is no assurance that the value of Your Policy will equal the total of Your premium payments. Even if a
Division’s performance has positive yields, Your Policy Value may still be less than the total of Your premium payments after deducting for applicable Policy and rider charges.

Deletion or Substitution of Investments
We reserve the right to make certain changes if, in Our judgment, they best serve Your interests or are appropriate in carrying out the purpose of the Policy. Any changes are made only to the extent and in the manner permitted by applicable laws. Also, when required by law, We will obtain Your approval of the changes and approval from any appropriate regulatory authority. Approvals may not be required in all cases. Examples of the changes We may make include:
· transfer assets in any Division to another Division or to the Fixed Account;
· add, combine or eliminate Divisions; or
· substitute the shares of a Division for shares in another Division:
· if shares of a Division are no longer available for investment; or
· if in Our judgment, investment in a Division becomes inappropriate considering the purposes of the Division.

If We eliminate or combine existing Divisions or transfer assets from one Division to another, You may change allocation percentages and transfer any value in an affected Division to another Division(s) and/or the Fixed Account without charge. You may exercise this transfer privilege until the later of 60 days after a) the effective date of the change, or b) the date You receive notice of the options available. You may only exercise this right if You have an interest in the affected Division(s).

Voting Rights
We vote shares of the Underlying Mutual Funds owned by the Separate Account according to the instructions of
Policy Owners.

We will notify You of shareholder meetings of the mutual funds underlying the Divisions in which You hold Units. We will send You proxy materials and instructions for You to provide voting instructions to Us. We will arrange for the handling and tallying of proxies received from You and other Policy Owners. If You give no voting instructions, We will vote those shares in the same proportion as shares for which We received instructions.

We determine the number of fund shares that You may instruct Us to vote by allocating one vote for each $100 of
Policy Value in the Division. Fractional votes are allocated for amounts less than $100. We determine the number of underlying fund shares You may instruct Us to vote as of the record date established by the mutual fund for its shareholder meeting. In the event that applicable law changes or We are required by regulators to disregard voting instructions,, We may decide to vote the shares of the Underlying Mutual Funds in Our own right.

NOTE: Because there is no required minimum number of votes a small number of votes can have a disproportionate effect.

The Fixed Account and Fixed DCA Account
The Fixed Account and the Fixed DCA Account are part of Our General Account. Because of exemptions and exclusions contained in the Securities Act of 1933 and the Investment Company Act of 1940, the Fixed Account, the
Fixed DCA Account and any interest in them are not subject to the provisions of these acts. As a result the SEC has not reviewed the disclosures in this prospectus relating to the Fixed Accounts. However, disclosures relating to them are subject to generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. You may obtain more information regarding the Fixed Accounts from Our home office or from a registered representative.

Our obligations with respect to the Fixed Accounts are supported by Our General Account. Subject to applicable law,
We have sole discretion over the investment of assets in the General Account.

We guarantee that Net Premiums allocated to the Fixed Accounts accrue interest daily at an effective annual rate of
2% compounded annually. We may, in Our sole discretion, credit interest at a higher rate. We may defer payment of proceeds payable out of the Fixed Accounts for a period of up to six months.

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The Fixed Account
The value of Your Fixed Account on any Business Day is:
· Net Premiums allocated to the Fixed Account
· plus transfers from the Division(s) and/or Fixed DCA Account
· plus interest credited to the Fixed Account
· minus surrenders, surrender charges, and Monthly Policy Charges
· minus transfers to the Loan Account
· minus transfers to the Division(s).

The Fixed Dollar Cost Averaging (DCA) Account
You may elect to have Net Premiums allocated to a Fixed DCA Account. The Fixed DCA Account must be selected at the time of application and requires an initial minimum Net Premium of $1,000. You may select either a 6-month or a 12-month DCA Duration. The DCA Duration cannot be renewed or extended. During the DCA Duration, subsequent Net Premiums may be allocated to the Fixed DCA Account.

On the first Monthly Date after the 20th day following the Effective Date, and on each Monthly Date thereafter through the DCA Duration, a portion of the value in the Fixed DCA Account is transferred. If the Monthly Date is not a
Business Day, the transfer occurs on the next Business Day. The transfers are allocated to the Divisions and/or to the Fixed Account according to Your Fixed DCA allocation instructions. The transfers do not count against any limitations on the number of free transfers.

On each Monthly Date, the amount of the transfer is (a) divided by (b) where
(a) is the value of Your Fixed DCA Account (which includes Net Premiums and interest credited).
(b) is the number of months remaining in the DCA Duration.
For example, if Your Fixed DCA Account has a value of $4,000 and four months remain in the DCA Duration, the transfer amount would be $1,000 ($4,000 / 4).

The credited interest rate on the Fixed DCA Account is generally higher than the rate on the Fixed Account. Net
Premiums are credited at the interest rate in effect on the date the Net Premium is allocated to the Fixed DCA
Account. The 6-month DCA Duration and the 12-month DCA Duration generally have different credited interest rates.

You may make unscheduled transfers from the Fixed DCA Account to Divisions and/or the Fixed Account. Transfers
into the Fixed DCA Account are not permitted.

After the DCA Duration, Net Premiums may not be allocated to the Fixed DCA Account. If at the end of the DCA
Duration Your premium allocation percentages include allocating a portion of Net Premiums to the Fixed DCA
Account, that portion will be allocated to the Money Market Division until You give Us instructions otherwise.

CHARGES AND DEDUCTIONS

We make certain charges and deductions to support operation of the Policy and the Separate Account. Some charges are deducted from premium payments when they are received. Other charges are deducted on a monthly basis, while others are deducted at the time a Policy is surrendered or terminated. These charges are intended to cover distribution expenses (commissions paid to registered representatives, printing of prospectuses and advertising), administrative expenses (processing applications; conducting medical examinations; determining insurability; establishing and maintaining records; processing death benefit claims and policy changes, reporting and overhead), and mortality expenses.

The amount of the charges in any Policy Year may not specifically correspond to the expenses for that year. We expect to recover Our total expenses over the life of the Policies. To the extent that the charges do not cover total expenses for a Policy Year, We bear the loss. Conversely, if the aggregate amount of the charges deducted is more than Our costs for a Policy Year, the excess is profit to the Company.

Premium Expense Charge (Sales Charge and Taxes)
When We receive Your premium payment, We deduct a Premium Expense Charge. The sales charge is intended to pay Us for distribution and other expenses relating to sales of the Policy, including initial commissions paid to registered representatives, printing of prospectuses and sales literature, and advertising.

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Deductions from premiums equal:
· In Policy Year one, the current sales charge is 4.25% of premiums paid up to Target Premium and 0.00% of premiums paid in excess of Target Premium. In Policy Years two and later, the sales charge is 3.00% of premiums paid up to Target Premium and 0.00% of premiums paid in excess of Target Premium. The total sales charge is guaranteed not to exceed 5.00% of premiums paid.
· plus 1.25% (of premiums paid) for federal taxes.
· plus 2.00% (of premiums paid) for state and local taxes**.

** The actual premium taxes We pay vary from state to state. The expense charge is based on the average tax rate We expect to pay nationwide, the premiums We receive from all states and other expense assumptions.
Therefore, Policy Owners could end up paying a higher Premium Expense Charge than their state requires.
We bear the risk that actual tax rates will be higher than the maximum charge reflected in the SUMMARY:
FEE TABLES section.

The Target Premium is based on the gender, if applicable, age and tobacco status of the Insured (see APPENDIX C-
TARGET PREMIUM RATES). The Target Premium is a calculated premium amount used to determine the Premium
Expense Charge. The Target Premium is not a required premium.

Surrender Charge
A surrender charge is imposed upon full surrender of the Policy within ten years of the Policy Date or of a Face
Amount increase. In addition, if You reinstate Your Policy and then it is fully surrendered, a surrender charge may be imposed. The surrender charge compensates Us for expenses relating to the sale of the Policy.

Surrender charges vary based on gender, age at issue or Adjustment, and number of Policy Years since issue or
Adjustment. The charge applies only during the first ten Policy Years unless there is a Face Amount increase. A
Face Amount increase has its own surrender charge period that begins on the Adjustment Date. The total surrender charge on the Policy is the sum of the surrender charges for the Face Amount at issue and each Face Amount increase. The surrender charge is not affected by any decrease in Face Amount or any change in Face Amount resulting from a change of death benefit options.

The surrender charge on an early surrender or Policy termination is significant. As a result, You should purchase a
Policy only if You have the financial capacity to keep it in force for a substantial period of time.

The surrender charge is (a) multiplied by (b) multiplied by (c) where:
(a) is the applicable rate from APPENDIX A.
(b) is the Face Amount divided by 1,000.
(c) is the applicable percentage from APPENDIX B.

Transfer Fee
Currently there is no charge for making an unscheduled Division transfer. However, We reserve the right to impose a transfer fee in the future of up to $25 on each unscheduled Division transfer after the first unscheduled Division transfer in a Policy Year. A transfer fee is intended to reimburse Us for Our additional Separate Account operation expenses related to multiple unscheduled Division transfers. Policy Owners will not be provided prior notice if We begin imposing the transfer fee; however, if imposed, the transfer fee will apply to all Policy Owners in a non-
discriminatory fashion.

For purposes of applying the transfer fee for unscheduled Division transfers, We will count all unscheduled Division transfers that occur in any one Valuation Period as one transfer. However, allocations of premium payments will not be counted as unscheduled Division transfers.

Illustration Fee
Currently there is no charge for requesting illustrations. However, We reserve the right to impose an illustration fee in the future of up to $25 on each illustration after the first illustration in a Policy Year. An illustration fee is intended to reimburse Us for the additional administrative effort of creating and providing projection numbers.

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Monthly Policy Charge
The Monthly Policy Charge is made up of:
· a charge for the cost of insurance;
· an asset based charge;
· a monthly administration charge;
· a monthly policy issue charge; and
· any charge for an optional insurance benefit added by rider(s).

On the Policy Date and each Monthly Date thereafter, We deduct the charge from Your Policy Value in the Divisions,
Fixed Account and/or Fixed DCA Account (but not Your Loan Account). The deduction is made using Your current
Monthly Policy Charge allocation percentages. Your allocation percentages may be:
· the same as allocation percentages for premium payments;
· determined on a Prorated Basis; or
· determined by any other allocation method upon which We agree.
If You do not designate Monthly Policy Charge allocation percentages, the charge will be allocated the same as the allocation percentages for premium payments. For each Division, the Fixed Account and/or Fixed DCA Account, the
allocation percentage must be zero or a whole number. The total of the allocation percentages must equal 100.
Allocation percentages may be changed without charge. A request for an allocation change is effective once approved by us, as of the next Monthly Date. If We cannot follow Your instructions because of insufficient value in any Fixed Account, Fixed DCA Account and/or the Division, the Monthly Policy Charge is deducted on a Prorated
Basis.

Cost of Insurance Charge
This charge compensates Us for providing insurance protection under the Policy. We base this charge on several factors including, but not limited to, (i) the Insured’s gender*, issue age, tobacco status, and risk classification, and (ii)
Our expectations of future investment earnings, expenses, mortality, and persistency. The monthly cost of insurance rate ranges from a minimum of $0.01 per $1,000 Net Amount at Risk to a maximum of $83.33 per $1,000 Net
Amount at Risk.
* The cost of insurance rate for Policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans is not based on the gender of the Insured.

The monthly cost of insurance charge is (a) multiplied by (b) where:
(a) is the cost of insurance rate (described below) divided by 1,000.
(b) is the Net Amount at Risk.

Different cost of insurance rates may apply to Face Amount increases. The cost of insurance for the increase is based on the Insured’s gender*, issue age, duration since issue, tobacco status, and risk classification at the time of the increase. The guaranteed maximum cost of insurance rate for the increase is based on the Insured’s gender*,
Attained Age and risk classification at the time of the increase.
* The cost of insurance rate for Policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans is not based on the gender of the Insured.

Entities and other persons buying Policies under a sponsored arrangement may apply for special underwriting. If special underwriting is granted, the cost of insurance charge may increase because of higher anticipated mortality experience. Special underwriting programs currently available include simplified issue underwriting and guaranteed issue underwriting. The cost of insurance rates for healthy individuals may be greater under special underwriting programs than for Policies subjected to full underwriting. Healthy individuals in a group will likely pay higher cost of insurance charges because they bear a portion of the cost of insuring the less healthy individuals in the group.

The Net Amount at Risk is the difference between the death benefit and Policy Value (see GLOSSARY for exact formula). The lower the Policy Value, the higher the Net Amount at Risk thus higher cost of insurance charges. The
Net Amount at Risk is affected by investment performance, policy loans, payment of premiums, fees and charges under the Policy, death benefit option chosen, partial surrenders and Face Amount Adjustments.

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Asset Based Charge
The asset based charge reimburses Us for expenses associated with the maintenance, accounting and recordkeeping of the Divisions of the Separate Account and the Fixed Account(s).
· In the first ten Policy Years, each month We deduct an asset based charge of 0.0125% (equivalent to 0.15%
annually) of the Net Policy Value. After the tenth Policy Year, We currently do not collect an asset based charge.

We reserve the right to impose an asset based charge after the tenth Policy Year but guarantee that the maximum rate after the tenth Policy Year will not exceed 0.15% of the Net Policy Value annually.

Monthly Administration Charge
This charge reimburses Us for the costs of maintaining the Policy, including premium billing and collection, Policy
Value calculation, processing claims and other similar matters.
· Current charges. The current monthly administrative charge is $25.00 per month during the first Policy Year.
After the first Policy Year, the administrative charge is $10.00 per month.
· Maximum charges. In all Policy Years, the monthly administration charge is guaranteed not to exceed $25.00 per month.

Monthly Policy Issue Charge
This charge reimburses Us for the expenses associated with policy issue, including underwriting and setting up policy records. The monthly policy issue charge applies per $1,000 of Face Amount and varies by gender (if applicable), age, tobacco status, and risk classification; the charge ranges from a minimum of $0.04 to a maximum of $1.09 per
$1,000 Face Amount. Currently, this charge is applied for fifteen years from policy issue or Face Amount increase;
however, We reserve the right, after providing prior written notice to Policy Owners, to apply this charge in all years.
Any Face Amount increase will have its own monthly policy issue charge.

Net Policy Loan Charge
The net policy loan charge is 1.50% of Loan Indebtedness in Policy Years 1-10 and 0.00% of Loan Indebtedness
thereafter. See LOANS for more detail.

Optional Insurance Benefits Charges
Accelerated Benefits Rider
Currently there is no charge for this rider; however, if death proceeds are advanced pursuant to the rider, a lien is imposed on the Policy Value and death benefit in an amount equal to the advance plus interest charged during the advance period. Interest charged is at an annual rate of 5.50% in Policy Years 1-10 and 4.00% thereafter. Interest accrues daily and is added to the death benefit advance on the policy anniversary. We may, in the future, charge a one-time maximum administrative fee of $150.

Change of Insured Rider
There is no charge for this rider.

Cost of Living Increase Rider
There is no charge for this rider; however, when there is a cost of living increase to the policy Face Amount, the
Monthly Policy Charge and surrender charge also will be increased proportionally.

Death Benefit Advance Rider
Currently there is no charge for this rider; however, if death proceeds are advanced pursuant to the rider, a lien is imposed on the Policy Value and the death benefit in an amount equal to the advance plus interest. Interest accrues daily at an annual rate guaranteed not to exceed 18% and is added to the death benefit advance on the policy anniversary. We may, in the future, charge an administrative fee of up to $150 for each death benefit advance.

Death Benefit Guarantee Rider
There is no charge for the rider; however, the guarantee provided by the rider requires payment of certain minimum premium amounts that vary based on the individual characteristics of the Insured (age, gender, tobacco status, and risk classification).

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Extended Coverage Rider
There is no charge for this rider.

Life Paid-Up Rider (Overloan Protection)
There is no charge for the rider unless the rider benefits commence. If the rider benefits commence, there is a one-
time charge guaranteed not to exceed 7.5% of the Policy Value (for policies using the guideline premium test) and
13.5% of the Policy Value (for policies using the cash value accumulation test) that is taken from the Policy Value.

Return of Cost of Insurance Rider
There is no charge for this rider.

Salary Increase Rider
For Insureds with a risk classification of standard or better, the charge for this rider is taken monthly at a monthly rate of $0.13 per $1,000 of rider benefit in excess of $30,000.

Surrender Value Enhancement Rider
The charge for this rider is an added sales charge of 3.00% (independent of the sales charge applicable to all
Policies) applied in Policy Years 1-7 on premium paid in excess of Target Premium in Policy Years 1-7.

Waiver of Monthly Policy Charges Rider
For Insureds with a risk classification of standard or better, there is a monthly charge for this rider and it varies based on the Attained Age, risk classification and gender of the Insured. The monthly charge is guaranteed not to be less than $0.01 nor to exceed $0.51 per $1,000 Net Amount at Risk.

Waiver of Specified Premium Rider
For Insureds with a risk classification of standard or better, there is a monthly charge for this rider. It varies based on the Attained Age, risk classification and gender of the Insured. The monthly charge is guaranteed not to be less than
$0.15 nor to exceed $0.94 per $100 of Planned Periodic Premium, respectively.

Underlying Mutual Fund Charges
The assets of each Division are used to purchase shares in a corresponding mutual fund at net asset value. The net asset value of the mutual fund reflects management fees and operating expenses already deducted from the assets of the mutual fund. Current management fees and operating expenses for a mutual fund are shown in the prospectus for the Underlying Mutual Fund.

GENERAL DESCRIPTION OF THE POLICY

The Contract
The entire contract is made up of applications, amendments, riders and endorsements attached to the Policy, data pages, copies of any supplemental applications, amendments, and endorsements which are mailed to You. No statement, unless made in an application, is used to void a Policy (or void an Adjustment in the case of an adjustment application). Only Our corporate officers can agree to change or waive any provisions of a Policy. Any change or waiver must be in writing and signed by an officer of the Company.

The Policy is an individual flexible premium variable universal life insurance policy. This prospectus describes all material provisions of the Policy. Your Policy’s provisions may differ from the description in this prospectus, and certain riders and options may not be available, because of legal requirements or restrictions in the state in which the
Policy was issued. The specific variations from the information appearing in this prospectus which are required due to individual state requirements are contained in Your Policy, or in riders or endorsements attached to Your Policy.
You should refer to Your Policy for these state specific features.

20

Rights Under The Policy
Ownership
Unless changed, the Owner(s) is as named in the application. The Owner(s) may exercise every right and privilege of the Policy, subject to the rights of any irrevocable beneficiary(ies) and any assignee(s).

All rights and privileges of ownership of a Policy end if:
· the death proceeds are paid;
· the maturity proceeds are paid;
· the Policy is surrendered; or
· the grace period ends without Our receiving the payment required to keep the Policy in force.

If an Owner dies before the Policy terminates, the surviving Owner(s), if any, succeeds to that person’s ownership interest, unless otherwise specified. If all Owners die before the Policy terminates, the Policy’s ownership interest passes to the Insured. With Our consent, You may specify a different arrangement for contingent ownership.

You may change Your ownership designation at any time. Your request must be in writing and approved by Us. After approval, the change is effective as of the date You signed the request for change. We reserve the right to require that You send Us the Policy so that We can record the change.

Beneficiary
If the Insured dies before the Maturity Date, We pay death proceeds to Your named beneficiary(ies). You have the right to name a beneficiary(ies) and contingent beneficiary(ies). This may be done as part of the application process or by sending Us a Written Request. Unless You have named an irrevocable beneficiary, You may change Your beneficiary designation by sending Us a Written Request. After approval, the change is effective as of the date You signed the request for change. We reserve the right to require that You send Us the Policy so that We can record the change.

If no beneficiary(ies) survives the Insured, the death proceeds are paid to the Owner(s) or the estate of the Owner(s)
in equal percentages unless otherwise specified.

Assignment
You may assign Your Policy. Each assignment is subject to any payments made or action taken by the Company prior to Our notification of the assignment. We assume no responsibility for the validity of any assignment.

An assignment must be made in writing and filed with Us at Our home office. The irrevocable beneficiary(ies), if any, must authorize any assignment in writing. Your rights, as well as those of the beneficiary(ies), are subject to any assignment on file with Us.

Policy Limitations
Division Transfers
After the initial allocation of premiums, You may transfer amounts between the Divisions and/or the Fixed Accounts.
You must specify the dollar amount or whole percentage to transfer from each Division. The transfer is made, and the values determined as of the end of the Valuation Period in which We receive Your request. In states where allowed, We reserve the right to reject transfer instructions from someone providing them for multiple Policies for which he or she is not the Owner.

You may request an unscheduled transfer or set up scheduled transfers by:
· sending a Written Request to Us;
· calling Us at 1-800-247-9988 (if telephone privileges apply);
· faxing Us at 1-515-235-9720; or
· visiting www.principal.com (if internet privileges apply).

You may not make a transfer to the Fixed Account if:
· a transfer has been made from the Fixed Account to a Division within six months; or
· immediately after the transfer, the Fixed Account value would be more than $1,000,000 (without Our prior approval).

21

Unscheduled Transfers. You may make unscheduled transfers from a Division to another Division or to the Fixed
Account. The minimum transfer amount is the lesser of $100 or the value of Your Division.

We reserve the right to impose a transfer fee on each unscheduled transfer after the first unscheduled transfer in a
Policy Year. For purposes of applying the transfer fee for unscheduled Division transfers, We will count all unscheduled Division transfers that occur in any one Valuation Period as one transfer. However, allocations of premium payments will not be counted as unscheduled Division transfers.

Scheduled Transfers. You may elect to have automatic transfers made out of one Division into one or more of the other Divisions and/or the Fixed Account. You choose the investment options, the dollar amount and timing of the transfers. There is no transfer fee on scheduled transfers. There is no charge for participation in the scheduled transfer program.

Automatic transfers are designed to reduce the risks that result from market fluctuations. They do this by spreading out the allocation of Your money to investment options over a longer period of time. This allows You to reduce the risk of investing most of Your money at a time when market prices are high. The success of this strategy depends on market trends and is not guaranteed.

Example:

Month	Amount Invested	Share Price	Shares Purchased
January	$100	$ 25.00	4
February	$100	$ 20.00	5
March	$100	$ 20.00	5
April	$100	$ 10.00	10
May	$100	$ 15.00	6
June	$100	$ 20.00	5
Total	$600	$ 110.00	35

In the example above, the average share price is $18.33 (total of share prices ($110.00) divided by number of purchases (6)) and the average share cost is $17.14 (amount invested ($600.00) divided by number of shares purchased (35)).

Automatic transfers are made on a periodic basis.

· The amount of the transfer is:
· the dollar amount You select (the minimum is the lesser of $100 or the value of the Division); or
· a percentage of the Division value as of the date You specify (other than the 29th, 30th or 31st).
· You select the transfer date (other than the 29th, 30th or 31st) and the transfer frequency (annually, semi-
annually, quarterly or monthly). If the selected date is not a Business Day, the transfer is completed on the next
Business Day.
· The value of the Division must be equal to or more than $2,500 when Your scheduled transfers begin.
· Transfers continue until Your interest in the Division has a zero balance or We receive Notice to stop them.
· We reserve the right to limit the number of Divisions from which simultaneous transfers are made. In no event will it ever be less than two.

Fixed Account Transfers
Transfers from Your investment in the Fixed Account to Your Division(s) are subject to certain limitations. You may transfer amounts by making either a scheduled or unscheduled Fixed Account transfer. You may not make both a scheduled and an unscheduled Fixed Account transfer in the same Policy Year.

22

Unscheduled Transfers. You may make one unscheduled Fixed Account to Division(s) transfer within the 30-day period following the Policy Date and following each policy anniversary.
·	You must specify the dollar amount or percentage to be transferred (not to exceed 25% of the Fixed Account value as of the most recent policy anniversary).
·	The minimum transfer amount must be at least $100 (or the entire value of Your Fixed Account if less).
·	If Your Fixed Account value is less than $1,000, You may transfer up to 100% of Your Fixed Account.
·	There is no charge for the transfer(s).

Scheduled Transfers. You may make scheduled transfers on a monthly basis from the Fixed Account to Your
Division(s) without an additional charge as follows:
·	The value of Your Fixed Account must be equal to or more than $2,500 when Your scheduled transfers begin.
We reserve the right to change this amount but it will never be more than $10,000.
·	The amount of the transfer is:
· the dollar amount You select (minimum of $50); or
· a percentage of the Fixed Account value (the maximum amount of the transfer is 2% of the Fixed Account value as of the specified date) as of the date You specify which may be:
· the later of the Policy Date or most recent policy anniversary date; or
· the date the Company receives Your request.
·	Transfers occur on a date You specify (other than the 29th, 30th or 31st of any month).
·	If the specified date is not a Business Day, the transfer is completed on the next Business Day.

Scheduled transfers continue until Your value in the Fixed Account has a zero balance or We receive Your Notice to stop them. If You stop the transfers, You may not start them again until six months after the last scheduled transfer.
You may change the amount of the transfer once each Policy Year by:
·	sending Us a Written Request;
·	calling Us at 1-800-247-9988 (if telephone privileges apply); or
·	visiting www.principal.com (if internet privileges apply).

As transfers are made on a monthly basis, a change in the amount of transfer is effective with the scheduled transfer after Our receipt of Notice of the change.

Automatic Portfolio Rebalancing (APR)
APR allows You to maintain a specific percentage of Your Policy Value in the Divisions over time.
Example: You may choose to rebalance so that 50% of Your Policy Values are in the Money Market Division
and 50% in the SmallCap Value I Division. At the end of the specified period, market changes may have caused 60% of Your value to be in the Money Market Division and 40% in the SmallCap Value
I Division. By rebalancing, Units from the Money Market Division are sold and the proceeds are used to purchase Units in the SmallCap Value I Division so that 50% of the Policy Values are once again invested in each Division.

You may elect APR at the time of application or after the Policy has been issued. There is no charge for participation in the APR program. The APR transfers:
·	do not begin until the later of expiration of the examination offer period or the DCA Duration, if applicable;
·	are done without charge;
·	may be done on the frequency You specify:
· quarterly (on a calendar year or Policy Year basis); or
· semiannual or annual (on a Policy Year basis).
·	may be done by:
· calling Us at 1-800-247-9988 (if telephone privileges apply);
· mailing Us Your Written Request;
· faxing Us at 1-515-235-9720; or
· visiting www.principal.com (if internet privileges apply).
·	are made at the end of the next Valuation Period after We receive Your instruction;
·	are not available for values in the Fixed Account; and
·	are not available if You have scheduled transfers from the same Divisions.

23

Optional Insurance Benefits
Subject to certain conditions, You may add one or more additional insurance benefits to Your Policy. Detailed information concerning additional insurance benefits may be obtained from a registered representative or Our home office. Not all optional insurance benefits are available in all states. Some provisions may vary from state to state. The cost, if any, of an additional insurance benefit is deducted from Your Policy Value. See SUMMARY: FEE
TABLES for maximum charges.

Accelerated Benefits Rider
If the Death Benefit Advance Rider is not available to You, We will automatically add this rider to Your Policy at issue.
This rider allows You to request an advance of a portion of the death benefit if the Insured becomes terminally ill. Up to 75% of the Face Amount, minus any outstanding Loan Indebtedness and previously paid accelerated benefit, may be requested, up to a maximum of $1,000,000, provided that the Insured has been diagnosed as terminally ill and has a life expectancy of less than 12 months. (The definition of terminal illness may be different in some states.) A lien is placed against the Policy Value and death benefit in an amount equal to the death benefit advance plus interest charged during the advance period. Interest charged on the advance will not exceed 5.50% annually. Interest will accrue daily on the advance at the annual interest rate. Accrued interest is added to the death benefit advance on the policy anniversary and will bear interest. The death proceeds payable upon the death of the Insured will be reduced by the amount of the lien. In addition, We may, in the future, charge a one-time maximum administrative fee of $150. Receipt of a death benefit advance may be taxable. Before You make a claim for a death benefit advance,
You should seek assistance from Your personal tax advisor.

Change of Insured Rider
This rider is available on business owned Policies only and allows the business to change the Insured when an employee leaves employment or ownership of the business changes. This rider may be added at any time prior to the proposed Insured’s Attained Age 69. Until the effective date of the change of Insured, coverage remains in effect on the life of the prior Insured. We must receive satisfactory evidence of insurability (according to Our underwriting guidelines then in effect) for the newly named Insured. Future cost of insurance rates are based on the gender, issue age, tobacco status, and risk classification of the newly named Insured. The death proceeds are paid when the newly named Insured dies. There is no charge for this rider.

Cost of Living Increase Rider
This rider provides increases in the Face Amount every three years, to the Insured’s age 55, without requiring evidence of insurability. This rider is added automatically to all Policies with a risk classification of standard or better where the Insured’s issue age is 52 or under, unless You elect the Salary Increase Rider. There is no charge for adding this rider; however, when there is a cost of living increase, the Monthly Policy Charge and surrender charge will be higher.

Death Benefit Advance Rider
This rider allows You to receive an advance of a portion of the death benefit if the Insured incurs a qualifying event which means being diagnosed with a terminal illness or catastrophic health condition (as defined in the rider) or being permanently confined to a nursing home. (One or more qualifying event definitions may be different in some states.)
Subject to state availability, this rider is added automatically to all Policies issued with a risk classification of standard or better and not part of a special underwriting program. The maximum amount available is based on the death benefit as of the date the claim is approved. A lien is placed against the Policy Value and death benefit in an amount equal to the death benefit advance plus interest charged during the advance period. Interest charged on the advance will not exceed 18% annually of death proceeds advanced. Interest will accrue daily on the advance at the annual interest rate. Accrued interest is added to the death benefit advance on the policy anniversary and will bear interest at the same rate charged for a policy loan. The death proceeds payable upon the death of the Insured will be reduced by any Loan Indebtedness and the amount of the lien. In addition, We may, in the future, charge an administrative fee of up to $150 for each death benefit advance. Receipt of a death benefit advance may be taxable.
Before You make a claim for a death benefit advance, You should seek assistance from Your personal tax advisor.

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Death Benefit Guarantee Rider
This rider provides that Your Policy will not lapse before the Insured attains a specified age if premiums paid equal or exceed the Death Benefit Guarantee Premium Requirement. This rider is automatically made a part of the Policy at issue as long as the premium (planned or paid) is equal to or greater than the annual Death Benefit Guarantee
Premium Requirement. The level of premium (planned or paid) at issue determines whether the no-lapse guarantee is extended to the Insured’s Attained Age 65, Attained Age 85 or Attained Age 100. An illustration (available at no charge from Your registered representative or Our home office) will provide the Death Benefit Guarantee Premium
Requirement applicable to Your Policy. The Death Benefit Guarantee Premium Requirement is described in
PREMIUMS - Premiums Affecting Guarantee Provisions.

If on any Monthly Date, the death benefit guarantee premium is not met, We send You a notice stating the premium required to keep the rider in effect. If the premium required to maintain the rider is not received in Our home office before the expiration of the 61 days (which begins when the notice is mailed), the death benefit guarantee is no longer in effect and the rider is terminated. If the rider terminates, it may not be reinstated (except in states where reinstatement is required).

The rider may not be added after the Policy has been issued. There is no charge to purchase this rider; however, sufficient premiums are required to be paid in order for the rider benefits to apply.

Extended Coverage Rider
This rider extends the Policy beyond the Maturity Date as long as the Policy is still in force and the Insured is living on the Maturity Date. The Policy will then terminate upon the Insured’s death. No Monthly Policy Charges are deducted after the Maturity Date. No additional premium payments are allowed, Adjustment options are not available and the death benefit option is changed to Death Benefit Option 1. All Division and Fixed Account values will be transferred to the Money Market Division and no further transfers are allowed. However, Your right to take partial surrenders and loans is not restricted. This rider is added automatically to all Policies when issued. You may choose not to extend the Maturity Date by requesting the rider not be attached to Your Policy. There is no charge for this rider.

Life Paid-Up Rider (Overloan Protection)
Under certain circumstances, this rider can guarantee the Policy will not lapse when there is large Loan
Indebtedness by converting the Policy to paid-up life insurance. The rider benefit will begin on any Monthly Date the following conditions are satisfied:
· the Loan Indebtedness is at least 92% of the Surrender Value;
· there is sufficient Net Surrender Value to cover the one-time rider charge;
· the Insured’s Attained Age is 75 years or older;
· the Policy has been in force for at least 15 Policy Years; and
· premiums paid have been surrendered.

For Policies issued with the cash value accumulation test, We reserve the right to begin the rider benefit when the
Loan Indebtedness is at least 86% of the Surrender Value and all other conditions are satisfied. The amount of Loan
Indebtedness is stated in the annual policy statement You receive each Policy Year.

Once the rider benefit begins:
· All values in the Divisions are immediately transferred to the Fixed Account where they will earn interest.
· No further Monthly Policy Charges are deducted for the remaining paid-up death benefit.
· No new premium payments, Face Amount adjustments, partial surrenders or loans are allowed.
· If death benefit option 2 or 3 is in effect, Your death benefit option will change to death benefit option 1 and You may no longer change the death benefit option.
· Your Loan Indebtedness remains and interest will continue to accrue on the Loan Indebtedness. However, loan payments can be submitted.
· All optional riders, except the extended coverage rider, will automatically be terminated.

There is a one-time charge taken from the Policy Value on the date the rider benefit begins. We will send You new data pages reflecting the change. You have the right to reject this change by giving Us Notice. The rider may be elected at any time prior to the Maturity Date.

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The Internal Revenue Service has not taken a position on the Life Paid-Up rider. You should consult Your tax advisor regarding this rider.

Return of Cost of Insurance Rider
This rider provides for the return of the cost of insurance charges. The returned charges are credited to the Policy
Value annually on the policy anniversary in equal amounts over a period of five years. The total amount credited is the sum of the cost of insurance charges for the Face Amount paid up to the time this benefit begins. The benefits begin as of the later of the last day of the 15th Policy Year or the last day of the Insured’s Attained Age 59 Policy
Year. The benefit is applied according to the premium allocation instructions in effect at that time. If the policy terminates for any reason or becomes paid-up due to the Life Paid-Up Rider, any benefit not credited is forfeited.
This rider is added automatically to all Policies. There is no charge for this rider.

Salary Increase Rider
This rider is available on business owned or business sponsored Policies only and provides increases in the Face
Amount, up to the rider benefit amount, based on salary adjustments without requiring evidence of insurability. The rider benefit amount is any amount You select subject to the then current underwriting guidelines. For Insureds with a risk classification of standard or better, the charge for this rider is taken at a monthly rate of $0.13 per $1,000 of rider benefit in excess of $30,000. When exercised, the Monthly Policy Charge and surrender charge will be increased to cover the costs and charges for any increase in the Face Amount made under this rider. The rider may be elected at any time prior to issue and if elected, the Cost of Living Increase Rider is not available. If You elect this rider, We will not add the Cost of Living Increase Rider to Your Policy.

Surrender Value Enhancement Rider
This rider provides for a waiver of a portion of the surrender charges for a limited time. If You fully surrender Your
Policy within the first seven Policy Years, We will reduce the amount of surrender charge We collect; provided, however, that the full policy surrender is not related to a replacement or exchange. In addition, We may provide an additional amount that is equivalent to a stated percentage of the sum of premiums received less partial surrenders since issue. The additional amount varies by age, gender and risk class of the Insured. The rider is only available for Policies issued for business cases and approved premium finance cases. Premium financing involves the lending of money, typically by a third party finance entity, to cover the cost of an insurance premium. Policies with the rider must be sufficiently funded as defined in Our then current underwriting guidelines. The rider may not be added after the Policy has been issued. The use of this rider disqualifies the use of the Cost of Living Increase Rider and the
Salary Increase Rider. If the Policy is issued with the rider, an additional sales charge (independent of the sales charge applicable to all Policies) is imposed on premium paid in excess of Target Premium in the first seven Policy
Years. Contact your registered representative to see if this rider is available for Your Policy.

Waiver of Monthly Policy Charges Rider
This rider pays the Monthly Policy Charges of the Policy if the Insured becomes disabled (as described in the rider)
and loses his/her ability to earn an income. Our approval, under Our then current underwriting guidelines, is required to add this rider. The rider may be added at any time that the Insured’s Attained Age is not greater than 59. There is a charge for this rider and the charge varies based on the Attained Age, risk classification and gender of the Insured.
You may obtain more information about the charge that would apply to You by contacting Your registered representative or by phoning 1-800-247-9988 and requesting a personalized illustration.

Waiver of Specified Premium Rider
This rider pays the Planned Periodic Premium on the Policy if the Insured becomes disabled (as described in the rider) and loses his/her ability to earn an income. Our approval, under Our then current underwriting guidelines, is required to add this rider. The rider may be added at any time that the Insured’s Attained Age is not greater than 59.
There is a charge for this rider and the charge varies based on the Attained Age, risk classification and gender of the
Insured. You may obtain more information about the charge that would apply to You by contacting Your registered representative or by phoning 1-800-247-9988 and requesting a personalized illustration.

Reservation of Rights
We reserve the right to change the Policy to assure it continues to qualify as life insurance for tax purposes.
However, We cannot make any guarantee regarding the future tax treatment of any Policy.

We reserve the right to modify or endorse the Policy in order to maintain compliance with applicable laws and regulations.

26

We also reserve the right to amend or terminate the special plans described in this prospectus; for example, preauthorized premium payments. You would be notified of any such action to the extent required by law.

Right to Exchange
During the first 24 months after the Effective Date (except during a grace period), You have the right to make an irrevocable, one-time election to transfer all of Your Division and Fixed DCA Account values to the Fixed Account. No charge is imposed on this transfer. The Policy Value immediately after the transfer will be the same as immediately before the transfer. From the exchange date forward, the Policy Value will no longer be affected by the investment performance of the Divisions.

Your request must be in writing and be signed by the Owner(s). The request must be postmarked or delivered to Our home office before the end of the 24-month period. The transfer is effective when We receive Your Written Request.

In states where required, during the first 24 months after the Effective Date (except during a grace period), the Policy can be exchanged for a new permanent fixed benefit life insurance policy that We make available that is not term or variable insurance, subject to specified conditions.

Suicide
Death proceeds are not paid if the Insured dies by suicide, while sane or insane, within two years of the Policy Date
(or two years from the date of Face Amount increase with respect to such increase). In the event of the suicide of the
Insured within two years of the Policy Date, Our only liability is a refund of premiums paid, without interest, minus any
Loan Indebtedness and partial surrenders. In the event of suicide within two years of a Face Amount increase, Our only liability with respect to that increase is a refund of the cost of insurance for the increase. This amount will be paid to the beneficiary(ies). The length of the suicide period may vary in some states.

Delay of Payments or Transfers
Payment due to exercise of Your rights under the examination offer provision, surrenders, policy loans, death or maturity proceeds, and transfers to or from a Division are generally made within five days after We receive Your instructions in a form acceptable to Us. This period may be shorter where required by law. However, payment of any amount upon return of the Policy, full or partial surrender, policy loan, death, maturity or the transfer to or from a
Division may be deferred during any period when the right to sell mutual fund shares is suspended as permitted under provisions of the Investment Company Act of 1940.

The right to sell shares may be suspended during any period when:
· trading on the NYSE is restricted as determined by the SEC or when the NYSE is closed for other than weekends and holidays, or
· an emergency exists, as determined by the SEC, as a result of which:
· disposal by a fund of securities owned by it is not reasonably practicable;
· it is not reasonably practicable for a fund to fairly determine the value of its net assets; or
· the SEC permits suspension for the protection of security holders.

If a payment or transfer is delayed and Your instruction is not canceled by Your written Notice the transaction will occur on the first Business Day following the expiration of the permitted delay. The transaction is generally made within five days thereafter.

In addition, We reserve the right to defer payment of that portion of Your Policy Value that is attributable to a premium payment made by check for a reasonable period of time (not to exceed 15 Business Days) to allow the check to clear the banking system.

We may defer payment of proceeds payable out of the Fixed Account and/or Fixed DCA Account for a period of up to six months.

27

PREMIUMS

Payment of Premiums
The amount and frequency of Your premium payments affects the Policy Value, the Net Surrender Value and how long the Policy remains in force. Generally, the higher the Face Amount the higher the premium should be. You must pay premiums to Us at Our home office, Principal National Life Insurance Company, 801 Grand (IDPC), Des Moines,
Iowa 50392.

You may make unscheduled premium payments and/or Planned Periodic Premiums. Planned Periodic Premiums are
premiums in the amount and on the frequency You plan to pay. You may set up monthly preauthorized withdrawals to allow Us to automatically deduct premium payments from Your checking or other financial institution account. We send premium reminder notices if You establish an annual, semiannual or quarterly planned payment schedule.

Premiums Affecting Guarantee Provisions
No-Lapse Guarantee
Your initial premium must be at least the No-Lapse Guarantee Monthly Premium. After the initial premium, You may determine the amount and timing of subsequent premium payments (with certain restrictions); however, We recommend You continue to pay at least the No-Lapse Guarantee Monthly Premium. By meeting the No-Lapse
Guarantee Monthly Premium requirement, Your Policy is guaranteed not to terminate during the first ten Policy Years even if the Net Surrender Value is insufficient to cover the Monthly Policy Charge.

The no-lapse guarantee monthly premium is ((a) times (b)) divided by (c) where:
(a) is the Face Amount divided by 1,000.
(b) is the No-Lapse Guarantee Monthly Premium rate.
(c) is 12.

The No-Lapse Guarantee Monthly Premium requirement is met if ((a) minus (b)) is greater than or equal to (c) where:
(a) is the sum of premiums paid.
(b) is the sum of all Loan Indebtedness and partial surrenders.
(c) is the sum of the no-lapse guarantee monthly premiums since the Policy Date to the most recent Monthly
Date.

If the no-lapse premium requirement is not met and the Net Surrender Value is insufficient to cover the Monthly
Policy Charge, the Policy may terminate in the first ten Policy Years.

The No-Lapse Guarantee Monthly Premium rate is per $1,000 of Face Amount and may vary by issue age, risk classification, gender* and tobacco status. The no-lapse guarantee monthly premium is shown on Your Policy.
* For Policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans, the premiums are not based on the gender of the Insured.

Death Benefit Guarantee
If the Death Benefit Guarantee Rider is made a part of Your Policy and You pay at least the Death Benefit Guarantee
Premium Requirement, the death benefit guarantee period may last longer than the ten year period provided by the no-lapse guarantee provision. You choose whether You want the no-lapse guarantee period to extend to the
Insured’s Attained Age 65, Attained Age 85 or Attained Age 100. Generally, a longer death benefit guarantee period will have a higher premium requirement.

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The death benefit guarantee monthly premium is ((a) times (b)) divided by (c) where:
(a)	is the Face Amount divided by 1,000.
(b)	is the death benefit guarantee premium rate.
(c)	is 12.

	Example
	If the Face Amount is $250,000 with Death Benefit Option 2 and
	the Insured is a 40-year old male with a risk classification of preferred non-tobacco:
			Death Benefit
		Premium Rate	Guarantee Monthly Premium
	Death Benefit Guarantee to Attained Age 65	$12.57	$261.88
	Death Benefit Guarantee to Attained Age 85	$21.04	$438.34
	Death Benefit Guarantee to Attained Age 100	$26.82	$558.75

You choose the death benefit guarantee period based on Your scheduled premium payments. The Death Benefit
Guarantee Premium Requirement is met if ((a) minus (b)) is greater than or equal to (c) where:
(a)	is the sum of premiums paid.
(b)	is the sum of all Loan Indebtedness and partial surrenders.
(c)	is the sum of the death benefit guarantee monthly premiums since the Policy Date to the most recent
Monthly Date.

If the Death Benefit Guarantee Premium Requirement is not met, the Death Benefit Guarantee Rider will terminate.

The death benefit guarantee premium rate is per $1,000 of Face Amount and may vary by issue age, risk classification, gender* and tobacco status. The death benefit guarantee monthly premium is shown on Your Policy.
* For Policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans, the premiums are not based on the gender of the Insured.

Premium Limitations
In no event may the total of all premiums paid, both scheduled and unscheduled, be more than the maximum premium payments allowed for life insurance under the Internal Revenue Code. If You make a premium payment that would result in total premiums exceeding the maximum limitation, We only accept that portion of the payment that makes total premiums equal the maximum. Unless otherwise directed, any excess will be returned and no further premiums are accepted until allowed by the current maximum premium limitations.

If any premium payment increases the Policy’s death benefit by more than it increases the Policy Value, We reserve the right to refund all or part of the premium payment. This can occur when Your Policy’s death benefit is equal to the minimum death benefit as described in DEATH BENEFITS AND POLICY VALUES – IRS Definition of Life
Insurance, If all or part of the premium payment is not refunded, We may require satisfactory evidence of insurability.

The minimum initial premium required is the monthly No-Lapse Guarantee Monthly Premium. There is no minimum amount requirement for subsequent premiums; however, insufficient premium payments may cause the policy to lapse as described above in POLICY TERMINATION AND REINSTATEMENT - Policy Termination (Lapse).

Allocation of Premiums
Your initial Net Premium (and other Net Premiums We receive prior to and on the Effective Date through twenty days after the Effective Date) is allocated to the Money Market Division at the end of the Business Day We receive the premium. Twenty-one days after the Effective Date, the money is reallocated to the Divisions, Fixed Account and/or
Fixed DCA Account according to Your instructions. If the twenty-first day is not a Business Day, the transfer will occur on the first Business Day following the twenty-first day from the Effective Date. This transfer will not be subject to any fees, nor will it be deemed a transfer for purposes of identifying market timing activity.

Example:	The Effective Date of Your Policy is February 1st. Your Net Premium is allocated to the Money
Market Division at the end of the Valuation Period We receive the premium. At the close of business on February 21st, the Net Premium is reallocated to the Divisions, Fixed Account and/or Fixed DCA
Account that You selected.

29

Net Premium payments received after the twenty-day period are allocated to the Divisions, the Fixed Account and/or
Fixed DCA Account according to Your premium allocation instructions. For each Division, Fixed Account and Fixed
DCA Account, the allocation percentage must be zero or a whole number. The total of all allocation percentages must equal 100. Net Premium payments are allocated as of the Valuation Period in which they are received.

At any time, You may change the percentage allocation for future premium payments by:
· sending a Written Request to Us;
· calling Us at 1-800-247-9988 (if telephone privileges apply); or
· visiting www.principal.com (if internet privileges apply).

The allocation changes are effective at the end of the Valuation Period in which Your new instructions are received.

NOTE: We reserve the right to keep the initial premium payment in the Money Market Division longer than 20 days to correspond to the examination offer periods of a particular state’s replacement requirements.

Division Valuation
There is no guaranteed minimum Division value. Its value reflects the investment experience of the Division. It is possible that the investment performance could cause a loss of the entire amount allocated to the Division. Without additional premium payments or a Death Benefit Guarantee Rider, it is possible that no death benefit would be paid upon the Insured’s death.

At the end of any Valuation Period, Your value in a Division is:
· the number of Units You have in the Division
· multiplied by the value of a Unit in the Division.

The number of Units is the total of Units purchased by allocations to the Division from:
· Your initial premium payment (less Premium Expense Charges);
· plus subsequent premium payments (less Premium Expense Charges);
· plus transfers from another Division, the Fixed Account or the Fixed DCA Account minus Units sold:
· for partial surrenders from the Division;
· as part of a transfer to another Division, the Fixed Account or the Loan Account; and
· to pay Monthly Policy Charges and any transaction fees.

We calculate unit values on days that the NYSE is open for trading and trading is not restricted. We do not calculate unit values on these recognized holidays: New Year’s Day; Labor Day; Martin Luther King, Jr. Day; Thanksgiving;
President’s Day; Christmas; Good Friday, Memorial Day and Independence Day. In addition, We do not calculate unit values if an emergency exists making disposal or valuation of securities held in the Underlying Mutual Funds impracticable or if the SEC, by order, permits a suspension or postponement for the protection of security holders.

To calculate the unit value of a Division, the unit value from the previous Business Day is multiplied by the Division’s net investment factor for the current Valuation Period. The number of Units does not change due to a change in unit value.

30

The net investment factor measures the performance of each Division. The net investment factor for a Valuation
Period is calculated as follows:

[{the share price of the Underlying Mutual Fund at the end of the valuation period before that day’s transactions
plus
the per share amount of the dividend (or other distribution) made by the mutual fund during the Valuation Period}
divided by
the share price of the Underlying Mutual Fund at the end of the previous Valuation Period after that day’s transactions].

When an investment owned by an Underlying Mutual Fund pays a dividend, the dividend increases the net asset value of a share of the Underlying Mutual Fund as of the date the dividend is recorded. As the net asset value of a share of an Underlying Mutual Fund increases, the Unit value of the corresponding Division also reflects an increase.
Payment of a dividend under these circumstances does not increase the number of Units You own in the Division.

DEATH BENEFITS AND POLICY VALUES

Death Proceeds
If coverage is in effect and the Insured dies before the Maturity Date, We pay death proceeds upon Our receipt of:
Proof of the death of the Insured (typically, a death certificate) and
A completed and signed Beneficiary’s Statement (Claim Form):
· If the beneficiary is a trust, the Claim Form must be signed by the trustee(s) and We must also receive a copy of the Trust Agreement and/or Our Trustee Certification form.
· If the beneficiary is a corporation or other entity, the Claim Form must be signed by a corporate officer and
We must also receive proof of that person’s signing authority (e.g., a copy of the Article of Incorporation or
By-Laws indicating the authority of the office and a current Board resolution naming the officer(s) authorized to sign on behalf of the entity) and a Certificate of Good Standing or Certificate of Existence provided by the state where the entity was incorporated or otherwise created.

Payment of the death proceeds will be made within seven Business Days of receipt of the required documentation.
We pay death proceeds first to the assignee, if any, in a lump sum. We pay the remainder to Your named beneficiary(ies) as described below. If no beneficiary(ies) survives the Insured, We will pay the death proceeds to the
Owner or the Owner’s estate unless You have given Us written Notice otherwise.

We will pay death proceeds according to the benefit payment option (shown below) that You have chosen. If You do not select a benefit payment option, Your named beneficiary(ies) may each choose to receive payment in a lump sum or according to a benefit payment option. If Your beneficiary(ies) does not choose a benefit payment option, We will pay the death proceeds in a lump sum.

The death proceeds are calculated as of the date of the Insured’s date of death and include:
· the death benefit described below in DEATH BENEFITS AND POLICY VALUES — Death Benefit Options;
· minus Loan Indebtedness;
· minus any overdue Monthly Policy Charges if the Insured died during a grace period;
· plus interest on the death proceeds as required by state law.

We pay interest on death proceeds as required by law.

Benefit Payment Instructions
While the Insured is alive, You may give Us instructions for payment of death proceeds under one of the fixed benefit payment options shown below. If We have not received written benefit payment instructions from You prior to the
Insured’s death, each of Your beneficiaries may select either a lump sum distribution or one of the benefit payment options shown below. You may change Your benefit payment instructions by sending Us written Notice. If You change Your beneficiary(ies) designation, Your prior benefit payment instructions are automatically revoked.

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Benefit Payment Options
· Customized Benefit Arrangement
We will make benefit payments based on arrangements You have requested and We have agreed to in writing; e.g., equal payments made over a specified period of time; joint and survivor life income with a reduced survivor benefit, etc.
· Life Income
We will make benefit payments for a person’s lifetime; payments stop after the death of that person. It is possible that We would make no payments if the person were to die before the first payment was due.
· Life Income with Period Certain
We will make benefit payments for the longer of a person’s lifetime or a guaranteed period that You specify
(must be between 5 to 30 years). If the person dies before all of the guaranteed payments have been made,
We will continue to make the guaranteed payments to the person(s) You or Your beneficiary designate until the end of the guaranteed period.
· Joint and Survivor Life Income
We will make benefit payments for the longer of the lifetimes of two named people. Payments stop upon the death of the survivor of the two persons. It is possible that We would make no payments if both persons were to die before the first payment was due.
· Joint and Survivor Life Income with Period Certain
We will make benefit payments for the longer of the lifetimes of two named people or a guaranteed payment period that You specify (must be between 5 to 30 years). If both people die before all of the guaranteed payments have been made, We will continue to make the guaranteed payments to the person(s) You or Your beneficiary designates until the end of the guaranteed period.

These benefit payment options are also available if the Policy matures or is surrendered.

Death Benefit Options
The death benefit option is selected at the time of application. If a death benefit option is not chosen, the Policy will be issued with Death Benefit Option 1.

The three death benefit options available are:
·	Death Benefit Option 1 – the death benefit equals the greater of:
	·	the Face Amount; or
	·	the amount found by multiplying the Policy Value by the applicable percentage*.
·	Death Benefit Option 2 – the death benefit equals the greater of:
	·	the Face Amount plus the Policy Value; or
	·	the amount found by multiplying the Policy Value by the applicable percentage*.
·	Death Benefit Option 3 – the death benefit equals the greater of:
	·	the Face Amount plus the greater of a) premiums paid less partial surrenders or b) zero; or
	·	the amount found by multiplying the Policy Value by the applicable percentage*.
* The applicable percentage tables are in APPENDIX D and are based on Our interpretation of
Section 7702 of the Internal Revenue Code as set forth below. The table which applies to Your Policy is determined by Your choice of either the guideline premium/cash value corridor test or the cash value accumulation test.

Example:	The following assumptions are made to demonstrate the use of the Tables found in APPENDIX D.
Death Benefit Option: 1
Face Amount: $250,000
Policy Value: $150,000
Definition of Life Insurance Test: Guideline Premium/Cash Value Corridor Test Attained Age: 40
Risk Class: Preferred Non-Tobacco
Applicable Percentage: 250%
Death Benefit = $375,000 ($150,000 x 250%)

If the Definition of Life Insurance Test was the Cash Value Accumulation Test, the applicable percentage would be 399.00% (assuming the Insured is a male) and the death benefit would be
$598,500.

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Change in Death Benefit Option
You may change the death benefit option on or after the first policy anniversary. Up to two changes are allowed per
Policy Year. Your request must be made in writing and approved by Us. The effective date of the change will be the
Monthly Date that coincides with, or next follows, Our approval. If the death benefit option change involves a Face
Amount decrease, You may elect to keep the current Face Amount, subject to underwriting review and approval.

The option may not be changed from Death Benefit Option 1 to Death Benefit Option 3 or from Death Benefit
Option 2 to Death Benefit Option 3. We will increase or decrease the Face Amount so that the death benefit immediately after the change equals the death benefit before the change.

Changing from Death Benefit Option 1 to Death Benefit Option 2
We will decrease the Face Amount. The amount of the decrease is equal to the Policy Value on the effective date of the change. If there have been increases in the Face Amount, the decrease of Face Amount will be made on a last in, first out basis. Because the death benefit can continue to increase under Death Benefit Option 2, therefore increasing the Company’s risk, We may require proof of insurability. In addition, cost of insurance charges will likely increase.
Face Amount	Death Benefit	Policy Value
before the change	before the change	before the change
$1,000,000	$1,000,000	$50,000
after the change	after the change	after the change
$950,000	$1,000,000	$50,000
($1,000,000 - $50,000)	($950,000+$50,000)

Changing from Death Benefit Option 2 to Death Benefit Option 1
We will increase the Face Amount. The amount of the increase is equal to the Policy Value on the effective date of the change. Because the death benefit will not continue to increase under Death Benefit Option 1, no proof of insurability is required. Cost of insurance charges will likely decrease.
Face Amount	Death Benefit	Policy Value
before the change	before the change	before the change
$1,000,000	$1,050,000	$50,000
	($1,000,000 + $50,000)
after the change	after the change	after the change
$1,050,000	$1,050,000	$50,000
($1,000,000 + $50,000)

Changing from Death Benefit Option 3 to Death Benefit Option 1
We will increase the Face Amount. The amount of the increase is equal to the amount by which the total premiums paid exceed total partial surrenders as of the effective date of the change. The increase will be in the same proportion as the Face Amount is to the Face Amount.
Because the death benefit will not continue to increase under Death Benefit Option 1, no proof of insurability is required. Cost of insurance charges will likely decrease. This example assumes total premiums paid are $30,000, total partial surrenders are $10,000.
Face Amount	Death Benefit	Policy Value
before the change	before the change	before the change
$1,000,000	$1,020,000	$50,000
	($1,000,000 + ($30,000 - $10,000))
after the change	after the change	after the change
$1,020,000	$1,020,000	$50,000
($1,000,000 + ($30,000 - $10,000))

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Changing from Death Benefit Option 3 to Death Benefit Option 2
We will either increase or decrease the Face Amount by subtracting the Policy Value from the greater of a) premiums paid less partial surrenders and b) zero. Because the death benefit can continue to increase under Death Benefit Option 2, therefore, increasing the
Company’s risk, We may require proof of insurability. In addition, cost of insurance charges will likely increase. This example assumes that total premiums paid are $30,000, total partial surrenders are $10,000.
Face Amount	Death Benefit	Policy Value
before the change	before the change	before the change
$1,000,000	$1,020,000	$50,000
($1,000,000 + ($30,000 - $10,000))
after the change	after the change	after the change
$970,000	$1,020,000	$50,000
($1,000,000 + ($30,000 - $10,000) -	($970,000 + $50,000)
$50,000)

IRS Definition of Life Insurance
The Policy should qualify as a life insurance contract as long as it satisfies either the guideline premium/cash value corridor test or the cash value accumulation test as defined under Section 7702 of the Internal Revenue Code. One of these tests is chosen on the application. If a test is not chosen, the Policy will comply with the guideline premium/cash value corridor test. Once a test is chosen, it cannot be changed on the Policy.

The guideline premium/cash value corridor test places limitations on the amount of premium payments that may be made and on Policy Values that can accumulate relative to the death benefit. Guideline premium limits are determined when the Policy is issued and can vary by the death benefit option chosen. Guideline premium limits will likely change due to any Adjustment to the Policy.

If at any time a premium is paid which would result in total premiums exceeding the current guideline premium limits,
We accept only that portion of the premium which would make the total premiums equal the guideline premium limits.

The cash value accumulation test does not place limitations on the amount of premium payments but limits the amount of Policy Values that can accumulate relative to the death benefit.

To satisfy either test, the ratio of the death benefit to the Policy Value must be at least as great as the applicable percentage shown in APPENDIX D. As the Policy Value increases, the minimum death benefit may be required to increase. Because the cost of insurance You pay is based in part on the amount of the death benefit, an increase in the death benefit increases the cost of insurance.

As compared to the cash value accumulation test, the guideline premium/cash value corridor test generally has:
· smaller applicable percentages
· lower minimum death benefit
· lower cost of insurance charges
· better Policy Value growth.

The smaller applicable percentages lead to a lower minimum death benefit and thus lower cost of insurance charges.
Lower charges result in better Policy Value growth.

This may not be the result in all cases. The specifics of each Policy determine which test is more suitable.
Illustrations using each of the tests will help You determine which test meets Your objectives. An illustration may be obtained from Your registered representative or by calling 1-800- 247-9988.

The table below demonstrates the minimum death benefit based on the test chosen.

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The example below is based on the following:
·	The Insured is a male with an Attained Age of 40 at the time the Policy was issued. He dies at the beginning of the sixth Policy Year (Attained Age 45).
·	Face Amount is $100,000.
·	Death Benefit Option 1
·	Policy Value at the date of death is $25,000.
·	The minimum death benefit under the guideline premium/cash value corridor test is $53,750 (assuming an applicable percentage of 215% x Policy Value).
·	The minimum death benefit under the cash value accumulation test is $84,172.50 (assuming an applicable percentage of 336.69%).

	The death benefit payable
	is the larger of these two amounts
			Net amount at
		Minimum	risk used in
	Face	death	calculating the cost
	amount	benefit	of insurance charge
Guideline Premium/Cash Value Corridor Test	$100,000	$53,750	$74,753.98
Cash Value Accumulation Test	$100,000	$84,172.50	$74,753.98

Here’s the same example, but with a Policy Value of $75,000. Because the Policy Value has increased, the minimum death benefit is now:
· $161,250 for the guideline premium/cash value corridor test.
· $252,517.50 for the cash value accumulation test.

	The death benefit payable
	is the larger of these two amounts
			Net amount at
		Minimum	risk used in
	Face	death	calculating the cost
	amount	benefit	of insurance charge
Guideline Premium/Cash Value Corridor Test	$100,000	$161,250	$ 85,853.29
Cash Value Accumulation Test	$100,000	$252,517.50	$176,896.26

Keep in mind that cost of insurance charges, which affect Your Policy’s value, increase with the amount of the death benefit, as well as over time. The cost of insurance is charged at a rate per $1,000 of the Net Amount at Risk. As the
Net Amount at Risk increases, the cost of insurance increases. Policy Value also varies depending on the performance of the investment options in Your Policy.

All transactions will be subject to the limits as defined under Section 7702 of the Internal Revenue Code. A transaction may not be allowed, or an increase in Face Amount may be required, if the transaction would cause a refund of premium and/or distribution of the Policy Value in order to maintain compliance with the Section 7702 limits.

Maturity Proceeds
The Maturity Date is the policy anniversary where the Insured’s Attained Age is 121. If the Insured is living on the
Maturity Date, the Policy is in force and You do not want the Maturity Date extended by the Extended Coverage
Rider, maturity proceeds equal to the Net Surrender Value are paid. If the Extended Coverage Rider is attached but
You wish to receive the maturity proceeds at the Policy’s maturity and avoid conversion to Death Benefit Option 1,
You must send Notice to Our home office.

The maturity proceeds are paid either as a cash lump sum on the Maturity Date or under the benefit payment option
You have selected. Only if the Extended Coverage Rider is present on the Policy will the Maturity Date automatically be extended to the date of the Insured’s death (as explained in GENERAL DESCRIPTION OF THE POLICY -
Optional Insurance Benefits).

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Adjustment Options
Increase in Face Amount
You may request an increase at any time provided that the Policy is not in a grace period and Monthly Policy
Charges are not being waived under a rider. The minimum increase in Face Amount is $50,000 ($10,000 for special underwriting programs). A Face Amount increase request made in the first 10 Policy Years will increase the No-
Lapse Guarantee Monthly Premium for the remainder of the 10 years.

The request must be made on an adjustment application. The application must be signed by the Owner(s) and the
Insured. If Your request is not approved, no changes are made to Your Policy.

We will approve Your request if:
· the Insured is alive at the time of Your request; and
· the Attained Age meets Our then current underwriting requirements; and
· We receive evidence satisfactory to Us that the Insured is insurable under Our underwriting guidelines in place at the time of Your request.

The increase in Face Amount is in a risk classification determined by Us. The Adjustment is effective on the Monthly
Date on or next following Our approval of Your request.

If You want insurance coverage to start at the time the adjustment application is submitted, an “adjustment premium”
payment must be sent with the completed application. The amount of the adjustment premium is based on the Face
Amount of the Policy, issue age, gender and tobacco status. This amount is shown on the policy illustration provided to You by Your registered representative. If this amount is submitted with the application, an adjustment premium conditional receipt will be given to You. The receipt acknowledges the adjustment premium payment and details any interim conditional insurance coverage.

Any adjustment premium payment made in connection with the adjustment application is held in Our General
Account without interest (for a period of up to 60 days) while We complete underwriting for the Adjustment. If We approve the Adjustment, on the effective date of the Adjustment, the amount of the adjustment premium payment being held minus the Premium Expense Charge is moved to the Divisions, Fixed Account and/or Fixed DCA
Accounts according to Your then current premium allocation percentages.

The cost of insurance charge will increase in the event of an increase in a Policy’s Face Amount. If there is insufficient value to pay the higher charges after an increase in Face Amount, the entire Policy (not just the incremental increase in Face Amount) will terminate, unless the no-lapse or death benefit guarantees are in effect.

Decrease in Face Amount
On or after the first policy anniversary, You may request a decrease in the Face Amount. No transaction fee is imposed on decreases in the Face Amount. A decrease in Face Amount lowers the cost of insurance charges but does not reduce surrender charges or the No-Lapse Guarantee Monthly Premium requirement. A decrease is requested as follows:
· the request must be made on an adjustment application;
· the application must be signed by the Owner(s);
· the Policy is not in a grace period;
· Monthly Policy Charges are not being waived under a waiver rider;
· the decrease is at least the minimum amount as determined by Our underwriting guidelines in place at the time of Your request;
· the decrease may not reduce the Face Amount below $100,000;
· cumulative Face Amount decreases in Policy Years two through five cannot exceed 35% of the Initial Face
Amount; and
· if there have been previous increases in the total Face Amount, the decrease of total Face Amount will be made on a last in, first out basis.

A decrease may not be allowed if the decrease would cause a refund of premium and/or the distribution of the Policy
Value in order to maintain compliance with the limits required by the Internal Revenue Code relating to the definition of life insurance.

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Policy Values
Your Policy Value is equal to the sum of the values in Your Divisions, Fixed Account, Fixed DCA Account and Loan
Account.
· Your Policy Value increases as premiums are applied and when interest is credited.
· Your Policy Value decreases as policy loans, partial surrenders, unpaid loan interest and policy expenses are deducted.
· Your Policy Value can increase or decrease as the investment experience of Your chosen Divisions fluctuates.

SURRENDERS AND PARTIAL SURRENDERS

Surrenders
You must send Us a Written Request for any surrender. The request must be signed by all Owners, irrevocable beneficiary(ies), if any, and any assignees. The surrender is effective and the Surrender Value calculated as of the end of the Valuation Period during which We receive the Written Request for surrender. Partial surrenders may negatively affect Your no-lapse guarantee provision and Your Death Benefit Guarantee Rider, if applicable.

Total and partial surrenders from the Policy are generally paid within five Business Days of Our receipt of the Written
Request for surrender. Certain delays in payment are permitted (see GENERAL DESCRIPTION OF THE POLICY -
Delay of Payments).

Full Surrender
You may surrender the Policy while the Policy is in effect. If the full surrender is within ten years of the Policy Date or a Face Amount increase, a surrender charge is imposed. There is no refund of any Monthly Policy Charges deducted before the full surrender effective date.

We reserve the right to require You to return the Policy to Us prior to making any payment though this does not affect the amount of the Surrender Value.

Unscheduled Partial Surrender
On or after the first policy anniversary and prior to the Maturity Date, You may surrender a part of the Net Surrender
Value. Up to two unscheduled partial surrenders may be made during a Policy Year. The total of Your two unscheduled partial surrenders during a Policy Year may not be greater than 75% of the Net Surrender Value (as of the date of the request for the first unscheduled partial surrender in that Policy Year). The unscheduled partial surrender may not decrease the Face Amount to less than $100,000.

Your Policy Value is reduced by the amount of the surrender. Partial surrenders will negatively affect Your death benefit and Your Death Benefit Guarantee Rider if applicable. We surrender Units from the Divisions and/or values from the Fixed Account to equal the dollar amount of the surrender request. The surrender is deducted from Your
Division(s) and/ or Fixed Account according to the surrender allocation percentages You specify. If surrender allocation percentages are not specified, the deduction is made using Your Monthly Policy Charge allocation percentages. No surrender charge is imposed on an unscheduled partial surrender.

An unscheduled partial surrender may cause a reduction in Face Amount. If the Face Amount had been increased, any reduction of the Face Amount is made on a last in, first out basis.
· If the Death Benefit Option 1 is in effect and the death benefit equals the Face Amount, the Face Amount is reduced by the amount of the unscheduled partial surrender that is not deemed to be a preferred partial surrender. In situations where the death benefit is greater than the Face Amount, the Face Amount is reduced by the amount the unscheduled partial surrender exceeds the difference between the death benefit and Face
Amount.

Preferred Partial Surrender (pertains only if Death Benefit Option 1 is in effect)
During Policy Years two through fifteen, 10% of the Net Surrender Value as of the end of the prior Policy
Year may be surrendered without a subsequent decrease in the Face Amount. Any amount surrendered in excess of 10% causes a reduction in the Face Amount. The 10% preferred partial surrender privilege is not cumulative from year-to-year and cannot exceed $100,000 in any Policy Year or $250,000 over the life of the
Policy.

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The maximum amount of preferred partial surrenders in a Policy Year is the lesser of ((a) plus (b)) or
(c) where:
(a) is the amount of the unscheduled partial surrender.
(b) is the amount of any preferred partial surrenders in the same Policy Year.
(c) is 10% of the Net Surrender Value at the end of the prior Policy Year.

· If the Death Benefit Option 2 is in effect, there is no reduction in the Face Amount upon an unscheduled partial surrender.
· If the Death Benefit Option 3 is in effect, the Face Amount is reduced by the lesser of (a) or (b) where:
(a) is the unscheduled partial surrender amount;
(b) is the greater of (i) the amount that total partial surrenders exceed total premiums paid, or (ii) zero.

Scheduled Partial Surrender
On or after the first policy anniversary and prior to the Maturity Date, You may elect to receive part of Your Net
Surrender Value automatically on any Monthly Date.
·	You select the amount of the surrender and the surrender frequency (annually, semi-annually, quarterly or monthly (based on Policy Year)).
·	The surrender is deducted from Your Division(s) and/or Fixed Account according to Your Monthly Policy Charge allocation percentages.
·	Each scheduled partial surrender may not be greater than 90% of the Net Surrender Value (as of the date of the scheduled partial surrender).
·	Scheduled partial surrenders will continue until We receive Your instructions to stop them or until surrenders equal premiums paid. Once surrenders equal premiums paid, if there is any remaining Net Surrender Value, scheduled policy loans will automatically begin, unless You direct Us otherwise, so as to provide You the same dollar amount at the same frequency as You had received under the scheduled partial surrenders.
·	A scheduled partial surrender may cause a reduction in Face Amount:
· If Death Benefit Option 1 is in effect and the death benefit equals the Face Amount:
· on the first Monthly Date a scheduled partial surrender is effective (and each subsequent policy anniversary) the Face Amount is reduced.
· the amount of the reduction is the sum of the scheduled partial surrenders planned for that Policy Year that are not deemed to be a preferred partial surrender.
· If the amount of the scheduled partial surrender is increased, the Face Amount is reduced on the
Monthly Date the change is effective. If the amount of the scheduled partial surrender is decreased, the
Face Amount is not increased.

If the death benefit is greater than the Face Amount, the Face Amount is reduced by the amount determined above which exceeds the difference between the death benefit and Face Amount.

Preferred Partial Surrender (pertains only if Death Benefit Option 1 is in effect)
During Policy Years two through fifteen, 10% of the Net Surrender Value as of the end of the prior Policy
Year may be surrendered without a subsequent decrease in the Face Amount. Any amount surrendered in excess of 10% causes a reduction in the Face Amount. The 10% preferred partial surrender privilege is not cumulative from year-to-year and cannot exceed $100,000 in any Policy Year or $250,000 over the life of the
Policy.

The maximum amount of preferred partial surrenders in a Policy Year is the lesser of ((a) plus (b)) or
(c) where:
(a) is the sum of the scheduled partial surrenders planned for that Policy Year.
(b) is the amount of any preferred partial surrenders in the same Policy Year.
(c) is 10% of the Net Surrender Value at the end of the prior Policy Year.

·	If the Death Benefit Option 2 is in effect, there is no reduction in the Face Amount due to scheduled partial surrenders.

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· If the Death Benefit Option 3 is in effect, the Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Face Amount may also be reduced on the Monthly Date any increase to a scheduled partial surrender is effective. The Face Amount is reduced by the lesser of (a) or (b) where:
(a) is the scheduled partial surrender amounts planned for that Policy Year;
(b) is the greater of (i) the amount that total partial surrenders exceed total premiums paid, or (ii) zero.

Examination Offer (Free-Look Provision)
It is important to Us that You are satisfied with the purchase of Your Policy. Under state law, You have the right to return the Policy for any reason during the examination offer period (a “free look”). If You properly exercise Your free look, We will rescind the policy and We will pay You a refund. The state in which the Policy is issued determines the examination offer period and the type of refund that applies.

Your premium payments are allocated to the Money Market Division when the examination offer period begins.
Twenty-one days after that date, We will transfer Your premium payments to Your selected investment options (for more detail, see PREMIUMS – Allocation of Premiums). If You return this Policy before expiration of the examination offer period, We will refund Your full premium in states where required. In states where permitted, We will refund the
Net Policy Value, which may be more or less than Your premium.

Your request to return the Policy must be in writing. The request and the Policy must be mailed to Us or returned to the agent no later (as determined by the postmark) than the last day of the examination offer period as shown below.

The examination offer period is the later of:
· 10 days after the Policy is delivered to You; or
· such later date as specified by applicable state law.

NOTE: See GENERAL DESCRIPTION OF THE POLICY – Delay of Payments.

LOANS

Policy Loans
While Your Policy is in effect (but after the examination offer period) and has a Net Surrender Value, You may borrow money from Us with the Policy as the security for the policy loan.
· The maximum amount You may borrow is 90% of the Net Surrender Value as of the date We process the policy loan. The maximum amount You may borrow may be different in some states.
· You may request a policy loan of $5,000 or less by calling Us at 1-800-247-9988. If You are requesting a policy loan of more than $5,000, Your request must be made in writing.
· Generally, policy loan proceeds are sent within five Business Days from the date We receive Your request (see
GENERAL DESCRIPTION OF THE POLICY — Delay of Payments).
· Requests for policy loans from any joint Owner are binding on all joint Owners.
· Policy loans may negatively affect Your no-lapse guarantee provision and Your Death Benefit Guarantee Rider, if applicable (see POLICY TERMINATION AND REINSTATEMENT — Policy Termination (Lapse)).

You are charged interest on any Loan Indebtedness. During the first ten Policy Years, the interest rate is 5.50% of
Loan Indebtedness per year. After Policy Year ten, the interest rate is 4.00% of Loan Indebtedness per year. Interest accrues daily and is due and payable at the end of the Policy Year. If interest is not paid when due, it is added to the
Loan Indebtedness. Adding unpaid interest to the Loan Indebtedness causes additional amounts to be withdrawn from Your Fixed Account, Fixed DCA Account and/or Division(s) and transferred to the Loan Account. Withdrawals are made in the same proportion as the allocation used for the most recent Monthly Policy Charge.

A policy loan generally has a permanent effect on Policy Values. If a policy loan had not been made, the Policy Value would reflect the investment experience of the Division(s) and the interest credited to the Fixed Account and Fixed
DCA Account. In addition, Loan Indebtedness is subtracted from:
· death proceeds at the death of the Insured;
· Surrender Value upon full surrender or termination of a Policy; and
· maturity proceeds paid.

39

Loan Indebtedness reduces Your Net Surrender Value. If the Net Surrender Value is less than the Monthly Policy
Charges on a Monthly Date, the 61-day grace period provision applies (see POLICY TERMINATION AND
REINSTATEMENT – Policy Termination (Lapse)).

If the Policy terminates with an outstanding loan balance, there may be negative tax consequences.

Loan Account
When a policy loan is taken, a Loan Account is established. The Loan Account is part of Our General Account.

An amount equal to the loan is transferred from Your Divisions and/or Fixed Account to Your Loan Account. You may
instruct Us on the proportions to be taken from Your Divisions or the Fixed Account. There are no restrictions on which Divisions or accounts that the loan amount can be transferred from.

Your Loan Account earns interest from the date of transfer. The Loan Account interest rate is 4.00% of the amount in the Loan Account per year. Interest accrues daily and is paid at the end of the Policy Year.

The net policy loan charge is 1.50% of Loan Indebtedness in Policy Years 1-10 and 0.00% of Loan Indebtedness
thereafter.

Unscheduled Loans
Unscheduled loans are available in all Policy Years. You may instruct Us on the proportions to be taken from Your accounts. If You do not provide such instruction, the loan amount is withdrawn in the same proportion as the allocation used for the most recent Monthly Policy Charge.

Scheduled Loans
After the first Policy Year, scheduled policy loans are available on any Monthly Date if You have withdrawn, through partial surrenders, an amount equal to or exceeding total premiums paid. A scheduled loan is the equivalent of a scheduled withdrawal of earnings following the withdrawal of all premiums paid. Scheduled loans may occur on a monthly, quarterly, semiannual or annual basis (based on the Policy Year). The loan amount is withdrawn from Your
Divisions in the same proportion as the most recent Monthly Policy Charge.

Loan Payments
While the Policy is in force and before the Insured dies, You may pay the Loan Indebtedness as follows:
· policy loans may be repaid totally or in part;
· repayments are allocated to the Division(s), Fixed Account and Fixed DCA Account in the proportions used for allocation of premium payments;
· payments that We receive that are not designated as premium payments are applied as loan repayments if there is any Loan Indebtedness;
· the repayments are allocated as of the Valuation Period in which We receive the repayment; and
· repayments are to be sent to Our home office.

POLICY TERMINATION AND REINSTATEMENT

Policy Termination (Lapse)
During the first 10 Policy Years, a Policy will enter a grace period and is at risk of terminating if (i) the Policy does not satisfy the “no-lapse guarantee test” described below and (ii) the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge.

After the first 10 Policy Years, a Policy will enter a grace period and is at risk of terminating if the Net Surrender
Value on any Monthly Date is less than the Monthly Policy Charge.

During a grace period, as described below, You may pay the minimum required premium to keep Your Policy in force. A Policy will terminate if You have not paid the minimum required premium before the grace period expires.

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The Policy also terminates:
·	when You make a full Policy surrender;
·	when death proceeds are paid; and
·	when the maturity proceeds are paid.

When the Policy terminates, all privileges and rights of the Owner(s) and all optional insurance benefits will end.
Subject to certain conditions, You may reinstate a policy that has terminated (see POLICY TERMINATION AND
REINSTATEMENT — Reinstatement).

No-Lapse Guarantee Test
During the first 10 Policy Years, a Policy will not enter a grace period if it meets the “no-lapse guarantee test,” even if the Policy’s Net Surrender Value is insufficient to meet the Monthly Policy Charge. A Policy satisfies the no-lapse guarantee test if ((a) minus (b)) is greater than or equal to (c), where:
(a) is the sum of the premiums paid.
(b) is the sum of all Loan Indebtedness and partial surrenders.
(c) is the sum of the No-Lapse Guarantee Monthly Premiums since the Policy Date to the most recent Monthly
Date.

The no-lapse guarantee does not protect the Policy beyond the tenth Policy Year. After the first 10 Policy Years, there is no guarantee that Your Policy will stay in force even if You make premium payments under Your Planned
Periodic Premium schedule unless:
· Your Policy’s Net Surrender Value is at least equal to the Monthly Policy Charge on the current Monthly Date; or
· the Death Benefit Guarantee Rider is in effect.

Grace Period
If a policy is at risk of terminating, We will send You notice of a 61-day grace period during which You can pay the minimum required premium to keep Your Policy in force. This grace period begins on the date We mail the notice of impending policy termination to You. The notice will be sent to Your last post office address known to Us and will tell
You the amount of the minimum required premium to avoid termination of Your Policy, payment instructions and the grace period end date. Your Policy will remain in force during the grace period. If We do not receive the minimum required premium payment by the end of the grace period, Your Policy will terminate without value.

No partial surrenders, Face Amount Adjustments, or policy loans may be made during a grace period.

Minimum Required Premium
During the first 10 Policy Years, the minimum required premium is the lesser of the cumulative premium shortfall or the Net Surrender Value shortfall, each set forth below:

The cumulative premium shortfall is the amount of premium necessary for the Policy to satisfy the No-Lapse
Guarantee Monthly Premium requirement. The cumulative premium shortfall is equal to ((a) minus (b)) plus
(c) where:
(a) is the cumulative minimum monthly premium due at the start of the grace period.
(b) is the amount equal to all premiums paid minus the sum of the Loan Indebtedness and partial surrenders.
(c) is three No-Lapse Guarantee Monthly Premiums.

The Net Surrender Value shortfall is the amount of premium necessary to (i) reimburse Us for the Monthly Policy
Charges during the grace period and (ii) provide enough Policy Value to pay the Monthly Policy Charge on the first Monthly Date after the grace period. The Net Surrender Value shortfall is equal to ((a) plus (b)) divided by
(c) where:
(a) is the amount by which the surrender charge is more than the Net Policy Value at the start of the grace period after the Monthly Policy Charge is deducted.
(b) is three Monthly Policy Charges.
(c) is 1 minus the Maximum Premium Expense Charge percentage.

After the first 10 Policy Years, the minimum required premium is the Net Surrender Value shortfall described above.

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If the grace period ends before We receive the minimum required premium, We keep any remaining value in the
Policy to cover past due Monthly Policy Charges. Adverse market fluctuations may cause the Policy to enter into subsequent grace periods.

The length of the Grace Period and/or the calculation for the minimum required premium may be different in some states.

Death During Grace Period
If the Insured dies during a grace period, We will pay the death benefit to the beneficiary(ies). The amount of the death benefit will be reduced by:
· all Monthly Policy Charges due and unpaid at the death of the Insured; and
· any Loan Indebtedness.

Reinstatement
Subject to certain conditions, You may reinstate a Policy that terminated as described in POLICY TERMINATION
AND REINSTATEMENT - Policy Termination (Lapse). The Policy may be reinstated provided all of the following conditions are satisfied:
(a) such reinstatement is prior to the Maturity Date;
(b) You have not surrendered the Policy;
(c) not more than three years have elapsed since the Policy terminated (this time period may vary by state);
(d) You supply evidence which satisfies Us that the Insured is alive and is insurable; and
(e) You make the minimum required reinstatement premium as described below.

Minimum Required Premium
During the first 10 Policy Years, the minimum required premium is the lesser of the cumulative premium shortfall or the Net Surrender Value shortfall, each set forth below.

The cumulative premium shortfall is the amount of premium necessary for the Policy to satisfy the No-Lapse
Guarantee Monthly Premium requirement following expiration of the grace period. The cumulative premium shortfall is ((a) minus (b)) plus (c) where:
(a) is the cumulative minimum monthly premium due at the end of the grace period.
(b) is the amount equal to all premiums paid minus the sum of the Loan Indebtedness and partial surrenders.
(c) is three no-lapse guarantee monthly premiums.

The Net Surrender Value shortfall is the amount of premium necessary to (i) reimburse Us for the Monthly Policy
Charges during the grace period and (ii) provide enough Policy Value to pay the Monthly Policy Charge for three
Monthly Dates after the grace period. The Net Surrender Value shortfall is ((a) plus (b)) divided by (c) where:
(a) is the amount by which the surrender charge is more than the Net Policy Value at the end of the grace period after the Monthly Policy Charge is deducted.
(b) is three Monthly Policy Charges.
(c) is 1 minus the Maximum Premium Expense Charge percentage.

During Policy Years 11 and later, the minimum required premium is the Net Surrender Value shortfall described above.

NOTE: The minimum required premium during a grace period and the minimum required premium to reinstate a policy are calculated differently. The minimum required premium for reinstatement is calculated so as to allow Us to recover Monthly Policy Charges due and unpaid during the grace period and to provide enough
Policy Value to pay three Monthly Policy Charges after reinstatement of the Policy. As a result, the minimum required premium for reinstatement will be higher than the minimum required premium for grace period.

Reinstatement will be effective on the next Monthly Date following the date We approve the reinstatement application. Your rights and privileges as Owner(s) are restored upon reinstatement. The reinstated Policy will have the same Policy Date as the original Policy.

If a policy loan or loan interest was unpaid when the Policy terminated, the policy loan must be reinstated or repaid
(loan interest does not accrue over the period the Policy was terminated). We do not require payment of Monthly
Policy Charges during the period the Policy was terminated.

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Premiums received with Your reinstatement application are held in Our General Account without interest while We complete underwriting for the reinstatement. If the reinstatement is approved, premiums are allocated to Your selected Division(s), Fixed Account and/or Fixed DCA Account on the reinstatement date. We will use the premium allocation percentages in effect at the time of termination of the Policy unless You provide new allocation instructions.

If You reinstate Your Policy and then it is fully surrendered, a surrender charge may be imposed. The surrender charge, if any, is calculated based on the number of years the Policy was in force. The period of time during which the Policy was terminated is not included in these calculations.

If You reinstate Your Policy, the Return of Cost of Insurance Rider is not reinstated.

TAX ISSUES RELATED TO THE POLICY

The following description is a general summary of the tax rules pertaining to life insurance policies. This section relates primarily to federal income taxes rules, regulations and interpretations, which in Our opinion are currently in effect but which are subject to change at any time. This summary is not comprehensive and is not intended as tax advice. While We reserve the right to change the Policy to assure it continues to qualify as life insurance for tax purposes, We cannot make any guarantee regarding the future tax treatment of any Policy.

NOTE: Due to the complexity of these rules and because they are affected by the facts and circumstances of each Policy, You should consult with legal and tax counsel and other competent advisors regarding these matters.

Taxation of Death Proceeds
The death proceeds payable under a Policy are generally excludable from the gross income of the beneficiary(ies)
under the Internal Revenue Code (IRC). However, if the Policy is transferred for valuable consideration, then a portion of the death proceeds may be includable in the beneficiary’s gross income.

The Pension Protection Act of 2006 limits the tax-free death proceeds for employer-owned insurance to the amount of premiums paid unless certain requirements are satisfied. This legislation pertains to Policies issued August 17,
2006 and later, and Policies issued prior to August 17, 2006 that have had a material increase in the death benefit or other material change on or after August 17, 2006. The following requirements must be satisfied in order for the death proceeds of employer-owned life insurance to be tax-free:

1)	Specific written notice must be provided to the Insured, and written consent from the Insured must be obtained prior to the policy being issued; and

2)	A specific qualifying condition with respect to the Insured’s status must be met.

Some examples are: the Insured must be either (i) an employee of the policy holder at any time during the
12 month period before the Insured’s death, or (ii) a director or a highly compensated employee or a highly compensated individual, as defined by the IRC, at the time the policy was issued.

Taxation of Maturity Proceeds
A taxable event may occur if the Net Surrender Value at maturity plus any Loan Indebtedness is greater than premiums paid less partial surrenders and premium refunds. The taxable amount is the difference between the
Surrender Value and the remaining premiums in the policy.

Taxation of Growth in Policy Value
Any increase in Policy Value is not included in gross income while the Policy is in-force and continues to meet the definition of life insurance as defined under Section 7702 of the Internal Revenue Code. If a contract does not meet the definition of life insurance, the Owner will be subject to income tax on annual increases in cash value.

Taxation of Policy Surrenders and Partial Surrenders
A surrender or termination of the Policy may have income tax consequences. Upon surrender, the Owner(s) is not taxed on the Surrender Value except for the amount, if any, that exceeds the gross premiums paid less the untaxed portion of any prior surrenders. The amount of any Loan Indebtedness, upon surrender or termination, is added to the Net Surrender Value and treated, for this purpose, as if it had been received. A loss incurred upon surrender is generally not deductible. The tax consequences of a surrender may differ if the proceeds are received under any benefit payment option.

43

A full surrender of the Policy will, and a partial surrender may, be included in Your gross income to the extent that the distribution exceeds Your investment in the Policy. Partial surrenders generally are not taxable unless the total of such surrenders exceeds total premiums paid to the date of partial surrender less the untaxed portion of any prior partial surrenders. If within the first fifteen Policy Years You make a partial surrender with a corresponding reduction in the Face Amount, special rules apply. Under those circumstances, the Internal Revenue Code has defined a special formula under which You may be taxed on all or a portion of the surrender amount.

The increase in Policy Value of the Policy is not included in gross income unless and until there is a full surrender or partial surrender under the Policy. A full surrender of the Policy will, and a partial surrender may, be included in Your gross income to the extent the distribution exceeds Your investment in the Policy. Transfers between the Division(s)
Fixed Account and/or Fixed DCA Account are not considered as distributions from the Policy and would not be considered taxable income.

NOTE: The tax treatment of partial surrenders described above also applies to preferred partial surrenders, see
SURRENDERS AND PARTIAL SURRENDERS - Preferred Partial Surrender.

Taxation of Policy Loans and Loan Interest
If the Policy is not a modified endowment contract, loans received under the Policy are not generally considered to be distributions subject to tax. Interest paid to Us as a result of a policy loan may or may not be deductible depending on a number of factors.

If the Policy is a modified endowment contract, loans received under the Policy are considered to be distributions subject to tax.

If the Policy terminates with an outstanding loan balance, there may be tax consequences.

Taxation of Change of Owner
Transfer of ownership may have tax consequences to the Owner. The sale of a life insurance policy may have different income tax consequences than the cash surrender of such policy. Please consult with Your tax advisor before changing ownership of Your life insurance policy.

Taxation of Change of Insured
For tax purposes, changing the Insured is considered to be the same as a surrender of the policy. The taxable amount is generally the difference between the Policy Value and the Net Premiums paid.

Modified Endowment Contract Status
A Policy becomes a Modified Endowment Contract when premiums paid exceed certain premium limits as defined by
Section 7702A of the Internal Revenue Code. There is no change regarding the tax-deferred internal build-up of
Policy Value or the income tax-free death benefit to Your beneficiary(ies), however, distributions from a Modified
Endowment Contract are taxed as if the Policy is a deferred annuity. Thus, taxation on partial surrenders, policy loans and other defined distributions will occur if Your Policy Value is greater than Your premiums paid. In addition, taxable distributions are subject to a federal income tax penalty of 10% unless the distribution is
· made after the Owner attains age 59½; or
· attributable to the taxpayer becoming disabled; or
· part of a series of substantially equal periodic payments (made not less frequently than annually) made for the life or life expectancy of the taxpayer or the joint lives or joint life expectancy of the taxpayer and beneficiary.

Once a Policy is classified as a Modified Endowment Contract, the classification cannot be changed. Modified endowment contract classification may be avoided by limiting the amount of premiums paid under the Policy. In the absence of Your instructions, We will refund all or part of the premium payment that would make the Policy a modified endowment contract.

Taxation of Exchange or Assignment of Policies
An exchange or assignment of a Policy may have tax consequences. Please consult with Your tax advisor before exchanging or assigning Your life insurance policy.

44

Corporate Alternative Minimum Tax
Ownership of a Policy by certain corporations may affect the Owner’s exposure to the corporate alternative minimum tax. In determining whether it is subject to alternative minimum tax, the corporate owner must make two computations. First, the corporation must take into account a portion of the current year’s increase in the built-in gain in its corporate owned policies. Second, the corporation must take into account a portion of the amount by which the death benefits received under any Policy exceed the sum of a) the premiums paid on that Policy in the year of death, and b) the corporation’s basis in the Policy (as measured for alternative minimum tax purposes) as of the end of the corporation’s tax year immediately preceding the year of death. The corporate alternative minimum tax does not apply to S Corporations. Such tax also does not apply to “Small Corporations” as defined by Section 55(e) of the
Internal Revenue Code.

Special Considerations for Corporations
Section 264 of the Internal Revenue Code imposes numerous limitations on the interest and other business deductions that may otherwise be available to businesses that own life insurance policies. In addition, the premium paid by a business for a life insurance policy is not deductible as a business expense or otherwise if the business is directly or indirectly a beneficiary of the policy.

Other Tax Issues
Federal estate taxes and state and local estate, inheritance and other taxes may become due depending on applicable law and Your circumstances or the circumstances of the policy beneficiary(ies) if You or the Insured dies.

Withholding
Withholding is generally required on certain taxable distributions under insurance contracts. In the case of periodic payments, the withholding is at graduated rates. With respect to non-periodic distributions, withholding is a flat rate of
10%. You may elect to have either non-periodic or periodic payments made without withholding except if Your tax identification number has not been furnished to Us or if the IRS has notified Us that the number You furnished is incorrect. Non-resident aliens are subject to 30% withholding (or lower treaty rate) on taxable distributions.

GENERAL PROVISIONS

Frequent Trading and Market-Timing (Abusive Trading Practices)
This Policy is not designed for frequent trading or market timing activity of the investment options. If You intend to trade frequently and/or use market timing investment strategies, You should not purchase this Policy.

We consider frequent trading and market timing activities to be abusive trading practices because they:
· Disrupt the management of the Underlying Mutual Funds by;
· forcing the fund to hold short-term (liquid) assets rather than investing for long term growth, which results in lost investment opportunities for the fund; and
· causing unplanned portfolio turnover;
· Hurt the portfolio performance of the Underlying Mutual Funds; and
· Increase expenses of the Underlying Mutual Fund and Separate Account due to;
· increased broker-dealer commissions; and
· increased recordkeeping and related costs.

We have adopted policies and procedures to help Us identify and prevent abusive trading practices. In addition, the
Underlying Mutual Funds monitor trading activity to identify and take action against abuses. While Our policies and procedures are designed to identify and protect against abusive trading practices, there can be no certainty that We will identify and prevent abusive trading in all instances. When We do identify abusive trading, We will apply Our policies and procedures in a fair and uniform manner.

If We, or an Underlying Mutual Fund that is an investment option with the Policy, deem abusive trading practices to be occurring, We will take action that may include, but is not limited to:
· Rejecting transfer instructions from a Policy Owner or other person authorized by the Owner to direct transfers;
· Restricting submission of transfer requests by, for example, allowing transfer requests to be submitted by
1st class U.S. mail only and disallowing requests made via the internet, by facsimile, by overnight courier or by telephone;
· Limiting the number of unscheduled transfers during a Policy Year to no more than 12;
· Requiring a holding period of a minimum of thirty days before permitting transfers among the Divisions where there is evidence of at least one round-trip transaction by the Owner; and
· Taking such other action as directed by the Underlying Mutual Fund.

45

We will support the Underlying Mutual Funds’ right to accept, reject or restrict, without prior written notice, any transfer requests into a fund.

In some instances, a transfer may be completed inadvertently after We have notified a Policy Owner that We believe that the Policy Owner may have been engaging in abusive trading practices. In those instances, We will reverse the transfer (within two Business Days after the transfer) and return the Policy to the investment options it had prior to the transfer. The reversal will be effected at the unit values determined on the date of the reversal. As a result, the
Policy Owner assumes the risk of any gains or losses associated with an investment in the transferee Division instead of in the transferor Division between the time of the transfer and the time of the reversal of the transfer. We will give the Policy Owner notice in writing of the reversal.

Purchase Procedures
A completed application and required supplements must be submitted to Us through an agent or broker selling the
Policy.

The minimum Face Amount when the Policy is originally issued is $100,000. We reserve the right to increase or decrease the minimum Face Amount. The increased minimum Face Amount would apply only to Policies issued after the effective date of the increase.

To issue a Policy, We require that the age of the Insured be 85 or younger as of the Policy Date. Other underwriting restrictions may apply. An applicant for the Policy must:
· furnish satisfactory evidence of insurability of the Insured; and
· meet Our insurance underwriting guidelines and suitability rules.

If You want insurance coverage to start at the time the application is submitted, You must send a payment with Your completed application. The amount is based on the Face Amount of the Policy, issue age, gender, and tobacco status. This amount is shown on the policy illustration provided to You by Us or Your registered representative. If this amount is submitted with the application, a conditional receipt will be given to You. The receipt acknowledges the initial payment and details any interim conditional insurance coverage.

We reserve the right to reject any application or related premium if We determine that We have not received complete information and/or instructions or that Our underwriting guidelines, suitability rules or procedures have not been met. Any premium submitted will be returned no later than five Business Days from the date the application was rejected.

Important Information about Customer Identification Procedures
To help the government fight the funding of terrorism and money laundering activities, Federal law requires financial institutions to obtain, verify, and record information that identifies each person who opens an account. When You open an account, We will ask for Your name, address, date of birth, and other information that will allow Us to verify
Your identity. We may also ask to see Your driver’s license or other identifying documents.

If concerns arise with verification of Your identification, no transactions will be permitted while We attempt to reconcile the concerns. If We are unable to verify Your identity within 30 days of Our receipt of Your initial premium payment, the account(s) will be closed and redeemed in accordance with normal redemption procedures.

Policy Date
If We issue a Policy, a Policy Date is determined. Policies will not be dated on the 29th, 30th or 31st of any month.
Policies that would otherwise be dated on these dates are dated on the first day of the following month. Policies that are issued on a cash on delivery (COD) basis and that would otherwise be dated on the 29th, 30th or 31st of a month will be dated on the first day of the following month. Your Policy Date is shown on the current data pages. Current data pages are the most recent policy specification pages issued to an Owner and are located in the Policy.

Upon specific request and Our approval, Your Policy may be backdated. The Policy Date may not be more than six months prior to the date of application (or shorter period if required by state law) Payment of at least the Monthly
Policy Charges is required for the backdated period. Monthly Policy Charges are deducted from the Policy Value for the backdated period.

46

Effective Date
The Policy Date and the Effective Date are the same unless a backdated Policy Date is requested. Insurance coverage is effective, provided all purchase requirements for the Policy have been satisfied.

If the proposed Insured dies before the Effective Date, there is no coverage under the Policy (coverage is determined solely under the terms of the conditional receipt, if any).

Special Purchase Plans
Where permitted by state law, Policies may be purchased under group or sponsored arrangements as well as on an individual basis. A group arrangement is a program under which a trustee, employer, or similar entity purchases
Policies covering a group of individuals on a group basis. A sponsored arrangement is a program under which an employer permits group solicitation of its employees or an association permits group solicitation of its members for the purchase of Policies on an individual basis.

Charges and deductions may be reduced for Policies purchased under a group or sponsored arrangement including waiver of premium sales load and waiver of surrender charge. Reductions may be available to:
· employees, officers, directors, agents, and immediate family members of the group or sponsored arrangement; and
· employees of agents of the Company and its subsidiaries.

Reductions are made under Our rules in effect on the date a Policy application is approved and are based on certain criteria (size of group, expected number of participants, anticipated premium payments, total assets under management for the group or sponsored arrangement).

Generally, the sales contacts and effort, administrative costs and mortality cost per Policy vary based on the size of the arrangement, the purpose for which the Policies are purchased, and certain characteristics of the members. The amount of the reduction and the criteria for reducing the charges and deductions reflect: a) Our reduced sales effort and administrative costs; and b) the different mortality experience expected from sales to group or sponsored arrangements.

We may modify, on a uniform basis, both the amounts of reductions and the criteria for qualification. Reductions in these charges will not discriminate unfairly against any person, including the affected Owners and all other Policy
Owners with policies funded with the Separate Account.

Distribution of the Policy
The Company has appointed Princor Financial Services Corporation (“Princor”) (Des Moines, Iowa 50392), a broker-
dealer registered under the Securities Exchange Act of 1934, a member of the Financial Industry Regulatory
Authority (“FINRA”) and affiliate of the Company, as the distributor and principal underwriter of the Policy. The
Company pays commissions on sales of the Policy of no more than 50% of premiums received in the first Policy Year
(or the first year following an Adjustment) up to the Target Premium. In addition, a commission of up to 3.0% of premium above the Target Premium received in the first Policy Year (or first year following an Adjustment) may be paid. In the second through fifteenth years following the Policy Date (or Adjustment Date), commissions range from
0% to 2.0% of premiums received.

Expense allowances may be paid to agents and brokers based on premiums received. Princor also may receive 12b-
1 fees in connection with purchases and sales of mutual funds underlying the Policies. The 12b-1 fees for the
Underlying Mutual Funds are shown in the prospectuses of each Underlying Mutual Fund.

Applications for the Policies are solicited by registered representatives of Princor or such other broker-dealers as have entered into selling agreements with Princor. Such registered representatives act as appointed agents of the
Company under applicable state insurance law and must be licensed to sell variable insurance products. The
Company intends to offer the Policy in all jurisdictions where it is licensed to do business and where the Policy is approved.

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Payments to Financial Intermediaries
The Company pays compensation to broker-dealers, financial institutions and other parties (“Financial
Intermediaries”) for the sale of the Policy according to schedules in the sales agreements and other agreements reached between the Company and the Financial Intermediaries. Such compensation generally consists of commissions on premiums paid on the Policy. The Company and/or its affiliates may also pay other amounts
(“Additional Payments”) that include, but are not limited to, marketing allowances, expense reimbursements and education payments. These Additional Payments are designed to provide incentives for the sale and retention of the
Policies as well as other products sold by the Company and may influence the Financial Intermediary or registered representative to recommend the purchase of this Policy over competing policies or over other investment options.
You may ask Your registered representative about these differing and divergent interests, how she/he is personally compensated and how his/her broker-dealer is compensated for soliciting applications for the Policy.

Service Arrangements and Compensation
The Company and/or Princor have entered into agreements with the distributors, advisers and/or the affiliates of some of the mutual funds underlying the Policy and receive compensation for providing certain services including, but not limited to, distribution and operational support services, to the Underlying Mutual Fund. Fees for these services are paid periodically (typically, quarterly or monthly) based on the average daily net asset value of shares of each fund held by the Separate Account and purchased at the Policy Owners’ instructions. Because the Company and Princor receive such fees, they may be subject to competing interests in making these funds available as investment options under the Policy. The Company takes into consideration the anticipated payments from
Underlying Mutual Funds when it determines the charges assessed under the Policy. Without these payments, charges under the Policy are expected to be higher.

Statement of Values
You receive an annual statement at the end of each Policy Year. The statement will show:
· current death benefit;
· current Policy Value and Surrender Value;
· all premiums paid since the last statement;
· all charges since the last statement;
· any Loan Indebtedness;
· any partial surrenders since the last statement;
· any investment gain or loss since the last statement; and
· total value of each of Your Divisions, the Fixed DCA Account and the Fixed Account.

You will also receive a statement as of the end of each calendar quarter. At any time, You may request a free current statement by telephoning 1-800-247-9988.

We also send You the reports required by the Investment Company Act of 1940 (as amended).

Services Available via the Internet and Telephone
If You elect internet and/or telephone privileges, instructions for the following transactions may be given to Us via the internet or telephone:
· change in allocations of future premium payments;
· change in allocation of the Monthly Policy Charge;
· change to Your APR instructions;
· change to Your scheduled transfer instructions;
· unscheduled transfers; and
· policy loan (not available via the internet) (loan proceeds are mailed to the Owner’s address of record).

If the Policy is owned by a trust, an authorized individual (with the proper password) may use these services and provide Us with instructions.

48

Your instructions:
· may be given by calling Us at 1-800-247-9988 between 7 a.m. and 9 p.m. Central Time on any day that the
NYSE is open;
· may be given by accessing Us at www.principal.com (for security purposes, You need a password to use any of the internet services, including viewing Your Policy information on-line. If You don’t have a password, You can obtain one at www.principal.com);
· must be received by Us before the close of the NYSE (generally 3:00 p.m. Central Time) to be effective the day
You call;
· are effective the next Business Day if not received until after the close of the NYSE; and
· from one joint Owner are binding on all joint Owners.

Direct Dial
You may receive information about Your Policy from Our Direct Dial system between 7 a.m. and 9 p.m. Central Time,
Monday through Saturday. The Direct Dial number is 1-800-247-9988. Through this automated system, You can:
· obtain information about unit values and Policy Values;
· initiate certain changes to Your Policy; and
· change Your password.
Instructions from one joint Owner are binding on all joint Owners. If the Policy is owned by a trust, an authorized individual (with the proper password) may use these services and provide Us with instructions.

Although neither the Separate Account nor the Company is responsible for the authenticity of telephone transaction or internet requests, the Separate Account and the Company reserve the right to refuse telephone and/or internet orders. You are liable for a loss resulting from a fraudulent telephone or internet order that We reasonably believe is genuine. We use reasonable procedures to assure instructions are genuine. If the procedures are not followed, We may be liable for loss due to unauthorized or fraudulent transactions. The procedures for telephone instructions include: recording all telephone instructions, requesting personal identification information (name, phone number, social security number, birth date, etc.) and sending written confirmation to the Owner’s address of record. The procedures for internet and Direct Dial include requesting the same personal identification information as well as
Your password, logging all internet and Direct Dial activity and sending written transaction confirmations to the
Owner’s address of record.

Misstatement of Age or Gender
If the age or, where applicable, gender of the Insured has been misstated, We adjust the death benefit payable under
Your Policy to reflect the amount that would have been payable at the correct age and gender.

Non-Participating Policy
The Policies do not share in any divisible surplus of the Company.

Incontestability
We will not contest the insurance coverage provided by the Policy, except for any increases in Face Amount, after the Policy has been in force during the lifetime of the Insured for a period of two years from the Policy Date. Any
Face Amount increase has its own two-year contestability period that begins on the effective date of the Adjustment.
In many states, the time limit in the incontestability period does not apply to fraudulent misrepresentations.

Independent Registered Public Accounting Firm
The financial statements of Principal National Life Insurance Company are included in the Statement of Additional
Information. Those statements have been audited by Ernst & Young LLP, independent registered public accounting firm, 801 Grand Avenue, Suite 3000, Des Moines, Iowa 50309, for the periods indicated in their report.

Neither the prospectus nor this Statement of Additional Information includes financial statements of the Separate
Account because, as of the date of the prospectus, the Separate Account had not yet commenced operations, had no assets, and had incurred no liabilities.

LEGAL PROCEEDINGS

There are no legal proceedings pending to which the Separate Account is a party or which would materially affect the
Separate Account.

49

TABLE OF SEPARATE ACCOUNT DIVISIONS

The following is a brief summary of the investment objectives of each Division. There is no guarantee that the objectives will be met.

AllianceBernstein International Value Division

Invests in:	AllianceBernstein Variable Products Series International Value
Portfolio - Class A
Investment Advisor:	AllianceBernstein L.P.
Investment Objective:	seeks long term growth of capital.

AllianceBernstein Small Cap Growth Division

Invests in:	AllianceBernstein Variable Products Series Small Cap Growth
Portfolio - Class A
Investment Advisor:	AllianceBernstein L.P.
Investment Objective:	seeks long-term growth of capital.

AllianceBernstein Small/Mid Cap Value Division

Invests in:	AllianceBernstein Variable Products Series Small/Mid Cap Value
Portfolio - Class A
Investment Advisor:	AllianceBernstein L.P.
Investment Objective:	seeks long-term growth of capital.

American Century VP Income & Growth Division

Invests in:	American Century VP Income & Growth Fund - Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	seeks capital growth by investing in common stocks. Income is a secondary objective.

American Century VP Inflation Protection Division

Invests in:	American Century VP Inflation Protection Fund - Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	pursues long-term total return using a strategy that seeks to protect against U.S. inflation.

American Century VP Mid Cap Value Division

Invests in:	American Century VP Mid Cap Value Fund - Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	seeks long-term capital growth. Income is a secondary objective.

50

American Century VP Value Division

Invests in:	American Century VP Value Fund - Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	seeks long-term capital growth. Income is a secondary objective.

American Century VP Vista Division

Invests in:	American Century VP Vista Fund - Class II
Investment Advisor:	American Century Investment Management, Inc.
Investment Objective:	seeks long-term capital growth.

Calvert Income Division

Invests in:	Calvert VP Income Portfolio
Investment Advisor:	Calvert Investment Management, Inc.
Investment Objective:	seeks to maximize long-term income, to the extent consistent with prudent investment management and preservation of capital,
through investment in bonds and other income producing
securities.

Calvert Russell 2000 Small Cap Index Division

Invests in:	Calvert VP Russell 2000 Small Cap Index Portfolio - Class F
Investment Advisor:	Summit Investment Advisers, Inc. through a sub-advisory
agreement with Calvert Investment Management, Inc.
Investment Objective:	seeks investment results that correspond to the investment
performance of U.S. common stocks, as represented by the
Russell 2000 Index.

Calvert S&P MidCap 400 Index Division

Invests in:	Calvert VP S&P Mid Cap 400 Index Portfolio - Class F
Investment Advisor:	Summit Investment Advisers, Inc. through a sub-advisory
agreement with Calvert Investment Management, Inc.
Investment Objective:	seeks investment results that correspond to the total return performance of U.S. common stocks, as represented by the S&P
Mid Cap 400 Index.

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Calvert SRI Equity Division

Invests in:	Calvert VP Sustainable and Responsible Investment Equity
Portfolio
Investment Advisor:	Atlanta Capital Management Company, LLC through a sub-
advisory agreement with Calvert Investment Management, Inc.
Investment Objective:	seeks growth in capital through investment in stocks of issuers in industries believed to offer opportunities for potential capital appreciation and which meet the portfolio's investment criteria including financial, sustainability and social responsibility factors.

Delaware Small Cap Value Division

Invests in:	Delaware VIP Small Cap Value Series - Service Class
Investment Advisor:	Delaware Management Company
Investment Objective:	seeks capital appreciation.

Delaware Smid Cap Growth Division

Invests in:	Delaware VIP Smid Cap Growth Series – Service Class
Investment Advisor:	Delaware Management Company
Investment Objective:	seeks long-term capital appreciation.

DWS Dreman Small Mid Cap Value Division

Invests in:	DWS Dreman Small Mid Cap Value VIP - Class B
Investment Advisor:	Dreman Value Management, L.L.C. through a sub-advisory
agreement with Deutsche Investment Management Americas Inc.
Investment Objective:	seeks long-term capital appreciation.

Fidelity VIP Contrafund Division

Invests in:	Fidelity VIP Contrafund® Portfolio - Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Investment Objective:	seeks long-term capital appreciation.

Fidelity VIP Equity-Income Division

Invests in:	Fidelity VIP Equity-Income Portfolio - Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Investment Objective:	seeks reasonable income. The fund will also consider the potential for capital appreciation. The fund’s goal is to achieve a yield which exceeds the composite yield on the securities comprising the S&P
500® Index.

52

Fidelity VIP High Income Division

Invests in:	Fidelity VIP High Income Portfolio - Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Investment Objective:	seeks a high level of current income, while also considering growth of capital.

Fidelity VIP Mid Cap Division

Invests in:	Fidelity VIP Mid Cap Portfolio – Service Class 2
Investment Advisor:	Fidelity Management & Research Company
Investment Objective:	seeks long-term growth of capital.

Franklin Mutual Global Discovery Securities Division

Invests in:	Franklin Templeton VIP Trust - Mutual Global Discovery Securities
Fund - Class 2
Investment Advisor:	Franklin Mutual Advisers, LLC
Investment Objective:	seeks capital appreciation.

Franklin Rising Dividends Securities Division

Invests in:	Franklin Templeton VIP Trust - Franklin Rising Dividends
Securities Fund - Class 2
Investment Advisor:	Franklin Advisory Services, LLC
Investment Objective:	seeks long-term capital appreciation, with preservation of capital as an important consideration.

Franklin Small Cap Value Securities Division

Invests in:	Franklin Templeton VIP Trust – Franklin Small Cap Value
Securities Fund – Class 2
Investment Advisor:	Franklin Advisory Services, LLC
Investment Objective:	seeks long-term total return.

Invesco Capital Appreciation Division

Invests in:	Invesco V.I. Capital Appreciation Fund - Series II Shares
Investment Advisor:	Invesco Advisers, Inc.
Investment Objective:	seeks long-term growth of capital.

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Invesco Core Equity Division

Invests in:	Invesco V.I. Core Equity Fund - Series II Shares
Investment Advisor:	Invesco Advisers, Inc.
Investment Objective:	seeks long-term growth of capital.

Invesco Global Health Care Division

Invests in:	Invesco V.I. Global Health Care Fund - Series I Shares
Investment Advisor:	Invesco Advisers, Inc.
Investment Objective:	seeks long-term growth of capital.

Invesco Mid Cap Core Equity Division

Invests in:	Invesco V.I. Mid Cap Core Equity Fund – Series II Shares
Investment Advisor:	Invesco Advisers, Inc.
Investment Objective:	seeks long-term growth of capital.

Janus Aspen Forty Division

Invests in:	Janus Aspen Series Forty Portfolio - Service Shares
Investment Advisor:	Janus Capital Management LLC
Investment Objective:	seeks long-term growth of capital.

MFS VIT New Discovery Division

Invests in:	MFS® VIT New Discovery Series - Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	seeks capital appreciation.

MFS VIT Utilities Division

Invests in:	MFS® VIT Utilities Series - Service Class
Investment Advisor:	Massachusetts Financial Services Company
Investment Objective:	seeks total return.

Neuberger Berman AMT Partners Division

Invests in:	Neuberger Berman AMT Partners Portfolio – Class I
Investment Advisor:	Neuberger Berman LLC through a sub-advisory agreement with
Neuberger Berman Management LLC
Investment Objective:	seeks growth of capital.

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Oppenheimer Main Street Small & Mid Cap Division

Invests in:	Oppenheimer Main Street Small- & Mid-Cap Fund®/VA - Service
Shares
Investment Advisor:	Oppenheimer Funds, Inc.
Investment Objective:	seeks capital appreciation.

Bond & Mortgage Securities Division

Invests in:	Principal Variable Contracts Funds Bond & Mortgage Securities
Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks to provide current income.

Diversified International Division

Invests in:	Principal Variable Contracts Funds Diversified International
Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

Equity Income Division

Invests in:	Principal Variable Contracts Funds Equity Income Account - Class
1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks to provide a relatively high level of current income and long-
term growth of income and capital.

Government & High Quality Bond Division

Invests in:	Principal Variable Contracts Funds Government & High Quality
Bond Account - Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks to provide a high level of current income consistent with safety and liquidity.

55

International Emerging Markets Division

Invests in:	Principal Variable Contracts Funds International Emerging
Markets Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub -advisory agreement with Principal Management Corporation
Investment Objective:	seeks long -term growth of capital.

LargeCap Blend II Division

Invests in:	Principal Variable Contracts Funds LargeCap Blend Account II -
Class 1
Investment Advisor:	T. Rowe Price Associates, Inc. and ClearBridge Advisors, LLC
through sub-advisory agreements with Principal Management
Corporation
Investment Objective:	seeks long-term growth of capital.

LargeCap Growth Division

Invests in:	Principal Variable Contracts Funds LargeCap Growth Account -
Class 1
Investment Advisor:	Columbus Circle Investors through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

LargeCap Growth I Division

Invests in:	Principal Variable Contracts Funds LargeCap Growth Account I -
Class 1
Investment Advisor:	T. Rowe Price Associates, Inc. and Brown Investment Advisory
Incorporated through sub-advisory agreements with Principal
Management Corporation
Investment Objective:	seeks long-term growth of capital.

LargeCap S&P 500 Index Division

Invests in:	Principal Variable Contracts Funds LargeCap S&P 500 Index
Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

56

LargeCap Value Division

Invests in:	Principal Variable Contracts Funds LargeCap Value Account -
Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

LargeCap Value III Division (merged into the Equity Income Division effective April 2011)

Invests in:	Principal Variable Contracts Funds LargeCap Value Account III -
Class 1 (merged into the Principal Variable Contracts Funds
Equity Income Account – Class 1 effective April 2011)
Investment Advisor:	AllianceBernstein, L.P. and Westwood Management Corp. through sub-advisory agreements with Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

MidCap Blend Division

Invests in:	Principal Variable Contracts Funds MidCap Blend Account - Class
1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

Money Market Division

Invests in:	Principal Variable Contracts Funds Money Market Account - Class
1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks as high a level of current income as is considered
consistent with preservation of principal and maintenance of liquidity.

Principal LifeTime 2010 Division

Invests in:	Principal Variable Contracts Funds Principal LifeTime 2010
Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks a total return consisting of long-term growth of capital and current income.

57

Principal LifeTime 2020 Division

Invests in:	Principal Variable Contracts Funds Principal LifeTime 2020
Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks a total return consisting of long-term growth of capital and current income.

Principal LifeTime 2030 Division

Invests in:	Principal Variable Contracts Funds Principal LifeTime 2030
Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks a total return consisting of long-term growth of capital and current income.

Principal LifeTime 2040 Division

Invests in:	Principal Variable Contracts Funds Principal LifeTime 2040
Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks a total return consisting of long-term growth of capital and current income.

Principal LifeTime 2050 Division

Invests in:	Principal Variable Contracts Funds Principal LifeTime 2050
Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks a total return consisting of long-term growth of capital and current income.

Principal LifeTime Strategic Income Division

Invests in:	Principal Variable Contracts Funds Principal LifeTime Strategic
Income Account - Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks current income, and as a secondary objective, capital
appreciation.

58

Real Estate Securities Division

Invests in:	Principal Variable Contracts Funds Real Estate Securities Account
- Class 1
Investment Advisor:	Principal Real Estate Investors, LLC through a sub-advisory
agreement with Principal Management Corporation
Investment Objective:	seeks to generate a total return.

SAM Balanced Portfolio Division

Invests in:	Principal Variable Contracts Funds Strategic Asset Management
Portfolios - Balanced Portfolio - Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks to provide as high a level of total return (consisting of reinvested income and capital appreciation) as is consistent with reasonable risk. In general, relative to the other Portfolios, the
Balanced Portfolio should offer investors the potential for a medium level of income and a medium level of capital growth, while exposing them to a medium level of principal risk.

SAM Conservative Balanced Portfolio Division

Invests in:	Principal Variable Contracts Funds Strategic Asset Management
Portfolios - Conservative Balanced Portfolio - Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks to provide a high level of total return (consisting of reinvestment of income and capital appreciation), consistent with a moderate degree of principal risk. In general, relative to the other
Portfolios, the Conservative Balanced Portfolio should offer investors the potential for a medium to high level of income and a medium to low level of capital growth, while exposing them to a medium to low level of principal risk.

SAM Conservative Growth Portfolio Division

Invests in:	Principal Variable Contracts Funds Strategic Asset Management
Portfolios - Conservative Growth Portfolio - Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks to provide long-term capital appreciation. In general, relative to the other Portfolios, the Conservative Growth Portfolio should offer investors the potential for a low to medium level of income and a medium to high level of capital growth, while
exposing them to a medium to high level of principal risk.

59

SAM Flexible Income Portfolio Division

Invests in:	Principal Variable Contracts Funds Strategic Asset Management
Portfolios - Flexible Income Portfolio - Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks to provide a high level of total return (consisting of reinvestment of income with some capital appreciation). In
general, relative to the other Portfolios, the Flexible Income
Portfolio should offer investors the potential for a high level of income and a low level of capital growth, while exposing them to a low level of principal risk.

SAM Strategic Growth Portfolio Division

Invests in:	Principal Variable Contracts Funds Strategic Asset Management
Portfolios - Strategic Growth Portfolio - Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks to provide long-term capital appreciation. In general, relative to the other Portfolios, the Strategic Growth Portfolio should offer investors the potential for a high level of capital growth, and a corresponding level of principal risk.

Short-Term Income Division

Invests in:	Principal Variable Contracts Funds Short-Term Income Account -
Class 1
Investment Advisor:	Edge Asset Management, Inc. through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks to provide as high a level of current income as is consistent with prudent investment management and stability of principal.

SmallCap Blend Division

Invests in:	Principal Variable Contracts Funds SmallCap Blend Account -
Class 1
Investment Advisor:	Principal Global Investors, LLC through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

SmallCap Growth II Division

Invests in:	Principal Variable Contracts Funds SmallCap Growth Account II -
Class 1
Investment Advisor:	Emerald Advisors, Inc. through a sub-advisory agreement with
Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

60

SmallCap Value I Division

Invests in:	Principal Variable Contracts Funds SmallCap Value Account I -
Class 1
Investment Advisor:	J.P. Morgan Investment Management, Inc. through a sub-advisory agreement with Principal Management Corporation
Investment Objective:	seeks long-term growth of capital.

Putnam VT Voyager Division

Invests in:	Putnam VT Voyager Fund – Class IB
Investment Advisor:	Putnam Investment Management, LLC
Investment Objective:	seeks capital appreciation.

Templeton Global Bond Securities Division

Invests in:	Franklin Templeton VIP Trust – Templeton Global Bond Securities
Fund – Class 2
Investment Advisor:	Franklin Advisers, Inc.
Investment Objective:	seeks high current income, consistent with preservation of capital.
Capital appreciation is a secondary consideration.

Van Eck Global Hard Assets Division

Invests in:	Van Eck VIP Trust – Van Eck VIP Global Hard Assets Fund –
Class S Shares
Investment Advisor:	Van Eck Associates Corporation
Investment Objective:	seeks long-term capital appreciation by investing primarily in hard asset securities. Income is a secondary consideration.

61

APPENDIX A – SURRENDER CHARGE RATE TABLE

Issue Age	Male	Female	Unisex
0	6.57	6.30	6.52
1	6.61	6.34	6.56
2	6.67	6.39	6.61
3	6.73	6.44	6.67
4	6.79	6.50	6.74
5	6.87	6.56	6.81
6	6.94	6.62	6.88
7	7.02	6.69	6.95
8	7.10	6.75	7.03
9	7.19	6.82	7.12
10	7.28	6.90	7.20
11	7.38	6.97	7.30
12	7.48	7.05	7.39
13	7.58	7.14	7.49
14	7.68	7.22	7.59
15	7.79	7.31	7.69
16	7.90	7.41	7.80
17	8.01	7.50	7.91
18	8.13	7.60	8.02
19	8.24	7.71	8.14
20	8.37	7.82	8.25
21	8.49	7.93	8.38
22	8.63	8.05	8.51
23	8.77	8.18	8.65
24	8.91	8.31	8.79
25	9.07	8.45	8.94
26	9.23	8.59	9.10
27	9.40	8.74	9.26
28	9.57	8.90	9.44
29	9.76	9.06	9.62
30	9.96	9.24	9.81
31	10.16	9.42	10.01
32	10.38	9.61	10.23
33	10.62	9.81	10.45
34	10.86	10.02	10.69
35	11.12	10.24	10.94
36	11.96	10.99	11.77
37	12.85	11.78	12.63
38	13.79	12.60	13.54
39	14.77	13.47	14.50
40	15.81	14.38	15.51
41	16.90	15.34	16.58
42	18.06	16.35	17.71
43	19.28	17.41	18.89
44	20.57	18.53	20.15
45	21.94	19.72	21.48
46	23.26	20.86	22.76
47	24.66	22.06	24.12
48	26.14	23.34	25.55
49	27.71	24.68	27.08
50	29.40	26.10	28.71
51	31.19	27.60	30.44
52	33.11	29.19	32.29

62

Issue Age	Male	Female	Unisex
53	35.15	30.87	34.25
54	37.34	32.65	36.34
55	39.66	34.53	38.57
56	41.24	35.74	40.07
57	42.90	37.01	41.64
58	44.65	38.35	43.30
59	46.52	39.75	45.06
60	48.52	41.24	46.94
61	50.66	42.81	48.95
62	52.94	44.47	51.08
63	55.35	46.23	53.34
64	55.79	48.10	55.73
65	55.74	50.10	55.81
66	55.67	52.22	55.75
67	55.60	54.48	55.68
68	55.53	55.83	55.61
69	55.44	55.77	55.53
70	55.35	55.70	55.45
71	55.26	55.64	55.37
72	55.20	55.57	55.31
73	55.13	55.50	55.24
74	55.04	55.43	55.16
75	54.95	55.36	55.09
76	54.86	55.28	55.00
77	54.77	55.19	54.92
78	54.70	55.11	54.86
79	54.65	55.01	54.80
80	54.59	54.91	54.75
81	54.56	54.87	54.73
82	54.51	54.83	54.69
83	54.45	54.77	54.65
84	54.41	54.72	54.63
85	54.39	54.67	54.62

63

APPENDIX B – SURRENDER CHARGE PERCENTAGE TABLE

Male
Policy Year
Issue
Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
0	100.0%	99.7%	99.3%	98.9%	98.5%	88.8%	79.1%	69.4%	59.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
1	100.0%	99.6%	99.2%	98.8%	98.4%	88.7%	79.0%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
2	100.0%	99.6%	99.2%	98.7%	98.3%	88.6%	79.0%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
3	100.0%	99.5%	99.1%	98.7%	98.2%	88.6%	78.9%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
4	100.0%	99.5%	99.1%	98.6%	98.2%	88.5%	78.9%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
5	100.0%	99.5%	99.1%	98.6%	98.1%	88.5%	78.9%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
6	100.0%	99.5%	99.0%	98.6%	98.1%	88.4%	78.8%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
7	100.0%	99.5%	99.0%	98.5%	98.0%	88.4%	78.8%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
8	100.0%	99.5%	99.0%	98.5%	97.9%	88.3%	78.7%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
9	100.0%	99.4%	98.9%	98.4%	97.9%	88.3%	78.7%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
10	100.0%	99.4%	98.9%	98.4%	97.8%	88.2%	78.7%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
11	100.0%	99.4%	98.9%	98.3%	97.8%	88.2%	78.6%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
12	100.0%	99.4%	98.8%	98.3%	97.7%	88.2%	78.6%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
13	100.0%	99.4%	98.8%	98.2%	97.7%	88.1%	78.6%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
14	100.0%	99.4%	98.8%	98.2%	97.6%	88.1%	78.6%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
15	100.0%	99.4%	98.8%	98.2%	97.6%	88.1%	78.5%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
16	100.0%	99.4%	98.8%	98.2%	97.5%	88.0%	78.5%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
17	100.0%	99.4%	98.7%	98.1%	97.5%	88.0%	78.5%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
18	100.0%	99.3%	98.7%	98.1%	97.4%	87.9%	78.4%	68.9%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
19	100.0%	99.3%	98.7%	98.0%	97.3%	87.8%	78.4%	68.9%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
20	100.0%	99.3%	98.6%	97.9%	97.2%	87.8%	78.3%	68.9%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
21	100.0%	99.3%	98.6%	97.9%	97.1%	87.7%	78.3%	68.8%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
22	100.0%	99.2%	98.5%	97.8%	97.0%	87.6%	78.2%	68.8%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
23	100.0%	99.2%	98.5%	97.7%	96.9%	87.5%	78.1%	68.7%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
24	100.0%	99.2%	98.4%	97.6%	96.8%	87.4%	78.1%	68.7%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
25	100.0%	99.2%	98.4%	97.6%	96.7%	87.4%	78.0%	68.7%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
26	100.0%	99.1%	98.3%	97.5%	96.6%	87.3%	77.9%	68.6%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
27	100.0%	99.1%	98.3%	97.4%	96.5%	87.2%	77.9%	68.6%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
28	100.0%	99.1%	98.2%	97.3%	96.3%	87.0%	77.8%	68.5%	59.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
29	100.0%	99.0%	98.1%	97.2%	96.2%	86.9%	77.7%	68.4%	59.2%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
30	100.0%	99.0%	98.0%	97.0%	96.0%	86.8%	77.6%	68.4%	59.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
31	100.0%	99.0%	98.0%	96.9%	95.9%	86.7%	77.5%	68.3%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
32	100.0%	98.9%	97.9%	96.8%	95.7%	86.5%	77.4%	68.2%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
33	100.0%	98.9%	97.8%	96.7%	95.5%	86.4%	77.3%	68.2%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
34	100.0%	98.8%	97.7%	96.6%	95.4%	86.3%	77.2%	68.1%	59.0%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
35	100.0%	98.8%	97.6%	96.4%	95.2%	86.1%	77.1%	68.0%	59.0%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
36	100.0%	98.8%	97.5%	96.3%	95.0%	86.0%	77.0%	68.0%	59.0%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
37	100.0%	98.7%	97.5%	96.2%	94.8%	85.9%	76.9%	67.9%	58.9%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
38	100.0%	98.7%	97.4%	96.0%	94.7%	85.7%	76.8%	67.8%	58.9%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
39	100.0%	98.6%	97.3%	95.9%	94.5%	85.6%	76.7%	67.8%	58.9%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
40	100.0%	98.6%	97.2%	95.7%	94.3%	85.4%	76.5%	67.7%	58.8%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
41	100.0%	98.5%	97.1%	95.6%	94.1%	85.3%	76.4%	67.6%	58.8%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
42	100.0%	98.5%	97.0%	95.4%	93.9%	85.1%	76.3%	67.5%	58.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
43	100.0%	98.4%	96.9%	95.3%	93.7%	84.9%	76.2%	67.4%	58.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
44	100.0%	98.4%	96.8%	95.1%	93.5%	84.8%	76.1%	67.4%	58.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
45	100.0%	98.3%	96.7%	95.0%	93.2%	84.6%	75.9%	67.3%	58.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
46	100.0%	98.3%	96.6%	94.8%	93.0%	84.4%	75.8%	67.2%	58.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
47	100.0%	98.2%	96.4%	94.6%	92.7%	84.2%	75.6%	67.1%	58.5%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
48	100.0%	98.1%	96.3%	94.4%	92.4%	83.9%	75.4%	66.9%	58.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%

64

Issue
Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
49	100.0%	98.1%	96.1%	94.1%	92.1%	83.7%	75.3%	66.8%	58.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
50	100.0%	98.0%	96.0%	93.9%	91.9%	83.5%	75.1%	66.7%	58.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
51	100.0%	97.9%	95.8%	93.7%	91.6%	83.2%	74.9%	66.6%	58.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
52	100.0%	97.8%	95.7%	93.5%	91.3%	83.0%	74.8%	66.5%	58.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
53	100.0%	97.7%	95.5%	93.3%	91.0%	82.8%	74.6%	66.4%	58.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
54	100.0%	97.7%	95.4%	93.1%	90.8%	82.6%	74.4%	66.3%	58.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
55	100.0%	97.6%	95.2%	92.9%	90.5%	88.0%	85.6%	83.1%	80.6%	78.2%	62.5%	46.9%	31.2%	15.6%	0.0%
56	100.0%	97.5%	95.1%	92.6%	90.1%	87.6%	85.1%	82.6%	80.0%	77.5%	62.0%	46.5%	31.0%	15.5%	0.0%
57	100.0%	97.5%	94.9%	92.4%	89.8%	87.2%	84.6%	82.0%	79.5%	76.9%	61.5%	46.1%	30.7%	15.3%	0.0%
58	100.0%	97.4%	94.7%	92.1%	89.4%	86.8%	84.1%	81.5%	78.9%	76.2%	61.0%	45.7%	30.5%	15.2%	0.0%
59	100.0%	97.3%	94.5%	91.8%	89.1%	86.4%	83.7%	81.0%	78.3%	75.6%	60.5%	45.3%	30.2%	15.1%	0.0%
60	100.0%	97.2%	94.4%	91.6%	88.8%	86.0%	83.2%	80.4%	77.7%	74.9%	59.9%	44.9%	29.9%	14.9%	0.0%
61	100.0%	97.1%	94.2%	91.3%	88.5%	85.6%	82.8%	79.9%	77.0%	74.2%	59.3%	44.5%	29.6%	14.8%	0.0%
62	100.0%	97.0%	94.0%	91.1%	88.2%	85.2%	82.3%	79.3%	76.4%	73.4%	58.7%	44.0%	29.3%	14.6%	0.0%
63	100.0%	96.9%	93.9%	90.9%	87.8%	84.8%	81.8%	78.7%	75.6%	72.6%	58.1%	43.5%	29.0%	14.5%	0.0%
64	100.0%	96.8%	93.7%	90.6%	87.5%	84.3%	81.2%	78.0%	74.9%	71.8%	57.4%	43.0%	28.7%	14.3%	0.0%
65	100.0%	96.7%	93.5%	90.3%	87.0%	83.8%	80.5%	77.3%	74.1%	70.9%	56.7%	42.5%	28.3%	14.1%	0.0%
66	100.0%	96.6%	93.3%	89.9%	86.6%	83.2%	79.9%	76.5%	73.3%	70.0%	56.0%	42.0%	28.0%	14.0%	0.0%
67	100.0%	96.5%	93.0%	89.6%	86.1%	82.6%	79.2%	75.8%	72.4%	69.1%	55.3%	41.4%	27.6%	13.8%	0.0%
68	100.0%	96.4%	92.8%	89.2%	85.6%	82.0%	78.5%	75.0%	71.6%	68.2%	54.5%	40.9%	27.2%	13.6%	0.0%
69	100.0%	96.2%	92.5%	88.7%	85.1%	81.4%	77.8%	74.2%	70.7%	67.3%	53.8%	40.3%	26.9%	13.4%	0.0%
70	100.0%	96.1%	92.2%	88.4%	84.6%	80.8%	77.1%	73.5%	69.9%	66.4%	53.1%	39.8%	26.5%	13.2%	0.0%
71	100.0%	95.9%	91.9%	88.0%	84.1%	80.3%	76.4%	72.7%	69.1%	65.5%	52.4%	39.3%	26.2%	13.1%	0.0%
72	100.0%	95.8%	91.7%	87.6%	83.6%	79.7%	75.8%	72.0%	68.3%	64.7%	51.8%	38.8%	25.9%	12.9%	0.0%
73	100.0%	95.7%	91.4%	87.3%	83.1%	79.0%	75.1%	71.2%	67.5%	64.0%	51.2%	38.4%	25.6%	12.8%	0.0%
74	100.0%	95.5%	91.2%	86.8%	82.6%	78.4%	74.4%	70.6%	66.8%	63.3%	50.6%	37.9%	25.3%	12.6%	0.0%
75	100.0%	95.4%	90.9%	86.4%	82.1%	77.9%	73.8%	69.9%	66.2%	62.6%	50.1%	37.5%	25.0%	12.5%	0.0%
76	100.0%	95.2%	90.6%	86.0%	81.6%	77.4%	73.3%	69.4%	65.6%	62.0%	49.6%	37.2%	24.8%	12.4%	0.0%
77	100.0%	95.1%	90.3%	85.7%	81.2%	76.9%	72.8%	68.9%	65.0%	61.4%	49.1%	36.8%	24.5%	12.2%	0.0%
78	100.0%	94.9%	90.1%	85.4%	80.9%	76.6%	72.4%	68.4%	64.6%	61.0%	48.8%	36.6%	24.4%	12.2%	0.0%
79	100.0%	94.8%	89.9%	85.2%	80.6%	76.2%	72.0%	68.0%	64.2%	60.7%	48.6%	36.4%	24.3%	12.1%	0.0%
80	100.0%	94.7%	89.8%	85.0%	80.3%	75.9%	71.7%	67.7%	64.0%	60.6%	48.5%	36.3%	24.2%	12.1%	0.0%
81	100.0%	94.7%	89.6%	84.7%	80.1%	75.6%	71.4%	67.5%	63.9%	60.6%	48.5%	36.3%	24.2%	12.1%	0.0%
82	100.0%	94.6%	89.4%	84.5%	79.8%	75.4%	71.3%	67.5%	63.9%	60.7%	48.6%	36.4%	24.3%	12.1%	0.0%
83	100.0%	94.5%	89.3%	84.3%	79.7%	75.3%	71.3%	67.6%	64.2%	61.0%	48.8%	36.6%	24.4%	12.2%	0.0%
84	100.0%	94.4%	89.2%	84.3%	79.6%	75.4%	71.5%	67.9%	64.5%	61.3%	49.0%	36.8%	24.5%	12.2%	0.0%
85	100.0%	94.4%	89.2%	84.3%	79.8%	75.6%	71.8%	68.2%	64.9%	61.7%	49.4%	37.0%	24.7%	12.3%	0.0%

65

Female
Policy Year
Issue
Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
0	100.0%	99.7%	99.3%	99.0%	98.7%	88.9%	79.2%	69.4%	59.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
1	100.0%	99.6%	99.3%	98.9%	98.6%	88.9%	79.1%	69.4%	59.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
2	100.0%	99.6%	99.3%	98.9%	98.5%	88.8%	79.1%	69.4%	59.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
3	100.0%	99.6%	99.2%	98.9%	98.5%	88.8%	79.1%	69.4%	59.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
4	100.0%	99.6%	99.2%	98.8%	98.4%	88.7%	79.0%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
5	100.0%	99.6%	99.2%	98.8%	98.4%	88.7%	79.0%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
6	100.0%	99.6%	99.2%	98.7%	98.3%	88.6%	79.0%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
7	100.0%	99.5%	99.1%	98.7%	98.3%	88.6%	78.9%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
8	100.0%	99.5%	99.1%	98.7%	98.2%	88.6%	78.9%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
9	100.0%	99.5%	99.1%	98.6%	98.2%	88.5%	78.9%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
10	100.0%	99.5%	99.0%	98.6%	98.1%	88.5%	78.8%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
11	100.0%	99.5%	99.0%	98.5%	98.0%	88.4%	78.8%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
12	100.0%	99.5%	99.0%	98.5%	98.0%	88.4%	78.8%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
13	100.0%	99.5%	99.0%	98.5%	97.9%	88.3%	78.7%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
14	100.0%	99.4%	98.9%	98.4%	97.9%	88.3%	78.7%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
15	100.0%	99.4%	98.9%	98.4%	97.8%	88.2%	78.7%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
16	100.0%	99.4%	98.9%	98.3%	97.7%	88.2%	78.6%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
17	100.0%	99.4%	98.8%	98.3%	97.7%	88.1%	78.6%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
18	100.0%	99.4%	98.8%	98.2%	97.6%	88.1%	78.5%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
19	100.0%	99.4%	98.8%	98.2%	97.5%	88.0%	78.5%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
20	100.0%	99.3%	98.7%	98.1%	97.4%	87.9%	78.4%	68.9%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
21	100.0%	99.3%	98.7%	98.0%	97.3%	87.9%	78.4%	68.9%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
22	100.0%	99.3%	98.6%	98.0%	97.3%	87.8%	78.3%	68.9%	59.4%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
23	100.0%	99.3%	98.6%	97.9%	97.2%	87.7%	78.3%	68.8%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
24	100.0%	99.3%	98.5%	97.8%	97.1%	87.6%	78.2%	68.8%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
25	100.0%	99.2%	98.5%	97.7%	97.0%	87.6%	78.2%	68.8%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
26	100.0%	99.2%	98.4%	97.7%	96.9%	87.5%	78.1%	68.7%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
27	100.0%	99.2%	98.4%	97.6%	96.8%	87.4%	78.0%	68.7%	59.3%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
28	100.0%	99.2%	98.3%	97.5%	96.6%	87.3%	78.0%	68.6%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
29	100.0%	99.1%	98.3%	97.4%	96.5%	87.2%	77.9%	68.6%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
30	100.0%	99.1%	98.2%	97.3%	96.4%	87.1%	77.8%	68.5%	59.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
31	100.0%	99.1%	98.2%	97.2%	96.3%	87.0%	77.8%	68.5%	59.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
32	100.0%	99.0%	98.1%	97.1%	96.2%	86.9%	77.7%	68.4%	59.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
33	100.0%	99.0%	98.0%	97.1%	96.0%	86.8%	77.6%	68.4%	59.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
34	100.0%	99.0%	98.0%	97.0%	95.9%	86.7%	77.5%	68.3%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
35	100.0%	98.9%	97.9%	96.9%	95.8%	86.6%	77.4%	68.3%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
36	100.0%	98.9%	97.8%	96.7%	95.6%	86.5%	77.4%	68.2%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
37	100.0%	98.9%	97.8%	96.6%	95.5%	86.4%	77.3%	68.2%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
38	100.0%	98.8%	97.7%	96.5%	95.3%	86.2%	77.2%	68.1%	59.0%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
39	100.0%	98.8%	97.6%	96.4%	95.1%	86.1%	77.1%	68.0%	59.0%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
40	100.0%	98.7%	97.5%	96.3%	95.0%	86.0%	77.0%	68.0%	59.0%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
41	100.0%	98.7%	97.4%	96.1%	94.8%	85.8%	76.9%	67.9%	58.9%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
42	100.0%	98.7%	97.3%	96.0%	94.6%	85.7%	76.7%	67.8%	58.9%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
43	100.0%	98.6%	97.2%	95.8%	94.4%	85.5%	76.6%	67.7%	58.8%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
44	100.0%	98.6%	97.1%	95.7%	94.2%	85.4%	76.5%	67.7%	58.8%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
45	100.0%	98.5%	97.0%	95.6%	94.0%	85.2%	76.4%	67.6%	58.8%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
46	100.0%	98.5%	96.9%	95.4%	93.8%	85.1%	76.3%	67.5%	58.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
47	100.0%	98.4%	96.8%	95.3%	93.6%	84.9%	76.2%	67.4%	58.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
48	100.0%	98.4%	96.7%	95.1%	93.4%	84.7%	76.0%	67.3%	58.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
49	100.0%	98.3%	96.6%	95.0%	93.2%	84.6%	75.9%	67.3%	58.6%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
50	100.0%	98.3%	96.5%	94.8%	93.0%	84.4%	75.8%	67.2%	58.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%

66

Issue
Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
51	100.0%	98.2%	96.4%	94.6%	92.8%	84.3%	75.7%	67.1%	58.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
52	100.0%	98.2%	96.3%	94.5%	92.6%	84.1%	75.6%	67.0%	58.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
53	100.0%	98.1%	96.2%	94.3%	92.4%	83.9%	75.4%	66.9%	58.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
54	100.0%	98.0%	96.1%	94.2%	92.2%	83.7%	75.3%	66.8%	58.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
55	100.0%	98.0%	96.0%	94.0%	92.0%	83.6%	75.2%	66.8%	58.4%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
56	100.0%	97.9%	95.9%	93.8%	91.7%	89.6%	87.5%	85.3%	83.2%	81.0%	64.8%	48.6%	32.4%	16.2%	0.0%
57	100.0%	97.9%	95.8%	93.6%	91.5%	89.3%	87.1%	84.9%	82.6%	80.4%	64.3%	48.2%	32.1%	16.0%	0.0%
58	100.0%	97.8%	95.6%	93.4%	91.2%	89.0%	86.7%	84.4%	82.1%	79.8%	63.8%	47.8%	31.9%	15.9%	0.0%
59	100.0%	97.7%	95.5%	93.2%	90.9%	88.6%	86.3%	83.9%	81.5%	79.1%	63.3%	47.5%	31.6%	15.8%	0.0%
60	100.0%	97.7%	95.3%	93.0%	90.6%	88.2%	85.8%	83.4%	80.9%	78.5%	62.8%	47.1%	31.4%	15.7%	0.0%
61	100.0%	97.6%	95.2%	92.7%	90.3%	87.8%	85.3%	82.8%	80.3%	77.8%	62.2%	46.6%	31.1%	15.5%	0.0%
62	100.0%	97.5%	95.0%	92.5%	90.0%	87.4%	84.8%	82.3%	79.7%	77.0%	61.6%	46.2%	30.8%	15.4%	0.0%
63	100.0%	97.4%	94.8%	92.2%	89.6%	87.0%	84.3%	81.7%	79.0%	76.3%	61.0%	45.8%	30.5%	15.2%	0.0%
64	100.0%	97.3%	94.6%	92.0%	89.3%	86.5%	83.8%	81.1%	78.3%	75.6%	60.4%	45.3%	30.2%	15.1%	0.0%
65	100.0%	97.2%	94.5%	91.7%	88.9%	86.1%	83.3%	80.4%	77.6%	74.8%	59.8%	44.9%	29.9%	14.9%	0.0%
66	100.0%	97.1%	94.3%	91.4%	88.5%	85.6%	82.7%	79.8%	76.9%	74.0%	59.2%	44.4%	29.6%	14.8%	0.0%
67	100.0%	97.0%	94.1%	91.1%	88.1%	85.1%	82.1%	79.1%	76.2%	73.2%	58.6%	43.9%	29.3%	14.6%	0.0%
68	100.0%	96.9%	93.8%	90.8%	87.7%	84.6%	81.5%	78.5%	75.4%	72.4%	57.9%	43.4%	28.9%	14.4%	0.0%
69	100.0%	96.8%	93.6%	90.4%	87.3%	84.1%	81.0%	77.8%	74.7%	71.6%	57.3%	42.9%	28.6%	14.3%	0.0%
70	100.0%	96.7%	93.4%	90.1%	86.9%	83.6%	80.4%	77.1%	73.9%	70.7%	56.6%	42.4%	28.3%	14.1%	0.0%
71	100.0%	96.6%	93.2%	89.8%	86.4%	83.1%	79.7%	76.4%	73.1%	69.9%	55.9%	41.9%	27.9%	13.9%	0.0%
72	100.0%	96.4%	93.0%	89.5%	86.0%	82.5%	79.1%	75.7%	72.3%	68.9%	55.1%	41.3%	27.5%	13.7%	0.0%
73	100.0%	96.3%	92.7%	89.1%	85.5%	82.0%	78.4%	74.9%	71.4%	68.1%	54.4%	40.8%	27.2%	13.6%	0.0%
74	100.0%	96.2%	92.5%	88.8%	85.1%	81.4%	77.7%	74.1%	70.6%	67.2%	53.8%	40.3%	26.9%	13.4%	0.0%
75	100.0%	96.1%	92.2%	88.4%	84.6%	80.8%	77.0%	73.4%	69.9%	66.4%	53.1%	39.8%	26.5%	13.2%	0.0%
76	100.0%	95.9%	91.9%	88.0%	84.0%	80.1%	76.3%	72.7%	69.1%	65.7%	52.5%	39.4%	26.2%	13.1%	0.0%
77	100.0%	95.8%	91.7%	87.6%	83.5%	79.5%	75.7%	72.0%	68.4%	65.0%	52.0%	39.0%	26.0%	13.0%	0.0%
78	100.0%	95.6%	91.4%	87.1%	83.0%	79.0%	75.1%	71.4%	67.8%	64.2%	51.4%	38.5%	25.7%	12.8%	0.0%
79	100.0%	95.5%	91.0%	86.7%	82.6%	78.5%	74.6%	70.8%	67.1%	63.6%	50.9%	38.1%	25.4%	12.7%	0.0%
80	100.0%	95.3%	90.8%	86.4%	82.2%	78.1%	74.2%	70.2%	66.6%	63.1%	50.5%	37.9%	25.2%	12.6%	0.0%
81	100.0%	95.2%	90.7%	86.2%	81.9%	77.8%	73.7%	69.8%	66.2%	62.8%	50.3%	37.7%	25.1%	12.5%	0.0%
82	100.0%	95.2%	90.5%	86.0%	81.6%	77.3%	73.3%	69.5%	66.0%	62.5%	50.0%	37.5%	25.0%	12.5%	0.0%
83	100.0%	95.1%	90.3%	85.7%	81.2%	77.0%	73.0%	69.3%	65.7%	61.8%	49.5%	37.1%	24.7%	12.3%	0.0%
84	100.0%	95.0%	90.2%	85.4%	80.9%	76.7%	72.8%	69.1%	65.0%	61.0%	48.8%	36.6%	24.4%	12.2%	0.0%
85	100.0%	94.9%	89.9%	85.2%	80.8%	76.7%	72.7%	68.4%	64.2%	60.1%	48.0%	36.0%	24.0%	12.0%	0.0%

67

Unisex
Policy Year
Issue
Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
0	100.0%	99.7%	99.3%	98.9%	98.6%	88.8%	79.1%	69.4%	59.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
1	100.0%	99.6%	99.2%	98.8%	98.4%	88.7%	79.0%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
2	100.0%	99.6%	99.2%	98.8%	98.4%	88.7%	79.0%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
3	100.0%	99.6%	99.1%	98.7%	98.3%	88.6%	79.0%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
4	100.0%	99.5%	99.1%	98.7%	98.2%	88.6%	78.9%	69.3%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
5	100.0%	99.5%	99.1%	98.6%	98.2%	88.5%	78.9%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
6	100.0%	99.5%	99.1%	98.6%	98.1%	88.5%	78.8%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
7	100.0%	99.5%	99.0%	98.5%	98.0%	88.4%	78.8%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
8	100.0%	99.5%	99.0%	98.5%	98.0%	88.4%	78.8%	69.2%	59.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
9	100.0%	99.5%	99.0%	98.4%	97.9%	88.3%	78.7%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
10	100.0%	99.4%	98.9%	98.4%	97.9%	88.3%	78.7%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
11	100.0%	99.4%	98.9%	98.4%	97.8%	88.2%	78.7%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
12	100.0%	99.4%	98.9%	98.3%	97.8%	88.2%	78.6%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
13	100.0%	99.4%	98.8%	98.3%	97.7%	88.2%	78.6%	69.1%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
14	100.0%	99.4%	98.8%	98.3%	97.7%	88.1%	78.6%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
15	100.0%	99.4%	98.8%	98.2%	97.6%	88.1%	78.6%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
16	100.0%	99.4%	98.8%	98.2%	97.6%	88.1%	78.5%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
17	100.0%	99.4%	98.8%	98.2%	97.5%	88.0%	78.5%	69.0%	59.5%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
18	100.0%	99.3%	98.7%	98.1%	97.4%	87.9%	78.4%	68.9%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
19	100.0%	99.3%	98.7%	98.0%	97.4%	87.9%	78.4%	68.9%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
20	100.0%	99.3%	98.6%	98.0%	97.3%	87.8%	78.3%	68.9%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
21	100.0%	99.3%	98.6%	97.9%	97.2%	87.7%	78.3%	68.8%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
22	100.0%	99.3%	98.6%	97.8%	97.1%	87.6%	78.2%	68.8%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
23	100.0%	99.2%	98.5%	97.7%	97.0%	87.6%	78.2%	68.8%	59.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
24	100.0%	99.2%	98.4%	97.7%	96.9%	87.5%	78.1%	68.7%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
25	100.0%	99.2%	98.4%	97.6%	96.8%	87.4%	78.0%	68.7%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
26	100.0%	99.2%	98.3%	97.5%	96.6%	87.3%	78.0%	68.6%	59.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
27	100.0%	99.1%	98.3%	97.4%	96.5%	87.2%	77.9%	68.6%	59.3%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
28	100.0%	99.1%	98.2%	97.3%	96.4%	87.1%	77.8%	68.5%	59.2%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
29	100.0%	99.1%	98.2%	97.2%	96.2%	87.0%	77.7%	68.5%	59.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
30	100.0%	99.0%	98.1%	97.1%	96.1%	86.9%	77.6%	68.4%	59.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
31	100.0%	99.0%	98.0%	97.0%	95.9%	86.7%	77.5%	68.3%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
32	100.0%	99.0%	97.9%	96.9%	95.8%	86.6%	77.5%	68.3%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
33	100.0%	98.9%	97.8%	96.8%	95.6%	86.5%	77.4%	68.2%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
34	100.0%	98.9%	97.8%	96.6%	95.5%	86.4%	77.3%	68.2%	59.1%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
35	100.0%	98.8%	97.7%	96.5%	95.3%	86.2%	77.2%	68.1%	59.0%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
36	100.0%	98.8%	97.6%	96.4%	95.1%	86.1%	77.1%	68.0%	59.0%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
37	100.0%	98.7%	97.5%	96.3%	95.0%	86.0%	77.0%	68.0%	59.0%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
38	100.0%	98.7%	97.4%	96.1%	94.8%	85.8%	76.9%	67.9%	58.9%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
39	100.0%	98.7%	97.3%	96.0%	94.6%	85.7%	76.7%	67.8%	58.9%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
40	100.0%	98.6%	97.2%	95.8%	94.4%	85.5%	76.6%	67.7%	58.8%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
41	100.0%	98.6%	97.1%	95.7%	94.2%	85.4%	76.5%	67.7%	58.8%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
42	100.0%	98.5%	97.0%	95.6%	94.0%	85.2%	76.4%	67.6%	58.8%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
43	100.0%	98.5%	96.9%	95.4%	93.8%	85.1%	76.3%	67.5%	58.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
44	100.0%	98.4%	96.8%	95.3%	93.6%	84.9%	76.2%	67.4%	58.7%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
45	100.0%	98.4%	96.7%	95.1%	93.4%	84.7%	76.0%	67.3%	58.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
46	100.0%	98.3%	96.6%	94.9%	93.2%	84.5%	75.9%	67.2%	58.6%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
47	100.0%	98.3%	96.5%	94.7%	92.9%	84.3%	75.7%	67.1%	58.5%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
48	100.0%	98.2%	96.4%	94.5%	92.7%	84.1%	75.6%	67.0%	58.5%	50.0%	40.0%	30.0%	20.0%	9.9%	0.0%
49	100.0%	98.1%	96.2%	94.3%	92.4%	83.9%	75.4%	66.9%	58.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
50	100.0%	98.0%	96.1%	94.1%	92.1%	83.7%	75.2%	66.8%	58.4%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%

68

Issue
Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
51	100.0%	98.0%	95.9%	93.9%	91.8%	83.5%	75.1%	66.7%	58.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
52	100.0%	97.9%	95.8%	93.7%	91.6%	83.3%	74.9%	66.6%	58.3%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
53	100.0%	97.8%	95.7%	93.5%	91.3%	83.1%	74.8%	66.5%	58.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
54	100.0%	97.8%	95.5%	93.3%	91.1%	82.8%	74.6%	66.4%	58.2%	50.0%	40.0%	30.0%	20.0%	10.0%	0.0%
55	100.0%	97.7%	95.4%	93.1%	90.8%	88.4%	86.1%	83.7%	81.3%	78.9%	63.1%	47.3%	31.5%	15.7%	0.0%
56	100.0%	97.6%	95.3%	92.9%	90.5%	88.1%	85.6%	83.2%	80.7%	78.3%	62.6%	47.0%	31.3%	15.6%	0.0%
57	100.0%	97.5%	95.1%	92.6%	90.2%	87.7%	85.2%	82.7%	80.2%	77.7%	62.1%	46.6%	31.0%	15.5%	0.0%
58	100.0%	97.5%	94.9%	92.4%	89.8%	87.3%	84.7%	82.2%	79.6%	77.1%	61.6%	46.2%	30.8%	15.4%	0.0%
59	100.0%	97.4%	94.7%	92.1%	89.5%	86.9%	84.3%	81.7%	79.0%	76.4%	61.1%	45.8%	30.5%	15.2%	0.0%
60	100.0%	97.3%	94.6%	91.9%	89.2%	86.5%	83.8%	81.1%	78.4%	75.7%	60.6%	45.4%	30.3%	15.1%	0.0%
61	100.0%	97.2%	94.4%	91.7%	88.9%	86.1%	83.4%	80.6%	77.8%	75.0%	60.0%	45.0%	30.0%	15.0%	0.0%
62	100.0%	97.1%	94.3%	91.4%	88.6%	85.8%	82.9%	80.1%	77.2%	74.3%	59.4%	44.6%	29.7%	14.8%	0.0%
63	100.0%	97.0%	94.1%	91.2%	88.3%	85.3%	82.4%	79.4%	76.5%	73.5%	58.8%	44.1%	29.4%	14.7%	0.0%
64	100.0%	96.9%	93.9%	90.9%	87.9%	84.9%	81.8%	78.8%	75.8%	72.8%	58.2%	43.6%	29.1%	14.5%	0.0%
65	100.0%	96.9%	93.8%	90.6%	87.5%	84.4%	81.2%	78.1%	75.0%	72.0%	57.6%	43.2%	28.8%	14.4%	0.0%
66	100.0%	96.8%	93.5%	90.3%	87.1%	83.8%	80.6%	77.4%	74.3%	71.1%	56.9%	42.7%	28.4%	14.2%	0.0%
67	100.0%	96.6%	93.3%	90.0%	86.6%	83.3%	80.0%	76.7%	73.5%	70.3%	56.2%	42.1%	28.1%	14.0%	0.0%
68	100.0%	96.5%	93.1%	89.6%	86.1%	82.7%	79.3%	76.0%	72.7%	69.4%	55.5%	41.6%	27.7%	13.8%	0.0%
69	100.0%	96.4%	92.8%	89.2%	85.7%	82.2%	78.7%	75.3%	71.9%	68.6%	54.8%	41.1%	27.4%	13.7%	0.0%
70	100.0%	96.2%	92.5%	88.9%	85.2%	81.6%	78.1%	74.6%	71.1%	67.7%	54.2%	40.6%	27.1%	13.5%	0.0%
71	100.0%	96.1%	92.3%	88.5%	84.8%	81.1%	77.5%	73.9%	70.4%	66.9%	53.5%	40.1%	26.7%	13.3%	0.0%
72	100.0%	96.0%	92.1%	88.2%	84.4%	80.6%	76.8%	73.2%	69.6%	66.2%	53.0%	39.7%	26.5%	13.2%	0.0%
73	100.0%	95.9%	91.8%	87.8%	83.9%	80.0%	76.2%	72.5%	68.9%	65.5%	52.4%	39.3%	26.2%	13.1%	0.0%
74	100.0%	95.7%	91.6%	87.5%	83.4%	79.4%	75.6%	71.9%	68.3%	64.9%	51.9%	38.9%	25.9%	12.9%	0.0%
75	100.0%	95.6%	91.3%	87.1%	82.9%	78.9%	75.0%	71.3%	67.7%	64.3%	51.4%	38.5%	25.7%	12.8%	0.0%
76	100.0%	95.5%	91.0%	86.7%	82.5%	78.4%	74.5%	70.8%	67.2%	63.7%	51.0%	38.2%	25.5%	12.7%	0.0%
77	100.0%	95.3%	90.8%	86.4%	82.1%	78.1%	74.1%	70.3%	66.7%	63.3%	50.6%	37.9%	25.3%	12.6%	0.0%
78	100.0%	95.2%	90.6%	86.1%	81.8%	77.7%	73.8%	70.0%	66.4%	62.9%	50.3%	37.7%	25.1%	12.5%	0.0%
79	100.0%	95.1%	90.4%	85.9%	81.6%	77.4%	73.5%	69.7%	66.1%	62.7%	50.2%	37.6%	25.1%	12.5%	0.0%
80	100.0%	95.0%	90.3%	85.8%	81.4%	77.2%	73.2%	69.4%	65.9%	62.7%	50.1%	37.6%	25.0%	12.5%	0.0%
81	100.0%	95.0%	90.2%	85.6%	81.2%	77.0%	73.0%	69.3%	65.9%	62.8%	50.2%	37.6%	25.1%	12.5%	0.0%
82	100.0%	94.9%	90.1%	85.4%	81.0%	76.9%	73.0%	69.4%	66.1%	63.0%	50.4%	37.8%	25.2%	12.6%	0.0%
83	100.0%	94.9%	90.0%	85.3%	80.9%	76.8%	73.0%	69.6%	66.4%	63.2%	50.5%	37.9%	25.2%	12.6%	0.0%
84	100.0%	94.8%	89.9%	85.3%	81.0%	77.0%	73.3%	69.9%	66.6%	63.3%	50.6%	37.9%	25.3%	12.6%	0.0%
85	100.0%	94.8%	89.9%	85.4%	81.1%	77.3%	73.7%	70.2%	66.7%	63.4%	50.7%	38.0%	25.3%	12.6%	0.0%

69

APPENDIX C – TARGET PREMIUM RATES

TARGET PREMIUM RATES (per $1,000 of Face Amount)
Issue Age	Male	Female	Unisex	Issue Age	Male	Female	Unisex
0	3.36	2.91	3.27	43	15.06	11.50	14.35
1	3.36	2.91	3.27	44	15.67	12.02	14.94
2	3.36	2.91	3.27	45	16.29	12.53	15.54
3	3.36	2.91	3.27	46	17.25	13.26	16.45
4	3.36	2.91	3.27	47	18.21	13.99	17.37
5	3.36	2.91	3.27	48	19.18	14.72	18.28
6	3.36	2.91	3.27	49	20.14	15.45	19.20
7	3.36	2.91	3.27	50	21.10	16.18	20.12
8	3.36	2.91	3.27	51	22.06	16.90	21.03
9	3.36	2.91	3.27	52	23.02	17.63	21.95
10	3.36	2.91	3.27	53	23.99	18.36	22.86
11	3.53	3.05	3.43	54	24.95	19.09	23.78
12	3.70	3.20	3.60	55	25.91	19.82	24.69
13	3.87	3.34	3.76	56	27.18	20.87	25.92
14	4.03	3.47	3.92	57	28.45	21.91	27.14
15	4.21	3.63	4.09	58	29.71	22.96	28.36
16	4.56	3.93	4.44	59	30.98	24.00	29.59
17	4.93	4.24	4.80	60	32.25	25.05	30.81
18	5.29	4.56	5.14	61	33.52	26.10	32.03
19	5.66	4.87	5.50	62	34.79	27.14	33.26
20	6.02	5.17	5.85	63	36.05	28.19	34.48
21	6.05	5.19	5.87	64	37.32	29.23	35.70
22	6.08	5.24	5.91	65	38.59	30.28	36.93
23	6.09	5.25	5.92	66	38.97	30.87	37.35
24	6.12	5.28	5.95	67	39.34	31.46	37.76
25	6.15	5.30	5.98	68	39.72	32.04	38.18
26	6.55	5.51	6.34	69	40.09	32.62	38.60
27	6.94	5.72	6.70	70	40.47	33.22	39.02
28	7.34	5.93	7.06	71	41.04	33.80	39.59
29	7.74	6.14	7.42	72	41.62	34.38	40.17
30	8.14	6.35	7.78	73	42.20	34.96	40.75
31	8.53	6.56	8.14	74	42.79	35.56	41.34
32	8.93	6.77	8.50	75	43.37	36.14	41.92
33	9.33	6.98	8.86	76	44.82	37.35	43.33
34	9.72	7.19	9.22	77	46.27	38.56	44.73
35	10.12	7.40	9.58	78	47.71	39.77	46.12
36	10.74	7.91	10.17	79	49.16	40.98	47.52
37	11.35	8.43	10.77	80	50.60	42.18	48.92
38	11.97	8.94	11.36	81	52.05	43.39	50.32
39	12.59	9.45	11.96	82	53.50	44.60	51.72
40	13.21	9.97	12.56	83	54.94	45.81	53.11
41	13.82	10.48	13.15	84	56.39	47.02	54.52
42	14.44	10.99	13.75	85	57.83	48.22	55.91

70

APPENDIX D

APPLICABLE PERCENTAGES (FOR LIFE INSURANCE DEFINITION TEST)

Guideline Premium/Cash Value Corridor Test

Insured’s	Percentage of	Insured’s	Percentage of	Insured’s	Percentage of
Attained Age	Policy Value	Attained Age	Policy Value	Attained Age	Policy Value
0-40	250.00	53	164.00	66	119.00
41	243.00	54	157.00	67	118.00
42	236.00	55	150.00	68	117.00
43	229.00	56	146.00	69	116.00
44	222.00	57	142.00	70	115.00
45	215.00	58	138.00	71	113.00
46	209.00	59	134.00	72	111.00
47	203.00	60	130.00	73	109.00
48	197.00	61	128.00	74	107.00
49	191.00	62	126.00	75-90	105.00
50	185.00	63	124.00	91	104.00
51	178.00	64	122.00	92	103.00
52	171.00	65	120.00	93	102.00
				94+	101.00

71

Cash Value Accumulation Test (percentage of Surrender Value) – Male

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
0	1569.13%	1295.46%	1203.01%	1127.69%	1064.74%	1011.09%	964.65%	923.93%	887.84%	855.58%	826.50%	800.12%	776.05%	753.97%	733.62%	714.80%
1	1530.15%	1267.24%	1178.38%	1105.94%	1045.37%	993.74%	949.02%	909.80%	875.02%	843.92%	815.87%	790.43%	767.20%	745.88%	726.23%	708.04%
2	1482.94%	1230.32%	1144.91%	1075.27%	1017.04%	967.38%	924.36%	886.62%	853.16%	823.22%	796.23%	771.72%	749.35%	728.82%	709.89%	692.36%
3	1433.47%	1190.72%	1108.62%	1041.68%	985.69%	937.94%	896.57%	860.28%	828.09%	799.29%	773.31%	749.73%	728.20%	708.44%	690.22%	673.35%
4	1383.22%	1149.89%	1070.98%	1006.62%	952.80%	906.89%	867.11%	832.21%	801.25%	773.55%	748.56%	725.88%	705.17%	686.16%	668.63%	652.39%
5	1333.54%	1109.26%	1033.40%	971.53%	919.78%	875.64%	837.39%	803.83%	774.06%	747.42%	723.39%	701.57%	681.65%	663.36%	646.50%	630.88%
6	1285.51%	1069.93%	997.00%	937.52%	887.77%	845.33%	808.55%	776.28%	747.65%	722.03%	698.92%	677.94%	658.78%	641.19%	624.97%	609.94%
7	1239.23%	1032.01%	961.90%	904.73%	856.89%	816.09%	780.73%	749.70%	722.17%	697.53%	675.31%	655.13%	636.70%	619.78%	604.17%	589.72%
8	1194.50%	995.31%	927.92%	872.95%	826.97%	787.74%	753.74%	723.90%	697.43%	673.73%	652.36%	632.95%	615.23%	598.95%	583.94%	570.04%
9	1151.27%	959.81%	895.02%	842.18%	797.97%	760.25%	727.56%	698.87%	673.42%	650.63%	630.08%	611.41%	594.36%	578.71%	564.27%	550.90%
10	1109.62%	925.58%	863.30%	812.50%	770.00%	733.74%	702.31%	674.72%	650.24%	628.33%	608.56%	590.61%	574.22%	559.16%	545.27%	532.41%
11	1069.37%	892.47%	832.60%	783.77%	742.91%	708.04%	677.82%	651.29%	627.76%	606.69%	587.68%	570.41%	554.64%	540.16%	526.80%	514.43%
12	1030.88%	860.84%	803.30%	756.35%	717.07%	683.55%	654.50%	628.99%	606.36%	586.10%	567.82%	551.21%	536.05%	522.12%	509.27%	497.36%
13	994.22%	830.80%	775.49%	730.36%	692.60%	660.37%	632.44%	607.91%	586.15%	566.67%	549.09%	533.12%	518.53%	505.13%	492.77%	481.32%
14	959.26%	802.20%	749.04%	705.66%	669.36%	638.38%	611.53%	587.95%	567.02%	548.29%	531.38%	516.02%	501.99%	489.10%	477.21%	466.20%
15	926.02%	775.10%	724.01%	682.32%	647.43%	617.65%	591.83%	569.16%	549.04%	531.03%	514.77%	500.00%	486.50%	474.11%	462.67%	452.07%
16	894.82%	749.82%	700.73%	660.67%	627.14%	598.52%	573.70%	551.91%	532.56%	515.24%	499.61%	485.40%	472.42%	460.50%	449.49%	439.30%
17	865.39%	726.11%	678.95%	640.46%	608.24%	580.74%	556.89%	535.94%	517.35%	500.69%	485.66%	472.00%	459.52%	448.05%	437.46%	427.65%
18	837.56%	703.81%	658.52%	621.55%	590.60%	564.18%	541.26%	521.13%	503.26%	487.26%	472.80%	459.67%	447.67%	436.64%	426.46%	417.02%
19	810.85%	682.43%	638.94%	603.44%	573.71%	548.33%	526.32%	506.98%	489.81%	474.43%	460.54%	447.92%	436.38%	425.78%	415.99%	406.92%
20	785.02%	661.73%	619.97%	585.89%	557.34%	532.97%	511.83%	493.26%	476.77%	461.99%	448.65%	436.52%	425.44%	415.25%	405.84%	397.12%
21	759.92%	641.57%	601.48%	568.76%	541.36%	517.96%	497.66%	479.83%	463.99%	449.80%	436.99%	425.34%	414.69%	404.90%	395.86%	387.48%
22	735.44%	621.83%	583.36%	551.95%	525.65%	503.18%	483.70%	466.58%	451.37%	437.74%	425.44%	414.25%	404.03%	394.62%	385.94%	377.89%
23	711.67%	602.62%	565.70%	535.55%	510.31%	488.75%	470.04%	453.61%	439.01%	425.93%	414.12%	403.38%	393.56%	384.53%	376.20%	368.47%
24	688.55%	583.88%	548.44%	519.51%	495.29%	474.60%	456.65%	440.87%	426.87%	414.31%	402.98%	392.67%	383.24%	374.58%	366.58%	359.16%
25	666.09%	565.64%	531.63%	503.87%	480.63%	460.77%	443.55%	428.42%	414.98%	402.93%	392.05%	382.16%	373.12%	364.80%	357.12%	350.00%
26	644.29%	547.89%	515.26%	488.62%	466.32%	447.27%	430.75%	416.23%	403.34%	391.78%	381.34%	371.85%	363.18%	355.20%	347.83%	341.00%
27	623.22%	530.72%	499.42%	473.86%	452.47%	434.20%	418.35%	404.42%	392.06%	380.97%	370.96%	361.86%	353.54%	345.89%	338.82%	332.27%
28	602.86%	514.11%	484.08%	459.57%	439.05%	421.53%	406.33%	392.97%	381.11%	370.49%	360.89%	352.16%	344.19%	336.85%	330.08%	323.80%
29	583.03%	497.88%	469.07%	445.56%	425.88%	409.07%	394.50%	381.70%	370.33%	360.14%	350.94%	342.57%	334.92%	327.89%	321.40%	315.38%
30	563.67%	481.96%	454.32%	431.77%	412.90%	396.79%	382.81%	370.53%	359.63%	349.86%	341.04%	333.03%	325.70%	318.96%	312.73%	306.96%
31	544.80%	466.40%	439.89%	418.26%	400.16%	384.70%	371.30%	359.53%	349.08%	339.72%	331.26%	323.58%	316.55%	310.09%	304.13%	298.60%
32	526.44%	451.20%	425.76%	405.02%	387.66%	372.84%	359.99%	348.70%	338.68%	329.70%	321.60%	314.23%	307.50%	301.31%	295.59%	290.29%
33	508.58%	436.38%	411.98%	392.08%	375.43%	361.22%	348.89%	338.07%	328.46%	319.86%	312.09%	305.03%	298.57%	292.64%	287.17%	282.09%
34	491.28%	421.99%	398.58%	379.49%	363.52%	349.89%	338.07%	327.69%	318.48%	310.24%	302.79%	296.02%	289.84%	284.15%	278.90%	274.04%
35	474.52%	408.03%	385.57%	367.26%	351.94%	338.87%	327.54%	317.59%	308.76%	300.85%	293.71%	287.23%	281.30%	275.85%	270.83%	266.16%
36	458.30%	394.49%	372.94%	355.37%	340.68%	328.15%	317.28%	307.74%	299.28%	291.70%	284.86%	278.64%	272.96%	267.74%	262.93%	258.46%

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
37	442.66%	381.42%	360.75%	343.90%	329.81%	317.79%	307.37%	298.23%	290.11%	282.85%	276.29%	270.34%	264.89%	259.89%	255.28%	251.00%
38	427.55%	368.79%	348.96%	332.79%	319.28%	307.76%	297.77%	289.00%	281.23%	274.26%	267.98%	262.27%	257.06%	252.27%	247.85%	243.75%
39	413.01%	356.62%	337.60%	322.10%	309.14%	298.09%	288.52%	280.12%	272.66%	265.99%	259.97%	254.50%	249.51%	244.92%	240.68%	236.76%
40	399.00%	344.90%	326.65%	311.79%	299.37%	288.77%	279.60%	271.54%	264.40%	258.01%	252.24%	247.00%	242.22%	237.82%	233.77%	230.02%
41	385.51%	333.61%	316.11%	301.86%	289.94%	279.79%	270.99%	263.28%	256.43%	250.31%	244.79%	239.77%	235.19%	230.98%	227.10%	223.50%
42	372.54%	322.75%	305.97%	292.30%	280.89%	271.15%	262.73%	255.33%	248.78%	242.91%	237.62%	232.82%	228.43%	224.40%	220.69%	217.24%
43	360.09%	312.33%	296.24%	283.14%	272.20%	262.87%	254.80%	247.72%	241.44%	235.82%	230.75%	226.15%	221.96%	218.10%	214.55%	211.25%
44	348.13%	302.34%	286.91%	274.36%	263.87%	254.94%	247.20%	240.42%	234.41%	229.03%	224.18%	219.78%	215.76%	212.07%	208.67%	205.52%
45	336.69%	292.78%	277.99%	265.96%	255.92%	247.36%	239.95%	233.46%	227.71%	222.56%	217.92%	213.71%	209.86%	206.34%	203.08%	200.07%
46	325.73%	283.63%	269.47%	257.94%	248.32%	240.13%	233.04%	226.83%	221.32%	216.39%	211.96%	207.93%	204.25%	200.88%	197.77%	194.90%
47	315.22%	274.86%	261.29%	250.26%	241.04%	233.20%	226.42%	220.47%	215.20%	210.49%	206.25%	202.40%	198.89%	195.67%	192.70%	189.95%
48	305.12%	266.45%	253.45%	242.88%	234.07%	226.56%	220.07%	214.38%	209.35%	204.84%	200.79%	197.11%	193.75%	190.67%	187.84%	185.21%
49	295.35%	258.29%	245.85%	235.73%	227.29%	220.11%	213.90%	208.46%	203.64%	199.34%	195.46%	191.94%	188.74%	185.80%	183.09%	180.59%
50	285.91%	250.40%	238.48%	228.79%	220.71%	213.84%	207.90%	202.70%	198.09%	193.98%	190.28%	186.92%	183.86%	181.05%	178.46%	176.07%
51	276.80%	242.77%	231.35%	222.08%	214.35%	207.78%	202.10%	197.12%	192.72%	188.79%	185.25%	182.04%	179.12%	176.44%	173.97%	171.69%
52	268.02%	235.43%	224.49%	215.62%	208.22%	201.93%	196.50%	191.75%	187.54%	183.78%	180.40%	177.34%	174.55%	171.99%	169.64%	167.46%
53	259.61%	228.39%	217.92%	209.43%	202.36%	196.34%	191.15%	186.60%	182.59%	179.00%	175.77%	172.85%	170.18%	167.74%	165.49%	163.42%
54	251.56%	221.65%	211.64%	203.51%	196.75%	191.00%	186.03%	181.69%	177.85%	174.43%	171.35%	168.55%	166.01%	163.68%	161.54%	159.56%
55	243.86%	215.23%	205.65%	197.88%	191.41%	185.91%	181.17%	177.03%	173.36%	170.09%	167.15%	164.49%	162.06%	159.84%	157.80%	155.92%
56	236.52%	209.12%	199.96%	192.53%	186.35%	181.10%	176.57%	172.61%	169.11%	166.00%	163.19%	160.65%	158.34%	156.23%	154.28%	152.49%
57	229.52%	203.30%	194.54%	187.44%	181.54%	176.53%	172.21%	168.43%	165.10%	162.12%	159.45%	157.03%	154.83%	152.82%	150.96%	149.26%
58	222.84%	197.76%	189.39%	182.61%	176.97%	172.19%	168.07%	164.47%	161.29%	158.45%	155.91%	153.61%	151.51%	149.59%	147.83%	146.21%
59	216.41%	192.43%	184.43%	177.95%	172.57%	168.01%	164.08%	160.65%	157.62%	154.92%	152.49%	150.30%	148.31%	146.48%	144.81%	143.26%
60	210.23%	187.30%	179.66%	173.48%	168.34%	163.99%	160.24%	156.97%	154.09%	151.52%	149.21%	147.12%	145.23%	143.49%	141.90%	140.43%
61	204.30%	182.38%	175.09%	169.19%	164.29%	160.15%	156.57%	153.46%	150.71%	148.26%	146.07%	144.08%	142.28%	140.63%	139.12%	137.72%
62	198.65%	177.71%	170.74%	165.12%	160.45%	156.50%	153.09%	150.13%	147.51%	145.18%	143.10%	141.21%	139.50%	137.93%	136.49%	135.17%
63	193.28%	173.28%	166.64%	161.27%	156.83%	153.06%	149.82%	147.00%	144.51%	142.30%	140.32%	138.52%	136.90%	135.41%	134.05%	132.79%
64	188.19%	169.10%	162.77%	157.66%	153.42%	149.84%	146.76%	144.08%	141.71%	139.61%	137.73%	136.03%	134.48%	133.07%	131.78%	130.59%
65	183.35%	165.14%	159.11%	154.24%	150.21%	146.81%	143.88%	141.33%	139.09%	137.09%	135.30%	133.69%	132.23%	130.89%	129.67%	128.54%
66	178.74%	161.38%	155.64%	151.01%	147.18%	143.94%	141.16%	138.75%	136.62%	134.73%	133.03%	131.51%	130.12%	128.86%	127.70%	126.63%
67	174.34%	157.79%	152.33%	147.93%	144.29%	141.22%	138.58%	136.29%	134.28%	132.49%	130.88%	129.44%	128.13%	126.93%	125.84%	124.83%
68	170.11%	154.35%	149.15%	144.97%	141.52%	138.61%	136.11%	133.94%	132.03%	130.34%	128.82%	127.46%	126.22%	125.09%	124.06%	123.11%
69	166.04%	151.04%	146.10%	142.14%	138.86%	136.10%	133.74%	131.69%	129.88%	128.28%	126.85%	125.56%	124.39%	123.33%	122.36%	121.46%
70	162.12%	147.85%	143.16%	139.39%	136.29%	133.68%	131.44%	129.50%	127.80%	126.29%	124.94%	123.72%	122.62%	121.62%	120.70%	119.86%
71	158.36%	144.78%	140.33%	136.76%	133.82%	131.35%	129.24%	127.40%	125.79%	124.37%	123.10%	121.95%	120.92%	119.97%	119.11%	118.32%
72	154.74%	141.83%	137.61%	134.23%	131.45%	129.11%	127.12%	125.39%	123.87%	122.53%	121.33%	120.25%	119.28%	118.39%	117.58%	116.84%
73	151.32%	139.06%	135.06%	131.86%	129.23%	127.02%	125.14%	123.50%	122.07%	120.81%	119.68%	118.67%	117.76%	116.93%	116.17%	115.47%
74	148.07%	136.43%	132.64%	129.61%	127.13%	125.04%	123.27%	121.73%	120.39%	119.20%	118.14%	117.19%	116.33%	115.56%	114.84%	114.19%
75	144.97%	133.92%	130.33%	127.47%	125.13%	123.17%	121.49%	120.05%	118.79%	117.67%	116.68%	115.79%	114.99%	114.26%	113.59%	112.98%

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
76	142.02%	131.53%	128.14%	125.44%	123.23%	121.38%	119.81%	118.45%	117.27%	116.22%	115.29%	114.46%	113.71%	113.03%	112.41%	111.84%
77	139.20%	129.26%	126.05%	123.50%	121.42%	119.68%	118.20%	116.93%	115.82%	114.84%	113.97%	113.19%	112.49%	111.85%	111.27%	110.74%
78	136.52%	127.10%	124.07%	121.66%	119.70%	118.07%	116.68%	115.48%	114.44%	113.53%	112.71%	111.99%	111.33%	110.74%	110.20%	109.71%
79	133.99%	125.07%	122.20%	119.94%	118.09%	116.55%	115.25%	114.13%	113.16%	112.30%	111.54%	110.86%	110.25%	109.70%	109.20%	108.74%
80	131.61%	123.17%	120.47%	118.33%	116.60%	115.15%	113.93%	112.88%	111.97%	111.17%	110.46%	109.83%	109.26%	108.74%	108.28%	107.85%
81	129.39%	121.40%	118.85%	116.84%	115.21%	113.85%	112.71%	111.72%	110.87%	110.12%	109.46%	108.87%	108.34%	107.86%	107.43%	107.03%
82	127.31%	119.76%	117.36%	115.47%	113.93%	112.66%	111.59%	110.67%	109.87%	109.18%	108.56%	108.01%	107.52%	107.07%	106.67%	106.30%
83	125.37%	118.23%	115.97%	114.19%	112.75%	111.56%	110.55%	109.69%	108.95%	108.30%	107.73%	107.22%	106.76%	106.34%	105.97%	105.63%
84	123.54%	116.80%	114.66%	112.99%	111.64%	110.52%	109.58%	108.78%	108.09%	107.48%	106.95%	106.47%	106.05%	105.67%	105.32%	105.00%
85	121.83%	115.46%	113.45%	111.87%	110.60%	109.56%	108.68%	107.93%	107.29%	106.72%	106.23%	105.78%	105.39%	105.03%	104.71%	104.42%
86	120.23%	114.22%	112.32%	110.84%	109.65%	108.67%	107.85%	107.15%	106.55%	106.02%	105.56%	105.15%	104.78%	104.45%	104.15%	103.88%
87	118.75%	113.08%	111.29%	109.90%	108.78%	107.86%	107.09%	106.43%	105.87%	105.38%	104.95%	104.57%	104.23%	103.92%	103.64%	103.39%
88	117.39%	112.05%	110.36%	109.04%	107.99%	107.12%	106.40%	105.79%	105.26%	104.80%	104.40%	104.05%	103.73%	103.44%	103.19%	102.95%
89	116.14%	111.11%	109.52%	108.27%	107.28%	106.46%	105.79%	105.21%	104.72%	104.29%	103.91%	103.58%	103.28%	103.02%	102.78%	102.56%
90	114.98%	110.27%	108.76%	107.59%	106.65%	105.88%	105.24%	104.70%	104.24%	103.83%	103.48%	103.17%	102.89%	102.64%	102.42%	102.22%
91	113.92%	109.52%	108.10%	106.99%	106.11%	105.38%	104.78%	104.27%	103.83%	103.45%	103.12%	102.83%	102.56%	102.33%	102.13%	101.97%
92	112.89%	108.82%	107.49%	106.44%	105.60%	104.92%	104.35%	103.87%	103.46%	103.10%	102.79%	102.51%	102.27%	102.05%	101.97%	101.00%
93	111.89%	108.16%	106.91%	105.93%	105.14%	104.49%	103.95%	103.50%	103.11%	102.78%	102.48%	102.23%	102.00%	101.97%	101.00%	101.00%
94	110.88%	107.53%	106.38%	105.45%	104.71%	104.10%	103.59%	103.16%	102.79%	102.48%	102.20%	101.97%	101.97%	101.00%	101.00%	101.00%
95	109.83%	106.91%	105.87%	105.01%	104.32%	103.74%	103.26%	102.85%	102.50%	102.20%	101.97%	101.00%	101.00%	101.00%	101.00%	101.00%
96	108.68%	106.29%	105.38%	104.61%	103.97%	103.43%	102.98%	102.59%	102.26%	101.98%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
97	107.33%	105.55%	104.82%	104.18%	103.61%	103.13%	102.71%	102.34%	102.03%	101.97%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
98	105.61%	104.55%	104.06%	103.61%	103.19%	102.80%	102.44%	102.11%	101.97%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
99	103.30%	102.95%	102.78%	102.61%	102.44%	102.26%	102.09%	101.97%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
100	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
101	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
102	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
103	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
104	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
105	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
106	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
107	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
108	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
109	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
110	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
111	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
112	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
113	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
114	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
115	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
116	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
117	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
118	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
119	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
120	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%

Cash Value Accumulation Test (percentage of Surrender Value) – Female

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age: Standard		2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
0	1871.18%	1550.58%	1442.06%	1353.71%	1279.93%	1217.10%	1162.74%	1115.10%	1072.89%	1035.14%	1001.13%	970.28%	942.11%	916.27%	892.44%	870.39%
1	1814.33%	1506.36%	1402.09%	1317.18%	1246.26%	1185.87%	1133.61%	1087.79%	1047.20%	1010.90%	978.18%	948.49%	921.39%	896.52%	873.59%	852.36%
2	1754.86%	1458.98%	1358.78%	1277.18%	1209.02%	1150.97%	1100.73%	1056.69%	1017.66%	982.76%	951.30%	922.75%	896.69%	872.77%	850.71%	830.29%
3	1694.51%	1410.18%	1313.89%	1235.46%	1169.96%	1114.16%	1065.87%	1023.53%	986.01%	952.46%	922.21%	894.76%	869.70%	846.70%	825.49%	805.85%
4	1634.44%	1361.19%	1268.64%	1193.25%	1130.29%	1076.65%	1030.23%	989.53%	953.46%	921.21%	892.13%	865.73%	841.64%	819.52%	799.13%	780.25%
5	1576.08%	1313.46%	1224.50%	1152.05%	1091.52%	1039.97%	995.34%	956.22%	921.55%	890.54%	862.58%	837.21%	814.04%	792.78%	773.17%	755.01%
6	1519.42%	1267.00%	1181.50%	1111.86%	1053.68%	1004.12%	961.23%	923.62%	890.29%	860.48%	833.60%	809.21%	786.94%	766.49%	747.64%	730.19%
7	1464.64%	1222.04%	1139.86%	1072.92%	1017.00%	969.37%	928.13%	891.98%	859.94%	831.28%	805.44%	781.99%	760.58%	740.93%	722.80%	706.02%
8	1412.28%	1179.12%	1100.14%	1035.80%	982.05%	936.27%	896.63%	861.89%	831.09%	803.54%	778.70%	756.16%	735.57%	716.68%	699.25%	683.12%
9	1361.63%	1137.56%	1061.65%	999.81%	948.15%	904.14%	866.05%	832.65%	803.04%	776.56%	752.69%	731.02%	711.23%	693.07%	676.32%	660.80%
10	1312.67%	1097.32%	1024.36%	964.92%	915.27%	872.97%	836.36%	804.26%	775.80%	750.34%	727.40%	706.56%	687.54%	670.08%	653.98%	639.07%
11	1265.49%	1058.52%	988.40%	931.28%	883.56%	842.90%	807.71%	776.86%	749.50%	725.04%	702.98%	682.96%	664.67%	647.89%	632.41%	618.07%
12	1220.02%	1021.12%	953.73%	898.83%	852.96%	813.89%	780.06%	750.41%	724.12%	700.60%	679.40%	660.15%	642.58%	626.44%	611.56%	597.78%
13	1176.58%	985.44%	920.68%	867.92%	823.84%	786.29%	753.79%	725.28%	700.02%	677.41%	657.04%	638.54%	621.65%	606.14%	591.84%	578.60%
14	1134.91%	951.25%	889.02%	838.32%	795.96%	759.88%	728.64%	701.25%	676.97%	655.25%	635.66%	617.89%	601.65%	586.75%	573.01%	560.28%
15	1094.92%	918.45%	858.65%	809.94%	769.24%	734.56%	704.55%	678.23%	654.90%	634.02%	615.20%	598.12%	582.52%	568.20%	554.99%	542.76%
16	1056.41%	886.86%	829.40%	782.59%	743.49%	710.17%	681.33%	656.04%	633.62%	613.56%	595.48%	579.07%	564.08%	550.32%	537.62%	525.87%
17	1019.50%	856.61%	801.41%	756.43%	718.86%	686.85%	659.14%	634.85%	613.31%	594.04%	576.67%	560.90%	546.49%	533.27%	521.08%	509.78%
18	983.92%	827.43%	774.40%	731.19%	695.10%	664.35%	637.73%	614.38%	593.69%	575.18%	558.49%	543.34%	529.50%	516.80%	505.09%	494.24%
19	949.61%	799.27%	748.33%	706.82%	672.15%	642.61%	617.04%	594.61%	574.73%	556.95%	540.92%	526.37%	513.08%	500.87%	489.62%	479.20%
20	916.60%	772.18%	723.24%	683.37%	650.06%	621.69%	597.12%	575.59%	556.49%	539.41%	524.01%	510.03%	497.27%	485.55%	474.74%	464.73%
21	884.67%	745.94%	698.93%	660.63%	628.64%	601.38%	577.79%	557.10%	538.76%	522.36%	507.57%	494.14%	481.88%	470.63%	460.25%	450.63%
22	853.79%	720.53%	675.37%	638.58%	607.85%	581.67%	559.01%	539.14%	521.53%	505.78%	491.57%	478.68%	466.90%	456.10%	446.13%	436.89%
23	823.99%	695.98%	652.61%	617.27%	587.76%	562.61%	540.85%	521.77%	504.85%	489.72%	476.08%	463.70%	452.39%	442.01%	432.44%	423.58%
24	795.11%	672.15%	630.49%	596.55%	568.20%	544.05%	523.15%	504.82%	488.58%	474.05%	460.95%	449.06%	438.20%	428.23%	419.04%	410.53%
25	767.25%	649.13%	609.11%	576.52%	549.29%	526.10%	506.02%	488.42%	472.82%	458.87%	446.29%	434.87%	424.45%	414.88%	406.05%	397.88%
26	740.35%	626.89%	588.46%	557.15%	531.00%	508.72%	489.44%	472.54%	457.56%	444.16%	432.08%	421.12%	411.11%	401.92%	393.45%	385.61%
27	714.38%	605.40%	568.48%	538.41%	513.30%	491.91%	473.39%	457.16%	442.78%	429.91%	418.32%	407.79%	398.18%	389.36%	381.23%	373.69%
28	689.39%	584.72%	549.26%	520.38%	496.26%	475.72%	457.94%	442.36%	428.55%	416.19%	405.06%	394.96%	385.73%	377.26%	369.45%	362.23%
29	665.29%	564.76%	530.70%	502.97%	479.81%	460.08%	443.01%	428.05%	414.79%	402.93%	392.24%	382.54%	373.69%	365.56%	358.06%	351.13%
30	642.04%	545.49%	512.78%	486.15%	463.91%	444.97%	428.58%	414.21%	401.48%	390.10%	379.84%	370.53%	362.03%	354.23%	347.03%	340.37%
31	619.58%	526.85%	495.44%	469.86%	448.51%	430.32%	414.58%	400.79%	388.57%	377.64%	367.79%	358.85%	350.69%	343.21%	336.30%	329.91%

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
32	597.97%	508.91%	478.75%	454.19%	433.68%	416.22%	401.11%	387.87%	376.14%	365.65%	356.19%	347.62%	339.79%	332.60%	325.98%	319.84%
33	577.13%	491.61%	462.64%	439.06%	419.37%	402.60%	388.10%	375.39%	364.13%	354.06%	344.98%	336.75%	329.24%	322.34%	315.99%	310.10%
34	557.07%	474.93%	447.12%	424.48%	405.57%	389.48%	375.55%	363.35%	352.54%	342.88%	334.17%	326.27%	319.06%	312.45%	306.35%	300.70%
35	537.75%	458.88%	432.18%	410.44%	392.29%	376.84%	363.48%	351.76%	341.39%	332.12%	323.76%	316.18%	309.26%	302.91%	297.06%	291.65%
36	519.22%	443.50%	417.86%	396.99%	379.57%	364.74%	351.91%	340.67%	330.72%	321.82%	313.80%	306.53%	299.89%	293.80%	288.19%	283.00%
37	501.37%	428.66%	404.05%	384.01%	367.29%	353.06%	340.75%	329.96%	320.41%	311.87%	304.18%	297.20%	290.84%	285.00%	279.62%	274.64%
38	484.19%	414.39%	390.76%	371.53%	355.48%	341.82%	330.01%	319.66%	310.49%	302.30%	294.93%	288.23%	282.13%	276.53%	271.37%	266.59%
39	467.62%	400.61%	377.93%	359.47%	344.06%	330.96%	319.62%	309.69%	300.90%	293.04%	285.97%	279.55%	273.69%	268.32%	263.38%	258.80%
40	451.63%	387.30%	365.52%	347.81%	333.03%	320.45%	309.57%	300.05%	291.61%	284.07%	277.29%	271.13%	265.52%	260.37%	255.62%	251.23%
41	436.21%	374.45%	353.55%	336.55%	322.36%	310.29%	299.85%	290.72%	282.63%	275.40%	268.89%	262.98%	257.60%	252.66%	248.12%	243.91%
42	421.34%	362.05%	341.99%	325.67%	312.06%	300.48%	290.47%	281.70%	273.94%	267.01%	260.77%	255.10%	249.94%	245.21%	240.85%	236.82%
43	407.02%	350.11%	330.86%	315.20%	302.14%	291.03%	281.42%	273.01%	265.57%	258.92%	252.93%	247.51%	242.56%	238.02%	233.84%	229.98%
44	393.24%	338.62%	320.14%	305.11%	292.58%	281.92%	272.71%	264.64%	257.50%	251.13%	245.38%	240.18%	235.44%	231.09%	227.08%	223.38%
45	379.99%	327.56%	309.83%	295.41%	283.39%	273.16%	264.32%	256.59%	249.74%	243.62%	238.12%	233.13%	228.58%	224.42%	220.58%	217.03%
46	367.25%	316.93%	299.92%	286.09%	274.55%	264.74%	256.26%	248.85%	242.28%	236.42%	231.14%	226.36%	222.00%	218.01%	214.33%	210.93%
47	355.02%	306.74%	290.41%	277.14%	266.08%	256.67%	248.54%	241.43%	235.13%	229.51%	224.45%	219.87%	215.69%	211.87%	208.34%	205.08%
48	343.31%	296.98%	281.32%	268.59%	257.97%	248.95%	241.16%	234.34%	228.30%	222.92%	218.07%	213.68%	209.68%	206.01%	202.63%	199.51%
49	332.07%	287.63%	272.60%	260.39%	250.22%	241.57%	234.09%	227.56%	221.77%	216.61%	211.97%	207.76%	203.92%	200.41%	197.18%	194.19%
50	321.32%	278.69%	264.28%	252.57%	242.82%	234.52%	227.36%	221.09%	215.55%	210.61%	206.16%	202.13%	198.45%	195.09%	191.99%	189.13%
51	311.03%	270.14%	256.33%	245.10%	235.75%	227.80%	220.94%	214.93%	209.62%	204.88%	200.62%	196.76%	193.25%	190.02%	187.06%	184.32%
52	301.18%	261.97%	248.73%	237.97%	229.00%	221.39%	214.81%	209.06%	203.97%	199.44%	195.35%	191.66%	188.29%	185.21%	182.37%	179.75%
53	291.76%	254.18%	241.48%	231.17%	222.58%	215.28%	208.98%	203.48%	198.61%	194.26%	190.35%	186.82%	183.59%	180.64%	177.93%	175.42%
54	282.76%	246.74%	234.57%	224.69%	216.46%	209.47%	203.44%	198.17%	193.50%	189.35%	185.61%	182.22%	179.14%	176.31%	173.72%	171.32%
55	274.15%	239.63%	227.97%	218.51%	210.63%	203.93%	198.16%	193.11%	188.65%	184.67%	181.09%	177.85%	174.90%	172.20%	169.72%	167.43%
56	265.90%	232.83%	221.67%	212.61%	205.06%	198.66%	193.13%	188.30%	184.03%	180.22%	176.80%	173.70%	170.89%	168.30%	165.93%	163.74%
57	258.03%	226.35%	215.66%	206.99%	199.77%	193.64%	188.35%	183.73%	179.65%	176.01%	172.74%	169.78%	167.08%	164.61%	162.35%	160.25%
58	250.49%	220.16%	209.93%	201.63%	194.72%	188.86%	183.80%	179.38%	175.48%	172.00%	168.88%	166.05%	163.47%	161.12%	158.95%	156.95%
59	243.28%	214.25%	204.46%	196.52%	189.91%	184.31%	179.48%	175.25%	171.53%	168.20%	165.22%	162.52%	160.06%	157.81%	155.74%	153.84%
60	236.36%	208.59%	199.22%	191.63%	185.31%	179.96%	175.34%	171.30%	167.74%	164.57%	161.72%	159.14%	156.80%	154.65%	152.68%	150.86%
61	229.72%	203.15%	194.19%	186.93%	180.90%	175.78%	171.37%	167.52%	164.12%	161.09%	158.38%	155.92%	153.68%	151.64%	149.76%	148.02%
62	223.33%	197.92%	189.37%	182.43%	176.66%	171.78%	167.57%	163.89%	160.65%	157.76%	155.17%	152.83%	150.70%	148.75%	146.96%	145.31%
63	217.19%	192.91%	184.73%	178.10%	172.60%	167.93%	163.92%	160.41%	157.32%	154.57%	152.10%	149.87%	147.84%	145.98%	144.28%	142.70%
64	211.28%	188.08%	180.27%	173.94%	168.69%	164.24%	160.41%	157.07%	154.12%	151.50%	149.15%	147.02%	145.09%	143.32%	141.70%	140.21%
65	205.60%	183.43%	175.97%	169.94%	164.93%	160.69%	157.04%	153.85%	151.05%	148.55%	146.31%	144.29%	142.45%	140.77%	139.23%	137.81%
66	200.13%	178.96%	171.85%	166.09%	161.31%	157.27%	153.79%	150.76%	148.09%	145.72%	143.59%	141.66%	139.92%	138.32%	136.86%	135.51%
67	194.87%	174.67%	167.88%	162.39%	157.84%	153.99%	150.68%	147.79%	145.25%	142.99%	140.97%	139.14%	137.48%	135.97%	134.58%	133.30%

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
68	189.81%	170.53%	164.06%	158.83%	154.50%	150.83%	147.68%	144.94%	142.53%	140.38%	138.46%	136.72%	135.15%	133.71%	132.39%	131.18%
69	184.95%	166.57%	160.40%	155.41%	151.29%	147.80%	144.81%	142.20%	139.91%	137.87%	136.05%	134.40%	132.91%	131.55%	130.30%	129.15%
70	180.27%	162.75%	156.88%	152.13%	148.21%	144.89%	142.05%	139.57%	137.40%	135.47%	133.74%	132.18%	130.76%	129.47%	128.29%	127.20%
71	175.79%	159.10%	153.50%	148.99%	145.26%	142.11%	139.41%	137.06%	135.00%	133.16%	131.52%	130.05%	128.71%	127.49%	126.37%	125.34%
72	171.49%	155.60%	150.28%	145.99%	142.44%	139.45%	136.89%	134.66%	132.71%	130.97%	129.42%	128.02%	126.76%	125.60%	124.55%	123.57%
73	167.38%	152.26%	147.20%	143.12%	139.75%	136.92%	134.49%	132.38%	130.53%	128.89%	127.42%	126.10%	124.90%	123.81%	122.82%	121.90%
74	163.44%	149.06%	144.25%	140.38%	137.19%	134.50%	132.20%	130.21%	128.45%	126.90%	125.52%	124.27%	123.14%	122.11%	121.17%	120.31%
75	159.67%	146.01%	141.45%	137.77%	134.75%	132.20%	130.02%	128.14%	126.48%	125.02%	123.71%	122.53%	121.47%	120.50%	119.62%	118.80%
76	156.07%	143.09%	138.76%	135.28%	132.41%	130.00%	127.95%	126.16%	124.60%	123.22%	121.99%	120.88%	119.88%	118.97%	118.14%	117.37%
77	152.61%	140.31%	136.20%	132.90%	130.19%	127.91%	125.97%	124.28%	122.81%	121.51%	120.35%	119.31%	118.37%	117.51%	116.73%	116.02%
78	149.31%	137.64%	133.75%	130.63%	128.06%	125.91%	124.07%	122.49%	121.10%	119.88%	118.79%	117.81%	116.93%	116.13%	115.39%	114.72%
79	146.14%	135.09%	131.40%	128.45%	126.03%	124.00%	122.27%	120.77%	119.47%	118.32%	117.30%	116.38%	115.55%	114.80%	114.11%	113.49%
80	143.10%	132.65%	129.16%	126.37%	124.08%	122.16%	120.53%	119.13%	117.90%	116.82%	115.86%	115.00%	114.23%	113.52%	112.88%	112.30%
81	140.19%	130.30%	127.01%	124.37%	122.21%	120.40%	118.86%	117.54%	116.39%	115.37%	114.47%	113.67%	112.94%	112.28%	111.68%	111.14%
82	137.46%	128.12%	125.01%	122.52%	120.47%	118.77%	117.33%	116.08%	115.00%	114.05%	113.20%	112.45%	111.77%	111.15%	110.59%	110.08%
83	134.91%	126.10%	123.16%	120.81%	118.88%	117.28%	115.92%	114.75%	113.73%	112.84%	112.05%	111.34%	110.71%	110.13%	109.61%	109.13%
84	132.49%	124.20%	121.43%	119.21%	117.40%	115.89%	114.61%	113.51%	112.56%	111.72%	110.98%	110.32%	109.72%	109.19%	108.70%	108.26%
85	130.20%	122.42%	119.80%	117.72%	116.01%	114.59%	113.39%	112.36%	111.46%	110.68%	109.99%	109.37%	108.82%	108.32%	107.86%	107.45%
86	128.04%	120.75%	118.30%	116.33%	114.73%	113.39%	112.26%	111.30%	110.46%	109.73%	109.08%	108.50%	107.98%	107.52%	107.10%	106.71%
87	125.96%	119.14%	116.83%	114.99%	113.48%	112.22%	111.16%	110.25%	109.46%	108.78%	108.17%	107.63%	107.14%	106.71%	106.31%	105.96%
88	124.03%	117.68%	115.52%	113.79%	112.37%	111.19%	110.19%	109.33%	108.59%	107.95%	107.37%	106.87%	106.41%	106.00%	105.63%	105.30%
89	122.23%	116.36%	114.34%	112.72%	111.39%	110.28%	109.34%	108.54%	107.84%	107.23%	106.69%	106.21%	105.79%	105.40%	105.05%	104.74%
90	120.55%	115.16%	113.29%	111.78%	110.54%	109.50%	108.63%	107.87%	107.22%	106.65%	106.15%	105.70%	105.29%	104.93%	104.60%	104.30%
91	118.92%	114.03%	112.32%	110.92%	109.77%	108.82%	108.00%	107.31%	106.70%	106.17%	105.71%	105.29%	104.92%	104.58%	104.28%	104.00%
92	117.17%	112.78%	111.22%	109.94%	108.88%	107.99%	107.25%	106.60%	106.05%	105.56%	105.13%	104.75%	104.41%	104.10%	103.82%	103.57%
93	115.39%	111.50%	110.08%	108.91%	107.94%	107.13%	106.44%	105.85%	105.34%	104.89%	104.50%	104.15%	103.84%	103.56%	103.31%	103.07%
94	113.63%	110.24%	108.97%	107.92%	107.04%	106.29%	105.66%	105.11%	104.64%	104.24%	103.88%	103.56%	103.27%	103.02%	102.79%	102.58%
95	111.88%	109.03%	107.93%	106.99%	106.20%	105.52%	104.93%	104.43%	104.00%	103.62%	103.28%	102.99%	102.73%	102.50%	102.29%	102.10%
96	110.15%	107.90%	106.98%	106.18%	105.49%	104.88%	104.35%	103.88%	103.48%	103.13%	102.81%	102.54%	102.30%	102.09%	101.97%	101.97%
97	108.30%	106.71%	106.02%	105.40%	104.83%	104.32%	103.85%	103.44%	103.06%	102.73%	102.43%	102.16%	101.97%	101.97%	101.00%	101.00%
98	106.19%	105.33%	104.93%	104.54%	104.18%	103.83%	103.50%	103.18%	102.89%	102.61%	102.34%	102.10%	101.00%	101.00%	101.00%	101.00%
99	103.48%	103.22%	103.09%	102.96%	102.83%	102.70%	102.57%	102.44%	102.31%	102.19%	102.06%	101.97%	101.00%	101.00%	101.00%	101.00%
100	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
101	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
102	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
103	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
104	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
105	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
106	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
107	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
108	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
109	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
110	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
111	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
112	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
113	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
114	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
115	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
116	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
117	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
118	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
119	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
120	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%

Cash Value Accumulation Test (percentage of Surrender Value) – Unisex

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
0	1620.92%	1337.91%	1242.50%	1164.84%	1099.98%	1044.74%	996.93%	955.03%	917.90%	884.70%	854.78%	827.64%	802.88%	780.16%	759.22%	739.85%
1	1579.05%	1307.16%	1215.44%	1140.76%	1078.38%	1025.22%	979.20%	938.85%	903.08%	871.09%	842.26%	816.09%	792.21%	770.29%	750.08%	731.38%
2	1529.85%	1268.58%	1180.44%	1108.65%	1048.66%	997.54%	953.28%	914.46%	880.05%	849.27%	821.52%	796.33%	773.33%	752.22%	732.76%	714.75%
3	1478.47%	1227.38%	1142.65%	1073.64%	1015.98%	966.82%	924.26%	886.93%	853.84%	824.22%	797.53%	773.29%	751.16%	730.85%	712.13%	694.79%
4	1426.61%	1185.28%	1103.83%	1037.49%	982.05%	934.80%	893.87%	857.98%	826.15%	797.67%	771.99%	748.68%	727.40%	707.86%	689.84%	673.16%
5	1375.49%	1143.52%	1065.23%	1001.45%	948.15%	902.71%	863.37%	828.85%	798.24%	770.86%	746.16%	723.75%	703.27%	684.48%	667.15%	651.10%
6	1325.90%	1102.91%	1027.65%	966.34%	915.10%	871.42%	833.59%	800.40%	770.97%	744.63%	720.88%	699.32%	679.63%	661.56%	644.89%	629.45%
7	1278.13%	1063.79%	991.44%	932.50%	883.23%	841.24%	804.86%	772.95%	744.65%	719.33%	696.49%	675.75%	656.82%	639.43%	623.40%	608.55%
8	1232.10%	1026.07%	956.52%	899.86%	852.50%	812.12%	777.15%	746.46%	719.25%	694.90%	672.94%	653.00%	634.79%	618.07%	602.65%	588.36%
9	1187.60%	989.56%	922.71%	868.24%	822.71%	783.89%	750.27%	720.76%	694.60%	671.18%	650.06%	630.89%	613.37%	597.29%	582.46%	568.72%
10	1144.73%	954.37%	890.10%	837.74%	793.97%	756.65%	724.32%	695.96%	670.80%	648.28%	627.97%	609.53%	592.69%	577.22%	562.96%	549.74%
11	1103.30%	920.32%	858.54%	808.20%	766.13%	730.25%	699.17%	671.89%	647.70%	626.05%	606.52%	588.79%	572.59%	557.72%	544.00%	531.29%
12	1063.58%	887.70%	828.32%	779.93%	739.48%	704.99%	675.10%	648.88%	625.62%	604.80%	586.02%	568.97%	553.39%	539.09%	525.89%	513.67%
13	1025.77%	856.73%	799.65%	753.14%	714.25%	681.10%	652.37%	627.16%	604.79%	584.77%	566.72%	550.32%	535.33%	521.58%	508.88%	497.13%
14	989.64%	827.18%	772.32%	727.61%	690.24%	658.36%	630.74%	606.51%	585.00%	565.76%	548.39%	532.62%	518.21%	504.98%	492.77%	481.46%
15	955.23%	799.11%	746.39%	703.43%	667.50%	636.87%	610.32%	587.02%	566.35%	547.84%	531.14%	515.98%	502.12%	489.40%	477.66%	466.78%
16	922.82%	772.82%	722.16%	680.88%	646.35%	616.91%	591.39%	568.99%	549.12%	531.33%	515.28%	500.70%	487.37%	475.13%	463.84%	453.38%
17	892.14%	748.05%	699.38%	659.71%	626.54%	598.25%	573.73%	552.20%	533.10%	516.00%	500.57%	486.55%	473.74%	461.97%	451.11%	441.05%
18	863.05%	724.66%	677.91%	639.81%	607.94%	580.76%	557.20%	536.52%	518.17%	501.73%	486.90%	473.43%	461.11%	449.80%	439.36%	429.68%
19	835.09%	702.19%	657.30%	620.71%	590.11%	564.00%	541.37%	521.50%	503.87%	488.08%	473.83%	460.88%	449.04%	438.17%	428.13%	418.83%
20	808.09%	680.48%	637.38%	602.24%	572.85%	547.78%	526.04%	506.96%	490.03%	474.86%	461.17%	448.73%	437.36%	426.91%	417.27%	408.33%
21	781.83%	659.31%	617.92%	584.19%	555.97%	531.89%	511.03%	492.70%	476.44%	461.87%	448.73%	436.78%	425.86%	415.82%	406.56%	397.97%
22	756.31%	638.67%	598.94%	566.55%	539.46%	516.35%	496.31%	478.72%	463.10%	449.12%	436.49%	425.02%	414.53%	404.89%	396.00%	387.75%
23	731.54%	618.60%	580.46%	549.37%	523.37%	501.18%	481.95%	465.06%	450.07%	436.65%	424.53%	413.51%	403.44%	394.19%	385.65%	377.73%
24	707.43%	599.00%	562.39%	532.55%	507.59%	486.29%	467.83%	451.63%	437.24%	424.35%	412.72%	402.14%	392.48%	383.60%	375.40%	367.80%
25	684.04%	579.96%	544.81%	516.17%	492.22%	471.78%	454.06%	438.51%	424.70%	412.33%	401.17%	391.02%	381.75%	373.22%	365.35%	358.06%
26	661.36%	561.45%	527.72%	500.23%	477.24%	457.63%	440.63%	425.70%	412.45%	400.58%	389.87%	380.14%	371.24%	363.06%	355.51%	348.51%
27	639.47%	543.57%	511.20%	484.82%	462.76%	443.94%	427.63%	413.31%	400.60%	389.22%	378.94%	369.61%	361.07%	353.22%	345.98%	339.27%
28	618.33%	526.29%	495.23%	469.92%	448.76%	430.71%	415.06%	401.33%	389.14%	378.22%	368.36%	359.41%	351.22%	343.70%	336.75%	330.31%
29	597.76%	509.43%	479.62%	455.34%	435.04%	417.72%	402.71%	389.54%	377.85%	367.38%	357.93%	349.34%	341.49%	334.28%	327.62%	321.44%
30	577.72%	492.94%	464.34%	441.04%	421.56%	404.95%	390.56%	377.92%	366.71%	356.67%	347.61%	339.37%	331.85%	324.93%	318.55%	312.63%
31	558.24%	476.86%	449.42%	427.07%	408.38%	392.45%	378.64%	366.52%	355.77%	346.14%	337.45%	329.56%	322.34%	315.71%	309.59%	303.92%
32	539.30%	461.20%	434.86%	413.41%	395.49%	380.20%	366.96%	355.34%	345.03%	335.79%	327.46%	319.89%	312.98%	306.62%	300.75%	295.32%
33	520.93%	445.96%	420.69%	400.11%	382.91%	368.25%	355.55%	344.40%	334.51%	325.66%	317.67%	310.41%	303.78%	297.69%	292.07%	286.86%
34	503.13%	431.17%	406.92%	387.17%	370.67%	356.61%	344.42%	333.73%	324.25%	315.76%	308.10%	301.15%	294.79%	288.95%	283.56%	278.57%
35	485.92%	416.85%	393.58%	374.63%	358.80%	345.31%	333.63%	323.38%	314.28%	306.14%	298.80%	292.13%	286.04%	280.44%	275.28%	270.49%
36	469.29%	402.99%	380.65%	362.48%	347.29%	334.35%	323.15%	313.31%	304.60%	296.79%	289.75%	283.36%	277.52%	272.15%	267.20%	262.62%

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
37	453.25%	389.61%	368.18%	350.75%	336.18%	323.77%	313.02%	303.59%	295.23%	287.75%	281.01%	274.88%	269.28%	264.14%	259.40%	255.00%
38	437.76%	376.69%	356.13%	339.40%	325.43%	313.52%	303.22%	294.18%	286.16%	278.99%	272.52%	266.65%	261.29%	256.36%	251.82%	247.61%
39	422.86%	364.25%	344.52%	328.48%	315.08%	303.66%	293.78%	285.11%	277.43%	270.56%	264.36%	258.73%	253.59%	248.87%	244.52%	240.49%
40	408.51%	352.26%	333.33%	317.94%	305.09%	294.14%	284.67%	276.36%	269.00%	262.41%	256.47%	251.08%	246.15%	241.63%	237.47%	233.61%
41	394.67%	340.69%	322.54%	307.78%	295.45%	284.96%	275.88%	267.91%	260.86%	254.54%	248.85%	243.69%	238.97%	234.64%	230.65%	226.95%
42	381.37%	329.57%	312.16%	298.00%	286.19%	276.13%	267.42%	259.79%	253.03%	246.98%	241.53%	236.58%	232.06%	227.92%	224.09%	220.56%
43	368.58%	318.89%	302.19%	288.61%	277.28%	267.64%	259.30%	251.99%	245.51%	239.71%	234.49%	229.75%	225.43%	221.46%	217.80%	214.41%
44	356.31%	308.64%	292.62%	279.61%	268.75%	259.51%	251.51%	244.51%	238.30%	232.75%	227.75%	223.22%	219.08%	215.28%	211.78%	208.54%
45	344.55%	298.83%	283.47%	271.00%	260.59%	251.74%	244.08%	237.37%	231.43%	226.11%	221.33%	216.99%	213.02%	209.39%	206.04%	202.94%
46	333.28%	289.43%	274.71%	262.75%	252.78%	244.30%	236.97%	230.54%	224.85%	219.77%	215.19%	211.03%	207.24%	203.77%	200.56%	197.60%
47	322.46%	280.42%	266.31%	254.85%	245.30%	237.18%	230.16%	224.01%	218.56%	213.70%	209.32%	205.34%	201.72%	198.39%	195.33%	192.50%
48	312.08%	271.78%	258.26%	247.28%	238.14%	230.36%	223.64%	217.75%	212.54%	207.89%	203.70%	199.90%	196.43%	193.26%	190.33%	187.62%
49	302.05%	263.41%	250.46%	239.95%	231.19%	223.74%	217.31%	211.68%	206.69%	202.24%	198.23%	194.60%	191.29%	188.25%	185.46%	182.87%
50	292.37%	255.33%	242.92%	232.86%	224.47%	217.34%	211.18%	205.80%	201.03%	196.77%	192.94%	189.47%	186.30%	183.40%	180.73%	178.26%
51	283.05%	247.55%	235.66%	226.02%	217.99%	211.16%	205.27%	200.12%	195.56%	191.49%	187.83%	184.51%	181.48%	178.71%	176.16%	173.80%
52	274.08%	240.06%	228.67%	219.44%	211.75%	205.22%	199.59%	194.66%	190.30%	186.41%	182.91%	179.73%	176.85%	174.20%	171.76%	169.51%
53	265.49%	232.89%	221.98%	213.14%	205.79%	199.54%	194.15%	189.44%	185.27%	181.55%	178.20%	175.18%	172.42%	169.89%	167.56%	165.42%
54	257.26%	226.02%	215.58%	207.12%	200.09%	194.11%	188.96%	184.45%	180.47%	176.92%	173.72%	170.83%	168.19%	165.78%	163.56%	161.51%
55	249.40%	219.48%	209.49%	201.39%	194.66%	188.95%	184.02%	179.72%	175.91%	172.52%	169.47%	166.71%	164.20%	161.90%	159.78%	157.82%
56	241.90%	213.25%	203.69%	195.95%	189.51%	184.05%	179.35%	175.23%	171.60%	168.36%	165.45%	162.82%	160.42%	158.23%	156.21%	154.35%
57	234.75%	207.32%	198.18%	190.78%	184.63%	179.41%	174.91%	170.99%	167.52%	164.43%	161.65%	159.14%	156.86%	154.77%	152.84%	151.07%
58	227.92%	201.67%	192.93%	185.85%	179.98%	175.00%	170.71%	166.96%	163.65%	160.71%	158.06%	155.67%	153.49%	151.50%	149.67%	147.98%
59	221.35%	196.24%	187.88%	181.12%	175.51%	170.75%	166.66%	163.08%	159.93%	157.12%	154.60%	152.32%	150.25%	148.35%	146.61%	145.00%
60	215.04%	191.02%	183.03%	176.57%	171.21%	166.68%	162.77%	159.36%	156.36%	153.68%	151.28%	149.11%	147.13%	145.33%	143.67%	142.14%
61	208.98%	186.02%	178.38%	172.22%	167.10%	162.77%	159.05%	155.80%	152.94%	150.39%	148.10%	146.03%	144.16%	142.44%	140.86%	139.41%
62	203.21%	181.25%	173.96%	168.07%	163.19%	159.07%	155.52%	152.42%	149.69%	147.27%	145.09%	143.12%	141.34%	139.71%	138.21%	136.83%
63	197.71%	176.72%	169.76%	164.15%	159.50%	155.56%	152.18%	149.24%	146.64%	144.33%	142.26%	140.39%	138.69%	137.14%	135.72%	134.41%
64	192.48%	172.44%	165.80%	160.44%	156.01%	152.27%	149.05%	146.24%	143.77%	141.58%	139.61%	137.84%	136.22%	134.75%	133.40%	132.16%
65	187.50%	168.37%	162.04%	156.93%	152.71%	149.15%	146.09%	143.42%	141.08%	138.99%	137.13%	135.44%	133.91%	132.52%	131.24%	130.06%
66	182.76%	164.50%	158.46%	153.61%	149.59%	146.20%	143.29%	140.76%	138.53%	136.55%	134.78%	133.19%	131.74%	130.41%	129.20%	128.09%
67	178.21%	160.80%	155.05%	150.43%	146.61%	143.39%	140.63%	138.23%	136.11%	134.24%	132.56%	131.05%	129.67%	128.42%	127.28%	126.22%
68	173.85%	157.25%	151.78%	147.38%	143.75%	140.70%	138.07%	135.80%	133.79%	132.02%	130.43%	129.00%	127.70%	126.52%	125.44%	124.44%
69	169.66%	153.84%	148.63%	144.45%	141.01%	138.11%	135.62%	133.47%	131.57%	129.89%	128.39%	127.04%	125.81%	124.69%	123.67%	122.73%
70	165.62%	150.55%	145.60%	141.63%	138.36%	135.61%	133.25%	131.21%	129.42%	127.83%	126.41%	125.13%	123.98%	122.92%	121.96%	121.07%
71	161.74%	147.39%	142.69%	138.92%	135.82%	133.21%	130.98%	129.05%	127.35%	125.85%	124.51%	123.31%	122.22%	121.23%	120.32%	119.48%
72	158.03%	144.36%	139.89%	136.32%	133.38%	130.91%	128.80%	126.98%	125.38%	123.96%	122.70%	121.56%	120.53%	119.60%	118.74%	117.96%
73	154.50%	141.51%	137.26%	133.87%	131.09%	128.75%	126.76%	125.03%	123.52%	122.19%	121.00%	119.93%	118.96%	118.08%	117.28%	116.54%
74	151.15%	138.79%	134.77%	131.55%	128.92%	126.71%	124.83%	123.20%	121.78%	120.52%	119.40%	118.40%	117.49%	116.66%	115.91%	115.22%
75	147.95%	136.21%	132.39%	129.35%	126.86%	124.77%	123.00%	121.47%	120.13%	118.94%	117.89%	116.95%	116.09%	115.32%	114.61%	113.97%

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
76	144.90%	133.75%	130.13%	127.25%	124.90%	122.93%	121.26%	119.82%	118.55%	117.44%	116.46%	115.57%	114.77%	114.05%	113.39%	112.78%
77	141.99%	131.40%	127.97%	125.25%	123.03%	121.17%	119.60%	118.24%	117.06%	116.01%	115.09%	114.26%	113.51%	112.83%	112.21%	111.65%
78	139.23%	129.18%	125.93%	123.36%	121.26%	119.51%	118.03%	116.75%	115.64%	114.66%	113.79%	113.01%	112.31%	111.68%	111.10%	110.58%
79	136.61%	127.08%	124.00%	121.57%	119.59%	117.95%	116.55%	115.35%	114.31%	113.39%	112.58%	111.85%	111.20%	110.60%	110.07%	109.57%
80	134.15%	125.11%	122.20%	119.91%	118.04%	116.49%	115.18%	114.05%	113.07%	112.21%	111.45%	110.77%	110.16%	109.61%	109.10%	108.65%
81	131.83%	123.27%	120.52%	118.35%	116.59%	115.13%	113.89%	112.84%	111.92%	111.11%	110.40%	109.76%	109.19%	108.68%	108.21%	107.78%
82	129.67%	121.56%	118.96%	116.91%	115.25%	113.88%	112.72%	111.73%	110.87%	110.11%	109.45%	108.85%	108.32%	107.84%	107.40%	107.01%
83	127.65%	119.97%	117.51%	115.58%	114.02%	112.73%	111.64%	110.71%	109.90%	109.20%	108.57%	108.02%	107.52%	107.08%	106.67%	106.30%
84	125.74%	118.49%	116.16%	114.34%	112.87%	111.65%	110.63%	109.76%	109.00%	108.34%	107.76%	107.24%	106.78%	106.36%	105.99%	105.64%
85	123.96%	117.10%	114.90%	113.18%	111.79%	110.65%	109.69%	108.87%	108.17%	107.55%	107.01%	106.52%	106.09%	105.70%	105.35%	105.03%
86	122.29%	115.82%	113.74%	112.12%	110.81%	109.73%	108.83%	108.06%	107.40%	106.82%	106.31%	105.86%	105.46%	105.10%	104.77%	104.48%
87	120.74%	114.63%	112.67%	111.13%	109.89%	108.88%	108.03%	107.30%	106.68%	106.14%	105.67%	105.25%	104.87%	104.53%	104.23%	103.95%
88	119.30%	113.55%	111.70%	110.24%	109.07%	108.11%	107.31%	106.63%	106.05%	105.54%	105.09%	104.70%	104.34%	104.03%	103.74%	103.49%
89	117.98%	112.59%	110.83%	109.46%	108.35%	107.44%	106.68%	106.04%	105.49%	105.01%	104.58%	104.21%	103.88%	103.58%	103.32%	103.07%
90	116.75%	111.72%	110.07%	108.77%	107.72%	106.86%	106.14%	105.53%	105.01%	104.56%	104.16%	103.80%	103.49%	103.21%	102.96%	102.73%
91	115.60%	110.94%	109.39%	108.17%	107.18%	106.37%	105.69%	105.12%	104.62%	104.19%	103.82%	103.49%	103.19%	102.92%	102.68%	102.47%
92	114.42%	110.16%	108.71%	107.57%	106.64%	105.87%	105.24%	104.69%	104.23%	103.83%	103.47%	103.16%	102.88%	102.63%	102.41%	102.21%
93	113.23%	109.37%	108.04%	106.97%	106.10%	105.38%	104.78%	104.27%	103.84%	103.46%	103.13%	102.83%	102.57%	102.34%	102.14%	101.97%
94	112.00%	108.59%	107.37%	106.38%	105.57%	104.90%	104.34%	103.86%	103.45%	103.10%	102.79%	102.51%	102.27%	102.06%	101.97%	101.00%
95	110.72%	107.80%	106.72%	105.82%	105.07%	104.44%	103.91%	103.46%	103.07%	102.74%	102.45%	102.19%	101.97%	101.97%	101.00%	101.00%
96	109.36%	107.01%	106.08%	105.29%	104.62%	104.04%	103.55%	103.12%	102.76%	102.44%	102.17%	101.97%	101.00%	101.00%	101.00%	101.00%
97	107.80%	106.10%	105.38%	104.74%	104.17%	103.67%	103.22%	102.82%	102.47%	102.17%	101.97%	101.00%	101.00%	101.00%	101.00%	101.00%
98	105.91%	104.94%	104.50%	104.07%	103.68%	103.30%	102.95%	102.63%	102.32%	102.04%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
99	103.39%	103.09%	102.94%	102.79%	102.65%	102.50%	102.35%	102.20%	102.05%	101.97%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
100	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
101	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
102	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
103	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
104	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
105	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
106	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
107	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
108	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
109	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
110	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
111	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
112	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
113	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
114	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%

Table:		150%	175%	200%	225%	250%	275%	300%	325%	350%	375%	400%	425%	450%	475%	500%
Age:	Standard	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
115	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
116	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
117	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
118	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
119	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%
120	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%	101.00%

ADDITIONAL INFORMATION

Additional information about the Policy is available in the Statement of Additional Information dated December 13,
2011, and which is part of this prospectus.

Your questions and/or requests for a free copy of the Statement of Additional Information or a free personalized illustration should be directed to: Principal Variable Universal Life Income III, Principal Financial Group,
P.O. Box 9296, Des Moines, Iowa 50306-9296, 1-800-247-9988. You may also contact Us through Our internet site:
www.principal.com

Information about the Policy (including the Statement of Additional Information) can be reviewed and copied at the
Securities and Exchange Commission’s Public Reference Room in Washington, D.C. Information on the operation of the public reference room may be obtained by calling the Commission at 202-551-8090. Reports and other information about the Policy are available on the Commission’s internet site at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the
Commission, Room 1580, 100 F Street NE, Washington, D.C. 20549.

Principal Variable Universal Life Income III
Investment Company Act File No.

84

PART B

STATEMENT OF ADDITIONAL INFORMATION

PRINCIPAL VARIABLE UNIVERSAL LIFE INCOME IIISM

dated December 13, 2011

This Statement of Additional Information provides information about the Principal Variable Universal Life Income III
Insurance Policy (the “Policy”) sponsored by Principal National Life Insurance Company through its Principal National
Life Insurance Company Variable Life Separate Account.

This Statement of Additional Information is not a prospectus but does provide information that supplements the
Policy’s prospectus dated December 13, 2011. It should be read with that prospectus which is available without charge. To request a copy of the prospectus, please contact us at:

Principal Variable Universal Life Income III
Principal Financial Group
P.O. Box 9296
Des Moines, Iowa 50306-9296
Telephone: 1-800-247-9988

2

GENERAL INFORMATION AND HISTORY

The Company
Principal National Life Insurance Company (the “Company”) is the issuer of the Principal Variable Universal Life
Income III Insurance Policy (the “Policy”). The Company is a stock life insurance company with its home office at:
Principal Financial Group, 711 High Street, Des Moines, Iowa 50392. It is authorized to transact life insurance business in the District of Columbia and in every state except New York. The Company is a wholly-owned subsidiary of Principal Financial Services, Inc. (“PFS”), which in turn is a wholly owned subsidiary of Principal Financial Group,
Inc.

The Progressive Corporation (“Progressive”), an Ohio corporation, organized the Company on November 6, 1967, as an Ohio domiciled life insurance company. PFS acquired control of the Company from Progressive pursuant to a
Purchase and Sale Agreement dated August 22, 2003. PFS subsequently redomesticated the Company to Iowa and on October 21, 2003, changed the Company’s name from Progressive American Life Insurance Company to
Principal Health Insurance Company. PFS originally intended to use the Company to sell group medical insurance and to provide third party administrative services to self-insured customers. However, PFS never used the Company for these purposes. PFS eventually determined that the best strategic use of the Company would be to offer and sell individual life insurance products. On October 16, 2007, PFS changed the Company’s name to Principal National Life
Insurance Company to reflect this change in purpose.

Principal National Life Insurance Company Variable Life Separate Account
The Company’s board of directors established the Variable Life Separate Account (the “Separate Account”) under
Iowa law on November 28, 2007. It is registered as a unit investment trust with the U.S. Securities and Exchange
Commission (the “SEC”). This registration does not involve SEC supervision of the investments or investment policies of the Separate Account.

All of the units of the Separate Account are owned by the Company. Policy owners may purchase units of the divisions of the Separate Account.

Administrative and Facilities Services
Principal Life Insurance Company (“PLIC”) provides administrative support services and facilities to the Company.
PLIC is a wholly-owned subsidiary of Principal Financial Services, Inc. and an affiliate of the Company. PLIC’s address is 711 High Street, Des Moines, Iowa, 50392.

Independent Registered Public Accounting Firm
Ernst & Young LLP, 801 Grand Avenue, Suite 3000, Des Moines, Iowa, 50309, serves as the independent registered public accounting firm for the Principal National Life Insurance Company Variable Life Separate Account and the
Company.

UNDERWRITERS

The principal underwriter of the Policy is Princor Financial Services Corporation (“Princor”) which is a wholly-owned subsidiary of PFS and an affiliate of the Company. The address of Princor is The Principal Financial Group, 650
8th Street, Des Moines, Iowa, 50392. Princor was incorporated in Iowa in 1968, and is a securities broker-dealer registered with the SEC as well as a member of the Financial Industry Regulatory Authority (“FINRA”). The Policies
may also be sold through other broker-dealers authorized by Princor and applicable law to do so.

The Policy’s offering to the public is continuous. As the principal underwriter, Princor is paid for the distribution of the
Policy. For the last three fiscal years Princor has received and retained the following commissions:

2010	2009	2008
received/retained	received/retained	received/retained
$0/$0	$0/$0	$0/$0

3

UNDERWRITING PROCEDURES

Guaranteed maximum cost of insurance rates are based on 2001 CSO Unismoke Mortality Table (the prevailing mortality table approved by the National Association of Insurance Commissioners), age nearest birthday, with distinction for the insured's gender.

PERFORMANCE DATA

The Separate Account may publish advertisements containing information (including graphs, charts, tables and examples) about the performance of one or more of its divisions.

The Policy was not offered prior to December 13, 2011. The Separate Account may publish advertisements containing information about the hypothetical performance of one or more of its divisions for this Policy as if the Policy had been issued on or after the date the underlying mutual fund in which such division invests was first offered. The hypothetical performance from the date of the inception of the underlying mutual fund is derived by reducing the actual performance of the underlying mutual fund by the fees and charges of the Policy as if it had been in existence.
The yield and total return figures described below vary depending upon market conditions, the composition of the underlying mutual fund’s portfolios and operating expenses. These factors and possible differences in the methods used in calculating yield and total return should be considered when comparing the Separate Account performance figures to performance figures published for other products. The Separate Account may also quote rankings, yields or returns published by independent statistical services or publishers and information regarding performance of certain market indices. Any performance data quoted for the Separate Account represents historical performance and is not intended to indicate future performance.

From time to time the Principal Variable Contracts Funds, Inc. advertises its Money Market division’s “yield” and
“effective yield”. Both yield figures are based on historical earnings and are not intended to indicate future performance. The “yield” of the division refers to the income generated in the division over a seven day period (the period will be stated in the advertisement). This income is then “annualized.” That is, the amount of income generated during that week is assumed to be generated each week over a 52-week period and is shown as a percentage. The “effective yield” is calculated similarly but, when annualized, the income earned in the division is assumed to be reinvested. The “effective yield” is slightly higher than the “yield” because of the compounding effect of this assumed reinvestment. Neither yield quotation reflects a sales load deducted from purchase payments which, if included, would reduce the “yield” and “effective yield.” For the period ended December 31, 2010, the 7-day annualized and effective yields were 0.00% and 0.00%, respectively.

In addition, the Separate Account advertises the “yield” for certain other divisions. The “yield” of a division is determined by annualizing the net investment income per unit for a specific, historical 30-day period and dividing the result by the ending maximum offering price of the unit for the same period. This yield quotation does not reflect a contingent deferred sales charge which, if included, would reduce the “yield.” No contingent deferred sales charge is assessed on investments in the Separate Account divisions of the Policy, however, Policies which are fully surrendered within the first fourteen policy years (or within fourteen years of a policy face amount increase) are subject to a surrender charge.

Performance history of the underlying mutual funds is measured by comparing the value of the underlying mutual fund at the beginning of the period to the value of the underlying mutual fund at the end of the period.

The Separate Account also advertises the average annual total return of its various divisions. The average annual total return for any of the divisions is computed by calculating the average annual compounded rate of return over the stated period that would equate an initial premium of $1,000 to the ending redeemable policy value.

The performance information does not include any charges or fees that are deducted from your Policy. These are charges and fees such as the sales charge, charge for taxes, surrender charges, transfer fees (if any), cost of insurance charge, asset based charge, monthly administrative charge, monthly policy issue charge, policy loan interest charge (if any), and charges for optional insurance benefits. Some of these charges vary depending on your age, gender, face amount, underwriting class, premiums, policy duration, and account value. All of these policy charges will have a significant impact on your Policy’s value and overall performance. If these charges and fees were reflected in the performance data, performance would be lower. To see the impact of these charges and fees on your
Policy’s performance, you should obtain a personalized illustration based on historical underlying mutual fund performance from your financial adviser.

4

Following are the hypothetical average annual total returns for the periods ended December 31, 2010 assuming the
Policy had been offered as of the effective dates of the underlying mutual funds in which the divisions invest:

	Effective	One	Five	Ten	Since
Division	Date	Year	Years	Years	Inception
AllianceBernstein International Value	May 10, 2001	4.59%	-1.13%		6.69%
AllianceBernstein Small Cap Growth	August 5, 1996	36.90%	5.94%	3.61%
AllianceBernstein Small/Mid Cap Value	May 2, 2001	26.91%	6.33%		10.25%
American Century VP Income & Growth	October 30, 1997	13.86%	0.36%	1.33%
American Century VP Inflation Protection	December 31, 2002	5.10%	4.86%		4.64%
American Century VP Mid Cap Value	October 29, 2004	18.98%	6.46%		8.77%
American Century VP Value	May 1, 1996	13.04%	2.13%	5.36%
American Century VP Vista	April 29, 2005	23.57%	3.34%		5.55%
Bond & Mortgage Securities	December 18, 1987	11.65%	3.91%	4.88%
Calvert VP Income	April 25, 2002	7.87%	4.89%		6.10%
Calvert VP Russell 2000 Small Cap Index	April 27, 2000	25.83%	3.66%	5.30%
Calvert VP S&P MidCap 400 Index	May 3, 1999	25.70%	4.97%	6.44%
Calvert VP Sustainable & Responsible Investment	April 30, 2002	17.26%	4.12%		4.34%
Equity
Delaware Small Cap Value	May 1, 2000	31.34%	5.46%	9.91%
Diversified International	May 2, 1994	13.68%	3.08%	3.90%
DWS Dreman Small Mid Cap Value	May 1, 1996	22.66%	6.11%	10.54%
Fidelity VIP Contrafund	January 3, 1995	16.93%	3.48%	4.92%
Fidelity VIP Equity-Income	November 3, 1986	14.92%	0.72%	2.27%
Fidelity VIP High Income	October 1, 1985	13.67%	6.80%	6.02%
Fidelity VIP Mid Cap	December 28, 1998	28.57%	7.07%	9.53%
Franklin Mutual Global Discovery Securities	November 8, 1996	11.96%	6.33%	8.12%
Franklin Rising Dividends Securities	January 27, 1992	20.64%	3.30%	6.52%
Government & High Quality Bond	May 6, 1993	5.85%	5.60%	5.27%
International Emerging Markets	October 24, 2000	19.21%	12.35%	15.36%
Invesco VI Capital Appreciation	May 5, 1993	15.20%	-1.11%	-2.03%
Invesco VI Core Equity	May 2, 1994	9.25%	4.12%	1.20%
Invesco VI Global Health Care	May 22, 1997	5.29%	2.47%	1.04%
Janus Aspen Forty	May 1, 1997	6.48%	5.24%	3.01%
LargeCap Blend II	May 1, 2002	13.25%	2.60%		3.74%
LargeCap Growth I	June 1, 1994	19.61%	4.57%	1.32%
LargeCap S&P 500 Index	May 3, 1999	14.67%	2.06%	1.11%
LargeCap Value	May 13, 1970	14.08%	0.61%	2.11%
MFS VIT New Discovery	May 1, 1998	35.94%	9.12%	4.04%
MFS VIT Utilities	January 3, 1995	13.51%	9.40%	6.48%
MidCap Blend	December 18, 1987	24.10%	6.52%	7.48%
Money Market	March 18, 1983	0.00%	2.44%	2.18%
Neuberger Berman AMT Partners	March 22, 1994	15.67%	1.07%	3.96%
Oppenheimer Main Street Small & Mid Cap	July 16, 2001	23.06%	2.33%		6.74%
Principal LifeTime 2010	August 30, 2004	13.94%	2.78%		4.54%
Principal LifeTime 2020	August 30, 2004	15.05%	3.12%		5.18%
Principal LifeTime 2030	August 30, 2004	15.40%	2.74%		4.87%
Principal LifeTime 2040	August 30, 2004	15.81%	2.62%		5.03%
Principal LifeTime 2050	August 30, 2004	16.21%	2.55%		5.01%
Principal LifeTime Strategic Income	August 30, 2004	11.24%	2.55%		3.99%
Real Estate Securities	May 1, 1998	25.70%	4.12%	11.99%
SAM Balanced Portfolio	June 3, 1997	13.61%	4.53%	5.03%
SAM Conservative Balanced Portfolio	April 23, 1998	11.84%	5.08%	5.45%
SAM Conservative Growth Portfolio	June 3, 1997	15.21%	3.51%	4.08%
SAM Flexible Income Portfolio	September 9, 1997	10.51%	5.32%	5.64%
SAM Strategic Growth Portfolio	June 3, 1997	16.40%	2.84%	3.32%

5

	Effective	One	Five	Ten	Since
Division	Date	Year	Years	Years	Inception
Short-Term Income	January 12, 1994	4.20%	4.46%	4.60%
SmallCap Blend	May 1, 1998	24.26%	1.93%	3.71%
SmallCap Growth II	May 1, 1998	26.93%	2.40%	-3.28%
SmallCap Value I	May 1, 1998	26.06%	1.40%	7.41%

FINANCIAL STATEMENTS

Neither the prospectus nor this Statement of Additional Information includes financial statements of the Separate
Account because, as of the date of the prospectus, the Separate Account had not yet commenced operations, had no assets, and had incurred no liabilities.

6

Ernst & Young LLP
Suite 3000
801 Grand Avenue
Des Moines, Iowa 50309-2767
Tel: 515 243 2727
www.ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Principal National Life Insurance Company

We have audited the accompanying statements of financial position of Principal National Life Insurance
Company (“the Company”) as of December 31, 2010 and 2009, and the related statements of operations, stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight
Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Principal National Life Insurance Company at December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

Des Moines, Iowa
November 28, 2011

1111-1304043	1
A member firm of Ernst & Young Global Limited

Principal National Life Insurance Company
Statements of Financial Position

	December 31,
	2010	2009
	(in thousands)
Assets
Fixed maturities, available-for-sale	$ 18,516.4	$ 8,878.5
Policy loans	1,323.7	—
Total investments	19,840.1	8,878.5
Cash and cash equivalents	24,130.1	3,873.5
Accrued investment income	180.0	133.9
Premiums due and other receivables	178,974.8	3,767.2
Goodwill	95.0	95.0
Other intangibles	1,755.0	1,755.0
Income taxes currently receivable	79.0	—
Other assets	265.5	2.9
Total assets	$ 225,319.5	$ 18,506.0

Liabilities
Contractholder funds	$ 162,382.2	$ 3,382.9
Future policy benefits and claims	15,934.7	190.7
Other policyholder funds	79.6	—
Income taxes currently payable	—	9.0
Deferred income taxes	269.8	344.7
Other liabilities	22,435.3	740.2
Total liabilities	201,101.6	4,667.5
Stockholder’s equity
Common stock, par value $1 per share – 5.0 million shares authorized, 2.5 million shares issued
and outstanding (wholly owned indirectly by Principal Financial Group, Inc.)	2,500.0	2,500.0
Preferred stock, par value $1 per share – 1.0 million shares authorized, none issued and
outstanding	—	—
Additional paid-in capital	21,320.3	10,728.7
Retained earnings	260.8	372.9
Accumulated other comprehensive income	136.8	236.9
Total stockholder’s equity	24,217.9	13,838.5
Total liabilities and stockholder’s equity	$ 225,319.5	$ 18,506.0

See accompanying notes.

1111-1304043	2

Principal National Life Insurance Company
Statements of Operations

	For the year ended December 31,
	2010	2009	2008
		(in thousands)
Revenues
Premiums and other considerations	$ 6.0	$ 0.8	$ 0.7
Fees and other revenues	255.3	13.9	—
Net investment income	321.7	305.1	360.3
Total revenues	583.0	319.8	361.0
Expenses
Benefits, claims, and settlement expenses	5.1	0.1	0.1
Operating expenses	745.5	179.2	216.6
Total expenses	750.6	179.3	216.7
Income (loss) before income taxes	(167.6)	140.5	144.3
Income taxes	(81.8)	64.0	50.4
Net income (loss)	$ (85.8)	$ 76.5	$ 93.9

See accompanying notes.

1111-1304043	3

Principal National Life Insurance Company
Statements of Stockholder’s Equity

				Accumulated
		Additional		other	Total
	Common	paid-in	Retained	comprehensive	stockholder’s
	stock	capital	earnings	income (loss)	equity
			(in thousands)
Balances at January 1, 2008	$ 2,500.0	$ 10,705.7	$ 203.1	$ 27.9	$ 13,436.7
Stock based compensation	—	0.2	—	—	0.2
Comprehensive income:
Net income	—	—	93.9	—	93.9
Net unrealized gains, net	—	—	—	317.0	317.0
Comprehensive income					410.9
Balances at December 31, 2008	2,500.0	10,705.9	297.0	344.9	13,847.8
Stock based compensation	—	22.8	(0.6)	—	22.2
Comprehensive loss:
Net income	—	—	76.5	—	76.5
Net unrealized losses net	—	—	—	(108.0)	(108.0)
Comprehensive loss					(31.5)
Balances at December 31, 2009	2,500.0	10,728.7	372.9	236.9	13,838.5
Contributions from parent	—	10,000.0	—	—	10,000.0
Stock based compensation	—	591.6	(26.3)	—	565.3
Comprehensive loss:
Net loss	—	—	(85.8)	—	(85.8)
Net unrealized losses, net	—	—	—	(100.1)	(100.1)
Comprehensive loss					(185.9)
Balances at December 31, 2010	$ 2,500.0	$ 21,320.3	$ 260.8	$ 136.8	$ 24,217.9

1111-1304043	4

Principal National Life Insurance Company
Statements of Cash Flows
	For the year ended December 31,
	2010	2009	2008
		(in thousands)
Operating activities
Net income (loss)	$ (85.8)	$ 76.5	$ 93.9
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Accrued investment income	(46.1)	—	(31.5)
Premiums due and other receivables	(175,207.6)	(3,767.2)	—
Future policy benefits and claims	(8,870.5)	(291.3)	(0.1)
Current and deferred income taxes (benefits)	(109.0)	46.3	25.4
Amortization of premium on available-for-sale securities	45.3	44.6	35.9
Other liabilities	21,695.1	700.4	26.3
Other	299.9	24.6	0.7
Net adjustments	(162,192.9)	(3,242.6)	56.7
Net cash provided by (used in) by operating activities	(162,278.7)	(3,166.1)	150.6
Investing Activities:
Available-for-sale securities:
Purchases	(9,837.1)	—	(5,008.1)
Maturities	—	—	5,025.0
Other	—	—	(2.9)
Net change in other investments	(1,323.7)	—	—
Net cash provided by (used in) by investing activities	(11,160.8)	—	14.0
Financing Activities:
Investment contract deposits	183,802.9	3,861.4	—
Investment contract withdrawals	(106.8)	—	—
Capital contribution from parent	10,000.0	—	—
Net cash provided by financing activities	193,696.1	3,861.4	—
Net increase in cash and cash equivalents	20,256.6	695.3	164.6
Cash and cash equivalents at beginning of year	3,873.5	3,178.2	3,013.6
Cash and cash equivalents at end of year	$ 24,130.1	$ 3,873.5	$ 3,178.2

Supplemental Information:
Cash paid for income taxes	$ 51.3	$ 19.6	$ 25.0

See accompanying notes.

1111-1304043	5

Principal National Life Insurance Company
Notes to Financial Statements
December 31, 2010
(in thousands)

1. Nature of Operations and Significant Accounting Policies

Description of Business

Principal National Life Insurance Company began providing reinsurance services for its affiliate, Principal
Life Insurance Company, in 2006. Prior to 2006, we did not have any policies in force or open claims. We were acquired in 2003 and are a direct wholly owned subsidiary of Principal Financial Services, Inc., which in turn is a direct wholly owned subsidiary of Principal Financial Group, Inc.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”).

We have evaluated subsequent events through November 28, 2011, which was the date our financial statements were available to be issued.

Recent Accounting Pronouncements

In October 2010, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance that modifies the definition of the types of costs incurred by insurance entities that can be capitalized in the successful acquisition of new or renewal insurance contracts. Capitalized costs should include incremental direct costs of contract acquisition, as well as certain costs related directly to acquisition activities such as underwriting, policy issuance and processing, medical and inspection and sales force contract selling. This guidance will be effective for us on January 1,
2012, with retrospective application permitted but not required. We are currently evaluating the impact this guidance will have on our financial statements.

In January 2010, the FASB issued authoritative guidance that requires new disclosures related to fair value measurements and clarifies existing disclosure requirements about the level of disaggregation, inputs and valuation techniques. Specifically, reporting entities now must disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. In addition, in the reconciliation for Level 3 fair value measurements, a reporting entity should present separately information about purchases, sales, issuances and settlements. The guidance clarifies that a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities for disclosure of fair value measurement, considering the level of disaggregated information required by other applicable U.S. GAAP guidance and should also provide disclosures about the valuation techniques and inputs used to measure fair value for each class of assets and liabilities.
This guidance was effective for us on January 1, 2010, except for the disclosures about purchases, sales, issuances and settlements in the reconciliation for Level 3 fair value measurements, which will be effective for us on January 1, 2011.
This guidance will not have a material impact on our financial statements.

1111-1304043	6

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

1. Nature of Operations and Significant Accounting Policies (continued)

In August 2009, the FASB issued authoritative guidance to provide additional guidance on measuring the fair value of liabilities. This guidance clarifies that the quoted price for the identical liability, when traded as an asset in an active market, is also a Level 1 measurement for that liability when no adjustment to the quoted price is required. In the absence of a quoted price in an active market, an entity must use one or more of the following valuation techniques to estimate fair value: (1) a valuation technique that uses a quoted price (a) of an identical liability when traded as an asset or (b) of a similar liability when traded as an asset; or (2) another valuation technique such as (a) a present value technique or (b) a technique based on the amount an entity would pay to transfer the identical liability or would receive to enter into an identical liability. This guidance was effective for us on October 1, 2009, and did not have a material impact on our financial statements.

In June 2009, the FASB issued authoritative guidance for the establishment of the FASB Accounting
Standards CodificationTM (“Codification”) as the source of authoritative accounting principles recognized by the
FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S.
GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. This guidance was effective for us on July 1, 2009, and did not have a material impact on our financial statements.

In April 2009, the FASB issued authoritative guidance which relates to the recognition and presentation of an other-than-temporary impairment (“OTTI”) of securities and requires additional disclosures. The recognition provisions apply only to debt securities classified as available-for-sale and held-to-maturity, while the presentation and disclosure requirements apply to both debt and equity securities. An impaired debt security will be considered other-than-temporarily impaired if a holder has the intent to sell, or it more likely than not will be required to sell prior to recovery of the amortized cost. If a holder of a debt security does not expect recovery of the entire cost basis, even if there is no intention to sell the security, it will be considered an OTTI as well. This guidance also changes how an entity recognizes an OTTI for a debt security by separating the loss between the amount representing the credit loss and the amount relating to other factors, if a holder does not have the intent to sell or it more likely than not will not be required to sell prior to recovery of the amortized cost less any current period credit loss. Credit losses will be recognized in net income and losses relating to other factors will be recognized in other comprehensive income (“OCI”). If the holder has the intent to sell or it more likely than not will be required to sell before its recovery of amortized cost less any current period credit loss, the entire OTTI will continue to be recognized in net income. Furthermore, this guidance requires a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption with a corresponding adjustment to accumulated OCI. We adopted this guidance effective January 1, 2009, which did not have a material impact on our financial statements.

Also in April 2009, the FASB issued authoritative guidance which provides additional information on estimating fair value when the volume and level of activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability and clarifies that the use of multiple valuation techniques may be appropriate. It also provides additional guidance on circumstances that may indicate a transaction is not orderly.
Further, it requires additional disclosures about fair value measurements in annual and interim reporting periods. We adopted this guidance effective January 1, 2009, and it did not have a material impact on our financial statements. See
Note 8, Fair Value Measurements, for further details.

1111-1304043	7

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

1. Nature of Operations and Significant Accounting Policies (continued)

On February 15, 2007, the FASB issued authoritative guidance permitting entities to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be reported at fair value. Unrealized gains and losses on items for which the fair value option is elected shall be reported in net income. The decision about whether to elect the fair value option (1) is applied instrument by instrument, with certain exceptions; (2) is irrevocable; and (3) is applied to an entire instrument and not only to specified risks, specific cash flows, or portions of that instrument. This guidance also requires additional disclosures that are intended to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities and between assets and liabilities in the financial statements of an entity that selects different measurement attributes for similar assets and liabilities. At the effective date, the fair value option may be elected for eligible items that exist at that date and the effect of the first remeasurement to fair value for those items should be reported as a cumulative effect adjustment to retained earnings. We adopted this guidance on January 1, 2008, which did not have an impact on our financial statements. Election of this option upon acquisition or assumption of eligible items could introduce period to period volatility in net income.

On September 15, 2006, the FASB issued authoritative guidance for using fair value to measure assets and liabilities, which applies whenever other standards require or permit assets or liabilities to be measured at fair value, but does not expand the use of fair value measurement. This guidance establishes a fair value hierarchy that gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, and requires fair value measurements to be separately disclosed by level within the hierarchy. On February 12, 2008, the FASB deferred the effective date of this guidance for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis. On February 14, 2008, the FASB issued authoritative guidance excluding instruments covered by lease accounting and its related interpretive guidance from the scope of its fair value measurement guidance. In October 2008, the FASB issued authoritative guidance which clarifies the application of its fair value measurement guidance in an inactive market and provides an illustrative example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive
Our adoption of the FASB’s fair value measurement guidance on January 1, 2008, for assets and liabilities measured at fair value on a recurring basis and financial assets and liabilities measured at fair value on a nonrecurring basis did not have a material impact on our financial statements. We deferred the adoption of this guidance for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis until January 1, 2009, which did not have a material impact on our financial statements. See Note 8, Fair Value Measurements, for further details.

Use of Estimates in the Preparation of Financial Statements

The preparation of our financial statements and accompanying notes requires management to make estimates and assumptions that affect the amounts reported and disclosed. These estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed in the financial statements and accompanying notes. The most critical estimates include those used in determining:

the fair value of investments in the absence of quoted market values;
investment impairments and valuation allowances;
the measurement of goodwill, indefinite lived intangible assets, finite lived intangible assets and related impairments or amortization, if any;
the liability for future policy benefits and claims;
accounting for income taxes and the valuation of deferred tax assets.

1111-1304043	8

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

1. Nature of Operations and Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity date of three months or less when purchased.

Investments

We classify our fixed maturities as available-for-sale and, accordingly, carry them at fair value. See Note 8,
Fair Value Measurements, for policies related to the determination of fair value. We determine the appropriate classification of fixed maturity securities at the time of purchase. Our fixed maturity securities consist of investment in bonds. Unrealized gains and losses related to available-for-sale securities are reflected in stockholder’s equity, net of adjustments for income taxes.

The cost of fixed maturity securities is adjusted for amortization of premiums and accrual of discounts, both computed using the interest method. The cost of fixed maturity securities is adjusted for declines in value that are other than temporary. In addition to realized capital gains and losses on investment sales, impairments in value deemed to be other than temporary are primarily reported in net income as a component of net realized capital gains (losses).

Policy loans are primarily reported at cost.

Other receivables

Other receivables consist primarily of the estimated reinsurance receivable for the ceding of business to its affiliate, Principal Life Insurance Company.

Contractholder and Policyholder liabilities

Contractholder and policyholder liabilities (contractholder funds, future policy benefits and claims and other policyholder funds) include reserves for universal life, term life insurance, and nonparticipating traditional individual life insurance policies.

Reserves for nonparticipating term life insurance contracts are computed on a basis of assumed investment yield, mortality, morbidity and expenses, including a provision for adverse deviation, which generally varies by plan, year of issue and policy duration. Investment yield is based on our experience. Mortality, morbidity and withdrawal rate assumptions are based on our experience and are periodically reviewed against both industry standards and experience.

Some of our policies and contracts require payment of fees or other policyholder assessments in advance for services that will be rendered over the estimated lives of the policies and contracts. These payments are established as unearned revenue liabilities upon receipt and included in other policyholder funds in the statements of financial position. These unearned revenue reserves are amortized to operations over the estimated lives of these policies and contracts in relation to the emergence of estimated gross profit margins.

1111-1304043	9

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

1. Nature of Operations and Significant Accounting Policies (continued)

Reinsurance

We enter into reinsurance agreements with the Principal Life Insurance Company in the normal course of business. We assume reinsurance from and cede reinsurance to Principal Life Insurance Company. Assets and liabilities related to reinsurance ceded are reported on a gross basis. Premiums and expenses are reported net of reinsurance ceded. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. We are contingently liable with respect to reinsurance ceded to other companies in the event the reinsurer is unable to meet the obligations it has assumed. At December 31, 2010 and 2009, our exposures to a single reinsurer in our individual life insurance business was $9,386.0 million and $348.0 million of life insurance in force, representing 99.9% and 99.9% of total net individual life insurance in force, respectively.

The effects of reinsurance on premiums and other considerations and policy and contract benefits were as follows:

	For the year ended December 31,
	2010	2009	2008
		(in thousands)
Premiums and other considerations:
Direct	$ 8,425.5	$ 217.1	$ —
Assumed	6.0	0.8	0.7
Ceded	(8,425.5)	(217.1)	—
Net premiums and other considerations	$ 6.0	$ 0.8	$ 0.7
Benefits, claims and settlement expenses:
Direct	$ 19,670.0	$ 212.1	$ —
Assumed	5.1	0.1	—
Ceded	(19,670.0)	(212.1)	—
Net benefits, claims and settlement expenses	$ 5.1	$ 0.1	$ —

Recognition of Premiums and Other Considerations, Fees and Other Revenues and Benefits

Traditional individual life insurance products include those products with fixed and guaranteed premiums and benefits and consist principally of whole life and term life insurance policies. Premiums from these products are recognized as premium revenue when due. Related policy benefits and expenses for individual life products are associated with earned premiums and result in the recognition of profits over the expected term of the policies and contracts.

Universal life-type policies are insurance contracts with terms that are not fixed. Amounts received as payments for such contracts are not reported as premium revenues. Revenues for universal life-type insurance contracts consist of policy charges for the cost of insurance, policy initiation and administration, surrender charges and other fees that have been assessed against policy account values and investment income. Policy benefits and claims that are charged to expense include interest credited to contracts and benefit claims incurred in the period in excess of related policy account balances.

1111-1304043	10

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

1. Nature of Operations and Significant Accounting Policies (continued)

Income Taxes

Prior to December 2006, we were included in the U.S. consolidated income tax return of our ultimate parent,
Principal Financial Group, Inc. In December 2006, we became a life insurance company and began filing our own tax return and will continue to do so through 2011. Beginning in 2012, we will be included in the consolidated return filed by our ultimate parent, Principal Financial Group, Inc. We are taxed at corporate rates on taxable income based on existing tax laws. Current income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income taxes are provided for the tax effect of temporary differences in the financial reporting and income tax bases of assets and liabilities and net operating losses using enacted income tax rates and laws.

Goodwill and Other Intangibles

We recorded goodwill at cost in excess of the fair value of net tangible assets at the time of our acquisition by
Principal Financial Services, Inc. Goodwill is not amortized. Rather, goodwill is tested for impairment during the fourth quarter each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Other intangibles consist of values assigned to state licenses to sell insurance that were obtained at the time of acquisition. State licenses do not expire and have therefore been determined to have indefinite lives. Impairment testing for indefinite-lived intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value.

2. Related Party Transactions

During 2006, we began assuming reinsurance from Principal Life Insurance Company, an affiliate. Policy reserves were $5.8 and $0.8 as of December 31, 2010, 2009, and 2008 respectively. Premiums for the years ending
December 31, 2010, 2009, and 2008 totaled $6.0, $0.8, and $0.7, respectively.

In July 2009, Principal National became a direct writer of life insurance policies. Beginning in July, 2009,
Principal National entered into a reinsurance transaction with Principal Life Insurance Company, an affiliate.
Reinsurance premiums, expenses and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. There were
$178,390.7 of reserves and $8,425.5 in premiums ceded under this agreement during 2010 and $3,570.1 of reserves and $217.1 in premiums during 2009. Principal National is contingently liable with respect to reinsurance ceded to other companies in the event the reinsurer is unable to meet the obligations it has assumed. At December 31, 2010, and 2009 Principal National had a $548.3 and $195.5 recoverable from reinsurer, respectively.

We have entered into various related party transactions, including reinsurance transactions, with affiliates.
During the years ended December 31, 2010, 2009 and 2008, we received (paid) $3,678.7, ($5.0) and ($148.9), respectively, of expense reimbursements from (to) Principal Life Insurance Company, an affiliated entity. We have a management services agreement with Principal Global Investors, LLC. Management fees paid to Principal Global
Investors, LLC were $8.5, $8.5 and $8.5 during the years ended December 31, 2010, 2009 and 2008, respectively.

1111-1304043	11

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

2. Related Party Transactions (continued)

Prior to September 29, 2008, we and our direct parent, Principal Financial Services, Inc., were parties to a cash advance agreement, which allowed us, collectively, to pool our available cash in order to more efficiently and effectively invest our cash. The cash advance agreement allowed (i) us to advance cash to Principal Financial
Services, Inc. in aggregate principal amounts not to exceed $10 million, with such advanced amounts earning interest at the daily 30-day LIBOR rate (the “Internal Crediting Rate”); and (ii) Principal Financial Services, Inc. to
advance cash to us in aggregate principal amounts not to exceed $1 million, with such advance amounts paying interest at the Internal Crediting Rate plus 10 basis points to reimburse Principal Financial Services, Inc. for the costs incurred in maintaining short-term investing and borrowing programs. This agreement was terminated on
September 29, 2008. Under this cash advance agreement, we earned interest of $62.5 during the year ended
December 31, 2008.

Principal Financial Group, Inc. has agreed to guarantee that our capital and surplus meet or exceed the requirements of the State of New Jersey for a minimum of ten years pursuant to a request from the State of New
Jersey. We were licensed in the State of New Jersey on January 29, 2009 and the guarantee commenced on this date.

3. Goodwill and Other Intangibles

Goodwill was reported at $95.0 as of December 31, 2010 and 2009. Indefinite-lived intangible assets were reported at $1,755.0 as of December 31, 2010 and 2009. The indefinite-lived intangible assets consist of state licenses to sell insurance, which do not expire.

4. Investments

Fixed Maturities

The amortized cost, gross unrealized gains and losses and fair value of fixed maturities securities available-
for-sale as of December 31, 2010 and 2009, are summarized as follows:

Other-than-
		Gross	Gross	temorary
	Amortized	unrealized	unrealized	impairments
	Cost	gains	losses	in AOCI Fair value
(in thousands)
December 31, 2010
Fixed maturities, available-for-sale:
U.S. government and agencies	$ 18,305.9	$ 324.2	$ 113.7	$ —	$ 18,516.4
Total fixed maturities, available-for-sale	$ 18,305.9	$ 324.2	$ 113.7	$ —	$ 18,516.4
December 31, 2009
Fixed maturities, available-for-sale:
U.S. government and agencies	$ 8,514.1	$ 364.4	$ —	$ —	$ 8,878.5
Total fixed maturities, available-for-sale	$ 8,514.1	$ 364.4	$ —	$ —	$ 8,878.5

1111-1304043	12

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

4. Investments (continued)

Fixed Maturities

The amortized cost and fair value of fixed maturities available-for-sale at December 31, 2010, by expected maturity, were as follows:

	Amortized
		Cost	Fair value
		(in thousands)
Due in one year or less		$ 3,451.2	$ 3,464.4
Due after one year through five years		5,016.7	5,327.8
Due after five years through ten years		9,838.0	9,724.2
Total		$ 18,305.9	$ 18,516.4

The above summarized activity is based on expected maturities. Actual maturities may differ because borrowers may have the right to call or prepay obligations.

Net Investment Income

Major categories of net investment income are summarized as follows:

	For the year ended December 31,
	2010	2009	2008
		(in thousands)
Fixed maturities, available-for-sale	$ 320.2	$ 308.4	$ 297.5
Cash and cash equivalents	10.0	5.2	71.3
Total	330.2	313.6	368.8
Less Investment expenses	(8.5)	(8.5)	(8.5)
Net investment income	$ 321.7	$ 305.1	$ 360.3

1111-1304043	13

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

4. Investments (continued)

Gross Unrealized Losses for Fixed Maturities

For fixed maturities available-for-sale with unrealized losses, including other-than-temporary impairment losses reported in OCI, as of December 31, 2010, the gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are summarized as follows:

December 31, 2010
	Less than		Greater than or
	twelve months		equal to twelve months		Total
		Gross		Gross		Gross
	Carrying	unrealized	Carrying	unrealized	Carrying	unrealized
	value	losses	value	losses	value	losses
(in thousands)
Fixed maturities,
available-for-sale:
U.S. government and
agencies	$ 9,724.2 $	113.7	$ — $	—	$ 9,724.2 $	113.7
Total fixed maturities,
available-for-sale	$ 9,724.2 $	113.7	$ — $	—	$ 9,724.2 $	113.7

We did not have any fixed maturities available-for-sale with unrealized losses as of December 31, 2009.

We have a process in place to identify fixed maturity and equity securities that could potentially have a credit impairment that is other than temporary. This process involves monitoring market events that could impact issuers’
credit ratings, business climate, management changes, litigation and government actions and other similar factors. This process also involves monitoring late payments, pricing levels, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts and cash flow projections as indicators of credit issues.

During first quarter 2009, we adopted authoritative guidance that changed the recognition and presentation of other-than-temporary impairments. See further discussion of the adoption in Note 1, Nature of Operations and
Significant Accounting Policies. The recognition provisions of the guidance apply only to debt securities classified as available-for-sale and held-to-maturity, while the presentation and disclosure requirements apply to both debt and equity securities.

Each reporting period, all securities are reviewed to determine whether an other-than-temporary decline in value exists and whether losses should be recognized. We consider relevant facts and circumstances in evaluating whether a credit or interest rate-related impairment of a security is other than temporary. Relevant facts and circumstances considered include: (1) the extent and length of time the fair value has been below cost; (2) the reasons for the decline in value; (3) the financial position and access to capital of the issuer, including the current and future impact of any specific events; (4) our intent to sell a security or whether it is more likely than not we will be required to sell the security before the recovery of its amortized cost which, in some cases, may extend to maturity. Prior to 2009, our ability and intent to hold fixed maturities for a period of time that allowed for a recovery in value was considered rather than our intent to sell these securities. To the extent we determine that a security is deemed to be other than temporarily impaired, an impairment loss is recognized.

1111-1304043	14

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

4. Investments (continued)

Net Unrealized Gains and Losses on Available-for-Sale Securities

The net unrealized gains and losses on investments in fixed maturities available-for-sale are reported as a separate component of stockholder’s equity. The cumulative amount of net unrealized gains and losses on available-for-
sale securities was as follows:

	December 31,
	2010		2009
	(in thousands)
Net unrealized gains on fixed maturities, available-for-sale	$ 210.5		$ 364.4
Provision for deferred income taxes		(73.7)	(127.5)
Net unrealized gains on available-for-sale securities	$ 136.8		$ 236.9

5. Insurance Liability

Contractholder Funds

Our contractholder funds consist entirely of life reserves.

Future Policy Benefits and Claims

Incurred liability adjustments relating to prior years, which affected current operations during 2010, 2009 and
2008, resulted in part from developed claims for prior years being different than were anticipated when the liabilities for unpaid claims were originally estimated. These trends have been considered in establishing the current year liability for unpaid claims.

Other Policyholder Funds

Other policyholder funds consist of unearned and advanced premiums and fees.

6. Income Taxes

Income Tax Expense

Our income tax expense was as follows:

	For the year ended December 31,
	2010	2009	2008
		(in thousands)
Current income taxes (benefits):
U.S. federal	$ (60.8)	$ (51.3)	$ 156.9
Total current income taxes (benefits)	(60.8)	(51.3)	156.9
Deferred income taxes (benefits)	(21.0)	115.3	(106.5)
Total income taxes (benefits)	$ (81.8)	$ 64.0	$ 50.4

1111-1304043	15

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

6. Income Taxes (continued)

Effective Income Tax Rate

Our provision for income taxes may not have the customary relationship of taxes to income. A reconciliation between the U.S. corporate income tax rate and the effective tax rate is as follows:

	For the year ended December 31,
2010		2009	2008
U.S. corporate tax rate	35%	35%	35%
Tax refinements	—	10	—
Stock options	12	—	—
Other	2	—	—
Effective income tax rate	49%	45%	35%

Net Deferred Income Taxes

Significant components of our net deferred income taxes were as follows:

	December 31,
		2010	2009
	(in thousands)
Deferred income tax assets:
Stock based compensation	$ 132.9	$ —
Postretirement benefits		—	36.4
Deferred policy acquisition costs		84.8	—
Other deferred income tax assets		—	17.8
Total deferred income tax assets		217.7	54.2
Deferred income tax liabilities:
Net unrealized gains on available-for-sale securities		(73.7)	(127.6)
Goodwill amortization		(309.5)	(266.0)
Deferred policy acquisition costs		—	(5.3)
Other deferred income tax liabilities		(104.3)	—
Total deferred income tax liabilities		(487.5)	(398.9)
Total net deferred income tax liabilities	$ (269.8)	$ (344.7)

As of December 31, 2010 and 2009, we did not have any unrecognized tax benefits. We recognize interest and penalties related to uncertain tax positions in operating expenses. As of both December 31, 2010 and 2009, we did not recognize accumulated pretax interest and penalties related to unrecognized tax benefits, respectively.

1111-1304043	16

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

7. Stockholder’s Equity

Accumulated Other Comprehensive Income

A rollforward of accumulated other comprehensive income consisting entirely of net unrealized gains (losses)
on available-for-sale securities, is as follows:

Balance at January 1, 2008	$ 27.9
Net change in unrealized gains on fixed maturities,
available-for-sale	487.7
Net change in provision for deferred income tax expense	(170.7)
Balance at December 31, 2008	$ 344.9
Net change in unrealized losses on fixed maturities,
available-for-sale	(166.1)
Net change in provision for deferred income tax expense	58.1
Balance at December 31, 2009	$ 236.9
Net change in unrealized losses on fixed maturities,
available-for-sale	(154.0)
Net change in provision for deferred income tax expense	53.9
Balance at December 31, 2010	$ 136.8

Dividend Limitations

Under Iowa law, we may pay stockholder dividends only from the earned surplus arising from our business and must receive the prior approval of the Iowa Commissioner to pay a stockholder dividend if such a stockholder dividend would exceed certain statutory limitations. The current statutory limitation is the greater of 10% of our policyholder surplus as of the preceding year-end or the net gain from operations from the previous calendar year.
Based on this limitation and 2010 statutory results, we could pay approximately $760.6 in stockholder dividends in
2011 without exceeding the statutory limitation.

Additional Paid-in Capital

The expenses related to stock based compensation issued by Principal Financial Group, Inc. are allocated to all of its subsidiaries. The allocation of equity awards, which amounted to $615.7, $24.7, and $0.2 for the years ended
December 31, 2010, 2009, and 2008, respectively are not settled in cash and therefore are reported in equity.

8. Fair Value Measurements

We use fair value measurements to record fair value of certain assets and liabilities and to estimate fair value of financial instruments not recorded at fair value but required to be disclosed at fair value under. Certain financial instruments, particularly policyholder liabilities other than investment-type contracts, are excluded from these fair value disclosure requirements.

Valuation hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels.

1111-1304043	17

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

8. Fair Value Measurements

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities. Our Level 1 assets and liabilities primarily include highly liquid U.S. Treasury bonds.
Level 2 – Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly. Our Level 2 assets and liabilities primarily include fixed maturity securities that are priced by third-party pricing services.
Level 3 – Significant unobservable inputs for the asset or liability. We have no Level 3 assets and liabilities.

Determination of fair value

The following discussion describes the valuation methodologies used for assets and liabilities measured or disclosed at fair value. The techniques utilized in estimating the fair values of financial instruments are reliant on the assumptions used, including discount rates and estimates of the amount and timing of future cash flows. Care should be exercised in deriving conclusions about our business, its value or financial position based on the fair value information of financial instruments presented below.

Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of timing, amount of expected future cash flows and the credit standing of the issuer. Such estimates do not consider the tax impact of the realization of unrealized gains or losses. In some cases, the fair value estimates cannot be substantiated by comparison to independent markets. In addition, the disclosed fair value may not be realized in the immediate settlement of the financial instrument.

Fixed Maturities

Fixed maturities include public bonds. When available, the fair value of fixed maturities is based on quoted prices of identical assets in active markets. These are reflected in Level 1 and primarily include U.S. Treasury bonds and actively traded redeemable corporate preferred securities.

When quoted prices are not available, our first priority is to obtain prices from third party pricing vendors.
We have regular interaction with these vendors to ensure we understand their pricing methodologies and to confirm they are utilizing observable market information. Their methodologies vary by asset class and include inputs such as estimated cash flows, benchmark yields, reported trades, broker quotes, credit quality, industry events and economic events. Fixed maturities with validated prices from pricing services, which includes the majority of our public fixed maturities in all asset classes, are generally reflected in Level 2.

If we are unable to price a fixed maturity security using prices from third party pricing vendors or other sources specific to the asset class, we may obtain a broker quote or utilize an internal pricing model specific to the asset utilizing relevant market information, to the extent available, which are reflected in Level 3. These models primarily use projected cash flows discounted using a rate derived from market interest rate curves and relevant risk spreads.

The primary inputs, by asset class, for valuations of the our Level 2 investments from third party pricing vendors or our internal pricing valuation approach are described below.

U.S. government and agencies/Non-U.S. governments – Inputs include recently executed market transactions, interest rate yield curves, maturity dates, market price quotations and credit spreads relating to similar instruments.

Policy Loans

Policy loans are not measured at fair value on a recurring basis. Fair values of policy loans are estimated by discounting expected cash flows using a risk-free rate based on the U.S. Treasury curve.

1111-1304043	18

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

8. Fair Value Measurements (continued)

Cash Equivalents

Because of the nature of these assets, carrying amounts approximate fair values. Fair values of cash equivalents may be determined using public quotations, when available.

Assets and liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis are summarized below.

As of December 31, 2010
	Assets	Fair value hierarchy level
measured at fair
	value	Level 1	Level 2	Level 3
(in thousands)
Assets
Fixed maturities, available-for-sale	$ 18,516.4	$ 13,448.5	$ 5,067.9	$ —
Total assets	$ 18,516.4	$ 13,448.5	$ 5,067.9	$ —

As of December 31, 2009
	Assets	Fair value hierarchy level
measured at fair
	value	Level 1	Level 2	Level 3
(in thousands)
Assets
Fixed maturities, available-for-sale	$ 8,878.5	$ 3,865.0	$ 5,013.5	$ —
Total assets	$ 8,878.5	$ 3,865.0	$ 5,013.5	$ —

The carrying amounts and estimated fair values of our financial instruments were as follows:

December 31,
	2010		2009
Carrying
	amount	Fair value	Carrying amount	Fair value
(in thousands)
Assets
Fixed maturities, available-for-sale	$ 18,516.4 $	18,516.4 $	8,878.5	$ 8,878.5
Policy Loans	1,323.7	1,486.9	—	—
Cash and cash equivalents	24,130.1	24,130.1	3,873.5	3,873.5

9. Statutory Insurance Financial Information
We prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the Insurance Division of the Department of Commerce of the State of Iowa (the “State of Iowa”). The State of Iowa
recognizes only statutory accounting practices prescribed or permitted by the State of Iowa for determining and reporting the financial condition and results of operations of an insurance company to determine its solvency under the
Iowa Insurance Law. The National Association of Insurance Commissioners’ (“NAIC”) Accounting Practices and
Procedures Manual has been adopted as a component of prescribed practices by the State of Iowa. The Commissioner has the right to permit other specific practices that deviate from prescribed practices.

1111-1304043	19

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

9. Statutory Insurance Financial Information (continued)
Life and health insurance companies are subject to certain risk-based capital (“RBC”) requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on the various risk factors related to it. At December 31, 2010, we meet the minimum RBC requirements.
Statutory net income (loss) and statutory surplus were as follows:

As of or for the year ended
December 31,
	2010	2009	2008
(in thousands)
Statutory net income (loss)	$ (99.0)	$ 168.4	$196.2
Statutory surplus	22,059.8	11,888.8	9,144.3

10. Segment Information

We provide financial products and services through U.S. Insurance Solutions. In addition, there is a Corporate segment.

The U.S. Insurance Solutions segment provides individual life insurance throughout the United States, except for the state of New York.

The Corporate segment manages the assets representing capital that has not been allocated to any other segment. Financial results of the Corporate segment primarily reflect our financing activities (including interest expense), income on capital not allocated to other segments, inter-segment eliminations, income tax risks and certain income, expenses and other after-tax adjustments not allocated to the segments based on the nature of such items.

Management uses segment operating earnings in goal setting, as a basis for determining employee compensation and in evaluating performance on a basis comparable to that used by securities analysts. We determine segment operating earnings by adjusting U.S. GAAP net income for net realized capital gains (losses), as adjusted, and other after-tax adjustments which management believes are not indicative of overall operating trends.
Net realized capital gains (losses), as adjusted, are net of income taxes, related changes in the amortization pattern of DPAC and sales inducements, recognition of deferred front-end fee revenues for sales charges on retirement products and services, net realized capital gains and losses distributed, noncontrolling interest capital gains and losses and certain market value adjustments to fee revenues. Segment operating revenues exclude net realized capital gains (losses) (except periodic settlements), including their impact on recognition of front-end fee revenues and certain market value adjustments to fee revenues. While these items may be significant components in understanding and assessing the financial performance, management believes the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, ongoing operations of the business.

The accounting policies of the segments are consistent with the accounting policies for the financial statements, with the exception of income tax allocation. The Corporate segment functions to absorb the risk inherent in interpreting and applying tax law. The segments are allocated tax adjustments consistent with the positions we took on tax returns. The Corporate segment results reflect any differences between the tax returns and the estimated resolution of any disputes.

1111-1304043	20

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

10. Segment Information (continued)

The following tables summarize selected financial information by segment and reconcile segment totals to those reported in the financial statements:

	December 31,
		2010	2009
		(in thousands)
Assets:
U.S. Insurance Solutions		182,558.8	3,600.8
Corporate		42,760.7	14,905.2
Total assets	$ 225,319.5		$18,506.0

	For the year ended December 31,
	2010	2009	2008
	(in thousands)
Operating revenues by segment:
U.S. Insurance Solutions	$ 245.7	$ 14.7	$ 0.7
Corporate	337.3	305.1	360.3
Total revenues per statements of operations	$ 583.0	$ 319.8	$ 361.0
Operating earnings (loss) by segment, net of related income taxes:
U.S. Insurance Solutions	$ (188.6)	$ (1.7)	$ 0.4
Corporate	105.1	78.2	93.5
Total segment operating earnings (loss), net of related income taxes	(83.5)	76.5	93.9
Other after-tax adjustments (1)	(2.3)	—	—
Net income (loss) attributable to PNL per statements of operations	$ (85.8)	$ 76.5	$ 93.9

(1) In Q1 2010, an income tax expense of $2.3 was recorded to remove the deferred tax asset associated with accrued retiree prescription drug expenses no longer deductible after December 31, 2012. The health care law legislation eliminates the deductibility of expenses incurred, up to the subsidiary amount, which had been allowed after 2003 to encourage employees to offer retiree drug coverage.

The following is a summary of income tax expense (benefit) allocated to our segments for purposes of determining operating earnings. Segment income taxes are reconciled to income taxes reported on our statement of operations.

	For the year ended December 31,
	2010	2009	2008
	(in thousands)
Income tax expense (benefit) by segment:
U.S. Insurance Solutions	$ (140.1)	$ (0.1)	$ 0.2
Corporate	56.0	64.1	50.2
Total segment income taxes from operating earnings	(84.1)	64.0	50.4
Tax expense related to other after-tax adjustments	2.3	—	—
Total income tax expense (benefit) per statement of operations	$ (81.8)	$ 64.0 $	50.4

1111-1304043	21

Principal National Life Insurance Company
Notes to Financial Statements (continued)
(in thousands)

10. Segment Information (continued)

The following table summarizes operating revenues for our products and services:
	For the year ended December 31,
	2010	2009	2008
	(in thousands)
U.S. Insurance Solutions:
Individual life insurance	$ 245.7	$ 14.7	$ 0.7
Corporate	337.3	305.1	360.3
Total operating revenues per statement of operations	$ 583.0	$ 319.8	$ 361.0

1111-1304043	22

Part C
Other Information

Item 26. Exhibits

(a)	Resolution of Board of Directors of the Depositor (Incorporated by Reference from Registrant's Filing on Form N-6 on 07/25/2011, File No. 333-175768)

(b)	Custodian Agreement - N/A

(c)	Underwriting Contracts
	(c1)	Distribution Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 07/25/2011, File
No. 333-175768)
	(c2)	Broker Dealer Marketing and Servicing Agreement for Variable Life Policies (Incorporated by Reference
from Registrant's Filing on Form N-6 on 07/25/2011, File No. 333-175768)
	(c3)	Registered Representative Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on
10/19/2011, File No. 333-175768)

(d)	Contracts
	(d1)	Form of Variable Life Contract (Incorporated by Reference from Registrant's Filing on Form N-6 on
07/25/2011, File No. 333-175768)
	(d2)	Form of Change of Insured Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on
07/25/2011, File No. 333-175768)
	(d3)	Form of Cost of Living Increase Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on
07/25/2011, File No. 333-175768)
	(d4)	Form of Death Benefit Guarantee Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on 07/25/2011, File No. 333-175768)
	(d5)	Form of Life Paid-up Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on 07/25/2011,
File No. 333-175768)
	(d6)	Form of Return of Cost of Insurance Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on 07/25/2011, File No. 333-175768)
	(d7)	Form of Salary Increase Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on
07/25/2011, File No. 333-175768)
	(d8)	Form of Surrender Value Enhancement Rider (Incorporated by Reference from Registrant's Filing on Form
N-6 on 07/25/2011, File No. 333-175768)
	(d9)	Form of Waiver of Monthly Policy Charge Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on 07/25/2011, File No. 333-175768)
	(d10)	Form of Waiver of Specified Premium Rider (Incorporated by Reference from Registrant's Filing on Form N- 6 on 07/25/2011, File No. 333-175768)
	(d11)	Form of Accelerated Benefits Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on
07/25/2011, File No. 333-175768)
	(d12)	Form of Death Benefits Advance Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on
07/25/2011, File No. 333-175768)
	(d13)	Form of Extended Coverage Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on
07/25/2011, File No. 333-175768)
	(d14)	Form of Aviation Exclusion Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on
07/25/2011, File No. 333-175768)
	(d15)	Form of Hazardous Sports Exclusion Rider (Incorporated by Reference from Registrant's Filing on Form N-6 on 07/25/2011, File No. 333-175768)

(e)	Applications
	(e1)	Form of Life Insurance Application (Incorporated by Reference from Registrant's Filing on Form N-6 on
07/25/2011, File No. 333-175768)
	(e2)	Form of Guaranteed/Simplified Issue Life Insurance Application (Incorporated by Reference from
Registrant's Filing on Form N-6 on 07/25/2011, File No. 333-175768)
	(e3)	Form of Multi-Life Guaranteed Issue Life Insurance Application (Incorporated by Reference from Registrant's
Filing on Form N-6 on 07/25/2011, File No. 333-175768)
	(e4)	Form of Supplemental Application (Incorporated by Reference from Registrant's Filing on Form N-6 on
07/25/2011, File No. 333-175768)

(f)	Depositor's Certificate of Incorporation and By-laws

	(f1)	Articles of Incorporation of the Depositor (Incorporated by Reference from Registrant's Filing on Form N-6 on 07/25/2011, File No. 333-175768)
	(f2)	Bylaws of Depositor (Incorporated by Reference from Registrant's Filing on Form N-6 on 07/25/2011, File
No. 333-175768)

(g)	Reinsurance Contracts (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No.
333-175768)

(h)	Participation Agreements

	1.	AllianceBernstein:
		(a)	Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011,
File No. 333-175768)
		(b)	Amendment to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on
10/19/2011, File No. 333-175768)
		(c)	Administrative Services Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on
10/19/2011, File No. 333-175768)
		(d)	Rule 22c-2 Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File
No. 333-175768)
		(e)	Amendment 2 to Participation Agreement*
		(f)	Amendment 3 to Participation Agreement*
		(g)	Amendment 1 to Administrative Services Agreement*
		(h)	Amendment 1 to Rule 22c-2 Agreement*

	2.	American Century:
		(a)	Shareholder Services Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on
10/19/2011, File No. 333-175768)
		(b)	Amendment 1 to Shareholder Services Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)
		(c)	Amendment 2 to Shareholder Services Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)
		(d)	Amendment 3 to Shareholder Services Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)
		(e)	Amendment 4 to Shareholder Services Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)
		(f)	Rule 22c-2 Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File
No. 333-175768)
		(g)	Amendment 5 to Shareholder Services Agreement*
		(h)	Amendment 6 to Shareholder Services Agreement*
		(i)	Amendment 1 to Rule 22c-2 Agreement*

	3.	Calvert Variable Series Inc.:
		(a)	Fund Participation Agreement*
		(b)	Administrative Services Agreement*

	4.	Delaware Distributors:
		(a)	Fund Participation Agreement*
		(b)	Administrative Services Agreement *

	5.	Fidelity Distributors Corporation:
		(a)	Participation Agreement*
		(b)	Amendment 1 to Participation Agreement*

	6.	Franklin Templeton:
		(a)	Amended and Restated Participation Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)
		(b)	Amendment 1 to Amended and Restated Participation Agreement (Incorporated by Reference from
Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
		(c)	Amendment 2 to Amended and Restated Participation Agreement (Incorporated by Reference from
Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
		(d)	Amendment 3 to Amended and Restated Participation Agreement (Incorporated by Reference from
Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
		(e)	Participation Agreement Addendum (Incorporated by Reference from Registrant's Filing on Form N-6 on
10/19/2011, File No. 333-175768)
		(f)	Administrative Services Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on
10/19/2011, File No. 333-175768)
		(g)	Amendment 1 to Administrative Services Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)

	(h)	Amendment 2 to Administrative Services Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)
	(i)	Amendment 3 to Administrative Services Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)
	(j)	Rule 22c-2 Shareholder Information Agreement (Incorporated by Reference from Registrant's Filing on Form
N-6 on 10/19/2011, File No. 333-175768)

7.	Invesco:
	(a)	Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference from Registrant's
Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(b)	Amendment 1 to Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference
from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(c)	Amendment 2 to Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference
from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(d)	Amendment 3 to Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference
from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(e)	Amendment 4 to Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference
from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(f)	Amendment 5 to Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference
from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(g)	Amendment 6 to Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference
from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(h)	Amendment 7 to Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference
from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(i)	Amendment 8 to Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference
from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(j)	Amendment 9 to Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference
from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(k)	Amendment 10 to Invesco Variable Insurance Funds Participation Agreement (Incorporated by Reference
from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(l)	Invesco Distributors Services Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(m)	Invesco Rule 22c-2 Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on
10/19/2011, File No. 333-175768)
	(n)	Invesco Administrative Services Agreement (Incorporated by Reference from Registrant's Filing on Form N-
6 on 10/19/2011, File No. 333-175768)
	(o)	Amendment 1 to Invesco Administrative Services Agreement (Incorporated by Reference from Registrant's
Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(p)	Amendment 11 to Invesco Variable Insurance Funds Participation Agreement*
	(q)	Amendment 2 to Invesco Administrative Services Agreement*
	(r)	Amendment 1 to Invesco Rule 22c-2 Agreement*

8.	Janus:
	(a)	Fund Participation Agreement (Service Class) (Incorporated by Reference from Registrant's Filing on Form
N-6 on 10/19/2011, File No. 333-175768)
	(b)	Amendment 1 to Participation Agreement (Service Class) (Incorporated by Reference from Registrant's
Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(c)	Amendment 2 to Participation Agreement (Service Class) (Incorporated by Reference from Registrant's
Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(d)	Amendment 3 to Participation Agreement (Service Class) (Incorporated by Reference from Registrant's
Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(e)	Amendment 4 to Participation Agreement (Service Class) (Incorporated by Reference from Registrant's
Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(f)	Amendment 5 to Participation Agreement (Service Class) (Incorporated by Reference from Registrant's
Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(g)	Amendment 6 to Participation Agreement (Service Class) (Incorporated by Reference from Registrant's
Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(h)	Distribution and Shareholder Services Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)
	(i)	Letter Agreement re Distribution, Shareholder Servicing, Administrative Servicing and Fund/SERV
Agreements (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-
175768)
	(j)	Rule 22c-2 Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011 File
No. 333-175768)
	(k)	Amendment 7 to Participation Agreement (Service Class)*

	(l)	Amendment 1 to Distribution and Shareholder Services Agreement*
	(m)	Amendment 1 to Letter Agreement re Distribution, Shareholder Servicing, Administrative Servicing and
Fund/SERV Agreements*
	(n)	Amendment 1 to Rule 22c-2 Agreement*

9.	MFS:
	(a)	Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011,
File No. 333-175768)
	(b)	Amendment 1 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(c)	Amendment 2 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(d)	Amendment 3 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(e)	Amendment 4 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(f)	Amendment 5 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(g)	Amendment 6 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(h)	Amendment 7 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011 File No. 333-175768)
	(i)	Amendment 8 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(j)	Amendment 9 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(k)	Amendment 10 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(l)	Fund/SERV and Networking Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on
10/19/2011, File No. 333-175768)
	(m)	Rule 22c-2 Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File
No. 333-175768)
	(n)	Amendment 11 to Participation Agreement*
	(o)	Amendment 1 to Rule 22c-2 Agreement*

10.	Neuberger Berman Advisors:
	(a)	Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011,
File No. 333-175768)
	(b)	Amendment 1 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(c)	Amendment 2 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(d)	Amendment 3 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
	(e)	Distribution and Administrative Services Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)
	(f)	Rule 22c-2 Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File
No. 333-175768)
	(g)	Amendment 4 to Participation Agreement*
	(h)	Amendment 1 to Distribution and Administrative Services Agreement*
	(i)	Amendment 1 to Rule 22c-2 Agreement*

11.	Oppenheimer:
	(a)	Participation Agreement*
	(b)	Amendment 1 to Participation Agreement*
	(c)	Administrative Services Letter Agreement*
	(d)	Amendment 1 to Administrative Services Letter Agreement*

12.	Principal Variable Contracts Funds, Inc.
	(a)	Participation Agreement (incorporated by reference to the Post-effective Amendment No. 8 to the registration statement (File No. 333-116220), as filed on April 30, 2008)
	(b)	Amendment 1 to Participation Agreement*
	(c)	Amendment 2 to Participation Agreement (incorporated by reference to the Post-effective Amendment No.
13 to the registration statement (File No. 333-65690), as filed on April 27, 2011)
	(d)	Amendment 3 to Participation Agreement*

		(e)	Rule 12b-1 Letter (incorporated by reference to the Post-effective Amendment No. 13 to the registration statement (File No. 333-65690), as filed on April 27, 2011)
		(f)	Rule 22c-2 Agreement (– incorporated by reference to the Post-effective Amendment No. 8 to the registration statement (File No. 333-116220), as filed on April 30, 2008)
		(g)	Amendment 1 to Rule 22c-2 Agreement*

13. Putnam:
		(a)	Marketing and Administrative Servicing Agreement (Incorporated by Reference from Registrant's Filing on
Form N-6 on 10/19/2011, File No. 333-175768)
		(b)	Amendment 1 to Marketing and Administrative Servicing Agreement*
		(c)	Fund Participation Agreement*
		(d)	Rule 22c-2 Agreement*

14. Van Eck:
		(a)	Administrative Services Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on
10/19/2011, File No. 333-175768)
		(b)	Amendment 1 to Administrative Services Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
		(c)	Amendment 2 to Administrative Services Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
		(d)	Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011,
File No. 333-175768)
		(e)	Amendment 1 to Participation Agreement (Incorporated by Reference from Registrant's Filing on Form N-6 on 10/19/2011, File No. 333-175768)
		(f)	Amendment 2 to Participation Agreement*
		(g)	Amendment 3 to Service Agreement*
		(h)	Shareholder Information Agreement*
		(i)	Amendment 1 to Shareholder Information Agreement*

	(i)	Administration Contracts:
		(i)(1)	Services Agreement between Principal Life Insurance Company and Principal National Life Insurance
Company effective as of February 20, 2008*

	(j)	Other Material Contracts – N/A

	(k)	Legal Opinion*

	(l)	Actuarial Opinion – N/A

	(m)	Calculations – N/A

	(n)	Other Opinions
		(n1)	Consent of Ernst & Young LLP*
		(n2)	Powers of Attorney (Incorporated by Reference from Registrant's Filing on Form N-6 on 07/25/2011, File No. 333-175768)
		(n3)	Opinion of Counsel - N/A

	(o)	Financial Statements Schedules*

Principal National Life Insurance Company

		(o1)	Report of Independent Registered Public Accounting Firm on Schedules*

		(o2)	Schedule I - Summary of Investments - Other Than Investments in Related Parties As of December 31,
2010*

		(o3)	Schedule III - Supplementary Insurance Information As of December 31, 2010 and 2009 and for each of the years ended December 31, 2010, 2009 and 2008*

		(o4)	Schedule IV - Reinsurance As of December 31, 2010, 2009 and 2008 and for each of the years then ended*

All other schedules for which provision is made in the application accounting regulation of the Securities and
Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

	(p)	Initial Capital Agreements – N/A
	(q)	Redeemability Exemption*

*	Filed herein
**	to be Filed by Amendment

Item 27. Officers and Directors of the Depositor

Principal National Life Insurance Company is managed by a Board of Directors which is elected by its policyowners. The directors and executive officers of the Company, their positions with the Company, including Board Committee memberships, and their principal business address, are as follows:

DIRECTORS:

Name and Principal Business Address	Positions and Offices
Deanna D. Strable-Soethout	Chairman of the Board and President
The Principal Financial Group	Principal Life: Senior Vice President, U.S. Insurance
Des Moines, IA 50392	Solutions

Christopher P. Freese	Director, Vice President and Chief Actuary
The Principal Financial Group	Principal Life: Vice President and Chief Actuary
Des Moines, IA 50392

Daniel J. Houston	Director
The Principal Financial Group	Principal Life: President - Retirement, Insurance and
Des Moines, IA 50392	Financial Services

Terrance J. Lillis	Director
The Principal Financial Group	Principal Life: Senior Vice President and Chief Financial
Des Moines, IA 50392	Officer

Gregory A. Linde	Director, Vice President/Individual Solutions & Services
The Principal Financial Group	Principal Life: Vice President – Individual Life
Des Moines, IA 50392

EXECUTIVE OFFICERS (OTHER THAN DIRECTORS)

Name and Principal Business Address		Positions and Offices
Karen E. Shaff(1)		Executive Vice President/General Counsel
Gregory B. Elming(1)		Senior Vice President
Angela R. Sanders(1)		Vice President and Controller
Joyce N. Hoffman(1)		Senior Vice President/Corporate Secretary
Julia M. Lawler(1)		Senior Vice President/Chief Investment Officer
Mary A. O’Keefe(1)		Senior Vice President/Chief Marketing Officer
Gary P. Scholten(1)		Senior Vice President/Chief Information Officer
David J. Brown(1)		Vice President/Compliance
Teresa M. Button(1)		Vice President/Treasurer
Gary L. Dorton(2)		Vice President/Employer Solutions & Services
Merle T. Pederson(1)		Vice President/Government Relations
John D. Schmidt(1)		Vice President/Associate General Counsel
Luai Amro(1)		Assistant Director – Sourcing
Patricia A. Barry(1)		Counsel/Assistant Corporate Secretary
David P. Desing(1)		Assistant Treasurer
Brent E. Fritz(1)		Vice President/Actuary
Carlton J. Gausman(1)		Assistant Director-Sourcing
Sharon F. Steffen(1)		Assistant Director-Sourcing
Patricia R. Van Thomme(1)		Assistant Vice President/Sourcing/Supplier
Dan L. Westholm(1)		Director – Treasury

(1)	Principal Business Address:
The Principal Financial Group
Des Moines, IA 50392

(2)	Principal Business Address:
4141 Parklake Avenue, Suite 400
Raleigh, NC 27612-2333

Item 28. Persons Controlled by or Under Common Control with the Depositor or the Registrant

The Registrant is a separate account of Principal National Life Insurance Company (the "Depositor") and is operated as a unit investment trust. Registrant supports benefits payable under Depositor's variable life contracts by investing assets allocated to various investment options in shares of Principal Variable Contracts Funds, Inc. and other mutual funds registered under the Investment Company Act of 1940 as open-end management investment companies of the "series" type. No person is directly or indirectly controlled by the Registrant.

The Depositor is wholly-owned by Principal Financial Services, Inc. Principal Financial Services, Inc. (an Iowa corporation) is an intermediate holding company organized pursuant to Section 512A.14 of the Iowa Code. In turn, Principal Financial Services, Inc. is a wholly-owned subsidiary of Principal Financial Group, Inc., a publicly traded company that filed consolidated financial statements with the SEC. A list of persons directly or indirectly controlled by or under common control with Depositor as of December 31, 2010 appears below:

None of the companies listed in such organization chart is a subsidiary of the Registrant; therefore, only the separate financial statements of Registrant and the consolidated financial statements of Depositor are being filed with this Registration Statement.

Principal National Life Insurance Company - Organizational Structure

Entity	Jurisdiction of Incorporation or Organization	Percentage of Ownership by its Immediate Parent
PRINCPAL FINANCIAL GROUP, INC^Δ	Delaware	
→Principal Financial Services, Inc.♣▽	Iowa	100
→→Princor Financial Services Corporation♣▽	Iowa	100
→→PFG DO Brasil LTDA♣▽	Brazil	100
→→→Brasilprev Seguros E Previdencia S.A. ♣	Brazil	50.01
→→→Principal Global Investors Participacoes, LTDA♣▽	Brazil	100
→→Principal International, Inc. ♣▽	Iowa	100
→→→Principal International (Asia) Limited♣▽	Hong Kong	100
→→→→Principal Global Investors (Asia) Limited♣▽	Hong Kong	100
→→→→Principal Nominee Company (Hong Kong) Limited♣▽	Hong Kong	100
→→→→Principal Asset Management Company (Asia) Limited♣▽	Hong Kong	100
→→→→Principal Insurance Company (Hong Kong) Limited♣▽	Hong Kong	100
→→→→CIMB – Principal Asset Management Berhad (Malaysia) ♣	Malaysia	40
→→→→→CIMB Wealth Advisors Berhad♣	Malaysia	100
→→→→→CIMB – Principal Asset Management (Singapore) PTE LTD♣	Singapore	100
→→→→→CIMB - Principal Asset Management Company Limited	Thailand	99.99
→→→→→PT CIMB Principal Asset Management♣	Indonesia	99
→→→→Principal Trust Company(Asia) Limited♣▽	Hong Kong	100
→→→→PrinCorp Wealth Advisors (Asia) Limited	Hong Kong	100
→→→Principal Mexico Servicios, S.A. de C.V. ♣▽	Mexico	100
→→→Distribuidora Principal Mexico, S.A. de C.V. ♣▽	Mexico	100
→→→Principal Consulting (India) Private Limited♣▽	India	100
→→→Principal Financial Group, S.A. de C. V. Grupo Financiero. ♣▽	Mexico	100
→→→→ Principal Afore, S. A. de C.V., Principal Grupo Financiero♣▽	Mexico	100
→→→→ Principal Fondos de Inversion S.A. de C.V., Operadora de Fondos de Inversion, Principal Grupo Financiero ♣▽	Mexico	100
→→→→ Principal Mexico Compania de Seguros, S.A. de C.V., Principal Grupo Financiero ♣▽	Mexico	100
→→→→ Principal Pensiones, S.A. de C.V., Principal Grupo Financiero ♣▽	Mexico	100
→→JF Molloy & Associates, Inc.♣▽	Indiana	100
→→Molloy Medical Management Company, Inc. ♣▽	Indiana	100
→→Principal Wellness Company♣▽	Indiana	100
→→Principal Global Investors Holding Company, Inc. ♣▽	Delaware	100
→→→Principal Global Investors (Ireland) Limited♣▽	Ireland	100
→→→Principal Global Investors (Europe) Limited♣▽	United Kingdom	100
→→→Principal Global Investors (Singapore) Limited♣▽	Singapore	100
→→→Principal Global Investors (Japan) Limited♣▽	Japan	100
→→→Principal Global Investors (Hong Kong) Limited♣▽	Hong Kong	100
→→→CIMB Principal Islamic Asset Management SDN. BHD♣▽	Malaysia	50
→→Principal Financial Group (Mauritius) Ltd. ♣▽	Mauritius	100
→→→Principal PNB Asset Management Company Private Limited♣▽	India	65
→→→Principal Trustee Company Private Limited♣▽	India	65
→→→PNB Principal Financial Planners Private Limited♣▽	India	100
→→Principal Life Insurance Company♦▽	*Iowa*	*100*
→→→Principal Real Estate Fund Investors, LLC♣▽	Delaware	100
→→→Principal Development Investors, LLC♣▽	Delaware	100
→→→Principal Real Estate Holding Company, LLC♣▽	Delaware	100
→→→→GAVI PREHC HC, LLC	Delaware	100

Item 29. Indemnification

Sections 490.851 through 490.859 of the Iowa Business Corporation Act permit corporations to indemnify directors and officers where (A) all of the following apply: the director or officer (i) acted in good faith; (ii) reasonably believed that (a) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation or (b) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; and (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation.

Unless ordered by a court pursuant to the Iowa Business Corporation Act, a corporation shall not indemnify a director or officer in either of the following circumstances: (A) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct (above) or (B) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director receive a financial benefit to which he or she was not entitled, whether or not involving action in the director's official capacity.

Registrant's By-Laws provide that it shall indemnify directors and officers against damages, awards, settlements and costs reasonably incurred or imposed in connection with any suit or proceeding to which such person is or may be made a party by reason of being a director or officer of the Registrant. Such rights of indemnification are in addition to any rights to indemnity to which the person may be entitled under Iowa law and are subject to any limitations imposed by the Board of Directors. The Board has provided that certain procedures must be followed for indemnification of officers, and that there is no indemnity of officers when there is a final adjudication of liability based upon acts which constitute gross negligence or willful misconduct.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 30. Principal Underwriters

(a) Other Activity

Princor Financial Services Corporation acts as principal underwriter for variable life insurance contracts issued by Principal National Life Insurance Company Variable Life Separate Account, a registered unit investment trust.

(b)	Management

	(b1)	(b2)
Positions and offices
	Name and principal	with principal
	business address	underwriter
	Deborah J. Barnhart	Director/Distribution (PPN)
The Principal
Financial Group

	Patricia A. Barry	Assistant Corporate Secretary
The Principal
Financial Group(1)

	Michael J. Beer	President and Director
The Principal
Financial Group(1)

	Tracy W. Bollin	Chief Financial Officer
The Principal
Financial Group(1)

	David J. Brown	Senior Vice President
The Principal
Financial Group(1)

	Jill R. Brown	Senior Vice President
The Principal
Financial Group(1)

	Teresa M. Button	Vice President and Treasurer
The Principal
Financial Group(1)

	P. Scott Cawley	Director - Internal Wholesaling
The Principal
Financial Group(1)

	Nicholas M. Cecere	Director and Senior Vice President
The Principal
Financial Group(1)

	Ralph C. Eucher	Chairman of the Board
The Principal
Financial Group(1)

	Nora M. Everett	Director and Chief Executive Officer
The Principal
Financial Group (1)

	Stephen G. Gallaher	Assistant General Counsel
The Principal
Financial Group(1)

	Eric W. Hays	Senior Vice President/Chief Information Officer
The Principal
Financial Group(1)

Joyce N. Hoffman		Senior Vice President and Corporate Secretary
The Principal
Financial Group(1)

Ann Hudson		Compliance Officer
The Principal
Financial Group(1)

Patrick A. Kirchner		Assistant General Counsel
The Principal
Financial Group(1)

Julie LeClere		Vice President – Marketing & Recruiting
The Principal
Financial Group(1)

Jennifer A. Mills		Counsel
The Principal
Financial Group(1)

Martin R. Richardson		Vice President – Broker Dealer Operations
The Principal
Financial Group(1)

Michael D. Roughton		Senior Vice President and Associate General Counsel
The Principal
Financial Group(1)

Adam U. Shaikh		Counsel
The Principal
Financial Group(1)

Traci L. Weldon		Vice President/Chief Compliance Officer
The Principal
Financial Group(1)

Dan L. Westholm		Director - Treasury
The Principal
Financial Group(1)

Tisha Worden		Operations Officer
The Principal
Financial Group(1)

	(1)	711 High Street
Des Moines, IA 50309

(c)	Compensation from the Registrant

			(3)
		(2)	Compensation on Events
		Net Underwriting	Occasioning the	(4)
	(1)	Discounts &	Deduction of a Deferred	Brokerage	(5)
	Name of Principal Underwriter	Commissions	Sales Load	Commissions	Compensation

	Princor Financial Services	0	0	0	0
	Corporation

Item 31. Location of Accounts and Records

All accounts, books or other documents of the Registrant are located at the offices of the Depositor, The Principal Financial Group, Des Moines, Iowa 50392.

Item 32. Management Services

N/A

Item 33. Fee Representation

Principal National Life Insurance Company represents that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Principal National Life Insurance Company Variable Life Separate Account, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, and its seal to be hereunto affixed and attested, in the City of Des Moines and State of Iowa, on the 9th day of December, 2011.

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY VARIABLE LIFE
SEPARATE ACCOUNT
(Registrant)

/s/ D. D. Strable-Soethout
By :
D. D. Strable-Soethout
Chairman and President

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY
(Depositor)

By : /s/ D. D. Strable-Soethout
D. D. Strable-Soethout
Chairman and President

Attest:
/s/ Joyce N. Hoffman
Joyce N. Hoffman
Senior Vice President and Corporate Secretary

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ D. D. Strable-Soethout
D. D. Strable-Soethout-	Chairman and President	December 9, 2011

/s/ A. R. Sanders
A. R. Sanders	Vice President and Controller	December 9, 2011
(Principal Accounting and Financial Officer)

(C. P. Freese)*
C. P. Freese	Director, Vice President and Chief Actuary	December 9, 2011

(D. J. Houston)*
D. J. Houston	Director	December 9, 2011

(T. J. Lillis)*
T. J. Lillis	Director	December 9, 2011

(G. A. Linde)*
G. A. Linde	Director and Vice President/	December 9, 2011
Individual Solutions & Services

*By	/s/ D. D. Strable-Soethout
D. D. Strable-Soethout
Chairman and President

*Pursuant to Powers of Attorney Included Herein